Filed Pursuant to Rule 424(b)(3)

Registration No. 333-237888

PROSPECTUS

American Virtual Cloud Technologies, Inc.

Secondary Offering of

8,189,490 Shares of Common Stock

This prospectus relates to the resale or distribution from time to time by the selling stockholders named in this prospectus or their permitted transferees of up to 8,189,490 shares of our common stock, par value $0.0001 per share, which were issued in a private placement in connection with, and as part of the consideration for, the Business Combination (as defined below).

The selling stockholders may offer, sell or distribute all or a portion of the shares of common stock hereby registered publicly or through private transactions at prevailing market prices, fixed prices or at negotiated prices. We are not selling any securities under this prospectus and will not receive any of the proceeds from such sales, but we are required to pay certain offering fees and expenses in connection with the registration of such shares of common stock. See “Plan of Distribution” beginning on page 82 of this prospectus.

This prospectus describes the general manner in which the shares of common stock hereby registered may be offered, sold or distributed. If necessary, the specific manner in which these securities may be offered, sold or distributed will be described in one or more supplements to this prospectus. Any prospectus supplement may add, update or change information contained in this prospectus. You should carefully read this prospectus, and any applicable prospectus supplement, before you invest in our common stock.

Our common stock is currently listed on the Nasdaq Capital Market and trades under the symbol “AVCT.” On April 27, 2020, the last reported sale price of our common stock on Nasdaq was $2.00 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 9 of this prospectus.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act and are subject to reduced public company reporting requirements. We are also a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act and are subject to reduced public company reporting requirements. See “Risk Factors.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 8, 2020

You should rely only on the information contained in this prospectus, any supplement to this prospectus or in any free writing prospectus, filed with the Securities and Exchange Commission. Neither we nor the selling stockholders have authorized anyone to provide you with additional information or information different from that contained in this prospectus filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling stockholders are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: neither we nor the selling stockholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference filed with the Securities and Exchange Commission before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, the selling stockholders may, from time to time, issue, offer and sell, as applicable, in one or more offerings, up to an aggregate of 8,189,490 shares of common stock through any means described in the section entitled “Plan of Distribution.” More specific terms of any shares of common stock that the selling stockholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the common stock being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the selling stockholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the selling stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of common stock offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

On April 7, 2020, the Company consummated the Business Combination, pursuant to which Stratos merged with and into New Stratos, with New Stratos surviving the Merger as a wholly-owned subsidiary of AVCT. The transactions contemplated by the Business Combination Agreement are referred to herein as the “Business Combination.”

In connection with the Closing, AVCT changed its name from “Pensare Acquisition Corp.” to “American Virtual Cloud Technologies, Inc.” and New Stratos changed its name from “Tango Merger Sub Corp.” to “Stratos Management Systems, Inc.” Unless the context otherwise requires, the “Company” refers to the registrant and its subsidiaries, including New Stratos and its subsidiaries, after the Closing, and “Pensare” refers to the registrant prior to the Closing.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus contains some of our trademarks, service marks and trade names, including, among others, “Computex.” Each one of these trademarks, service marks or trade names is either (1) our registered trademark, (2) a trademark for which we have a pending application, or (3) a trade name or service mark for which we claim common law rights. All other trademarks, trade names or service marks of any other company appearing in this prospectus belong to their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are presented without the TM, SM and ® symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our respective rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

INDUSTRY AND MARKET DATA

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications and other published independent sources. Although we believe these third-party sources are reliable as of their respective dates, neither we nor the selling stockholders have independently verified the accuracy or completeness of this information. Some data is also based on our good faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these publications.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus include, but are not limited to, statements relating to:

●	the benefits of the Business Combination;

●	our future financial performance following the Business Combination;

●	changes in our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management;

●	our ability to complete acquisitions of other businesses;

●	expansion plans and opportunities; and

●	the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this prospectus, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. You should not place undue reliance on these forward-looking statements.

As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include, but are not limited to:

●	the outcome of any legal proceedings that may be instituted against the Company relating to the Business Combination and related transactions;

●	the ability to maintain the listing of our common stock on Nasdaq following the Business Combination;

●	the risk that the Business Combination disrupts current plans and operations as a result of the consummation of the Business Combination;

●	our ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of the Company to grow and manage growth profitably following the Business Combination;

●	costs related to the Business Combination;

●	unpredictability and severity of catastrophic events, including acts of terrorism, outbreak of war or hostilities, natural disasters and global health crises, including the coronavirus (COVID-19) pandemic;

●	changes in applicable laws or regulations;

●	the possibility the Company may be adversely affected by other economic, business, and/or competitive factors; and

●	other risks and uncertainties described in this prospectus under “Risk Factors” or new risk factors contained in our subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the term “AVCT” refers to American Virtual Cloud Technologies, Inc. (formerly known as Pensare Acquisition Corp.), and the terms “we,” “us,” “our” or the “Company” refer to AVCT and its subsidiaries, collectively.

In this prospectus, unless otherwise stated or unless the context otherwise requires:

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means the Business Combination Agreement, dated July 24, 2019, as amended, by and among AVCT, New Stratos, Holdings and Stratos.

“Bylaws” means the amended and restated bylaws of AVCT.

“Charter” means the second amended and restated certificate of incorporation of AVCT.

“Closing” means the closing of the Business Combination.

“Closing Date” means April 7, 2020, the closing date of the Business Combination.

“Code” means the Internal Revenue Code of 1986, as amended.

“common stock” means our common stock, par value $0.0001 per share.

“Computex” means, prior to the consummation of the Business Combination, Stratos and its subsidiaries, collectively, and subsequent to the consummation of the Business Combination, New Stratos and its subsidiaries, collectively.

“Credit Agreement” means the Company’s Credit Agreement, dated December 18, 2017, as amended, with Comerica Bank.

“DGCL” means the Delaware General Corporation Law.

“EBC” means EarlyBirdCapital, Inc.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Founder Shares” means the shares of common stock issued prior to the IPO.

“Guaranty” means the Guaranty, dated as of April 7, 2020, issued by New Stratos and each of its subsidiaries to the PIPE Investors.

“Holdings” means Stratos Management Systems Holdings, LLC, a Delaware limited liability company.

“Incentive Plan” means the American Virtual Cloud Technologies, Inc. 2020 Equity Incentive Plan.

“Initial Stockholders” means the holders of the Founder Shares prior to the IPO.

“IPO” or “initial public offering” means AVCT’s initial public offering of units consummated on August 1, 2017.

“MasTec” means MasTec, Inc., a greater than 5% stockholder of AVCT.

“Merger” means the merger of Stratos with and into New Stratos, with New Stratos surviving such merger as a wholly-owned subsidiary of AVCT.

“Nasdaq” means the Nasdaq Capital Market.

“Navigation” means Navigation Capital Partners II, L.P.

“New Stratos” means Stratos Management Systems, Inc. (formerly known as Tango Merger Sub Corp.), a Delaware corporation.

“Pensare” means AVCT prior to the consummation of the Business Combination.

“PIPE Debentures” means the Series A convertible debentures issued as part of the PIPE Units.

“PIPE Investors” means the purchasers of the PIPE Units.

“PIPE Units” means the units purchased by the PIPE Investors in the PIPE, each PIPE Unit consisting of $1,000 in principal amount of the PIPE Debentures and one PIPE Warrant.

“PIPE Warrants” means the warrants issued as part of the PIPE Units, with each PIPE Warrant entitling the holder to purchase 100 shares of common stock at an exercise price of $0.01 per whole share.

“PIPE” means the sale of the PIPE Units to the PIPE Investors in a private placement in connection with the Business Combination pursuant to the Securities Purchase Agreement.

“Private Placement Warrants” means the warrants to purchase common stock purchased by certain of the Initial Stockholders in a private placement in connection with the IPO.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Closing Date, by and among AVCT, the Sponsor, the Initial Stockholders, Holdings and the other PIPE Investors.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of April 3, 2020, by and among AVCT and the PIPE Investors.

“Sponsor” means Pensare Sponsor Group, LLC.

“Stratos” means Stratos Management Systems, Inc., a Delaware corporation, prior to the consummation of the Business Combination.

“Third Amendment” means the Third Amendment to Loan Documents, dated as of the Closing Date, by and among the Company and Comerica Bank.

“Trust Account” means the trust account that held a portion of the proceeds of the IPO and the concurrent sale of the Private Placement Warrants prior to liquidation in connection with the Business Combination.

“unit purchase options” means the unit purchase options issued to EBC (and/or its designees) in the IPO.

“units” means the units sold in the IPO, each unit consisting of one share of our common stock, one-half of one warrant, each whole warrant entitling the holder thereof to purchase one share of our common stock at a price of $11.50 per share, and one right to receive one-tenth (1/10) of one share of our common stock.

“U.S. GAAP” means United States generally accepted accounting principles.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including the consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Business

We are an IT solutions provider that delivers actionable outcomes for organizations by using IT and technology solutions to drive business outcomes and innovation. Leveraging our engineering talent, we assess, design, deliver, secure, and manage solutions comprised of leading technologies aligned with our customers’ needs. Our subsidiary, New Stratos, serves primarily as a holding company for its operating subsidiaries, First Byte Computers, Inc., Computex, Inc. and eNETsolutions, L.L.C., each of which do business as Computex Technology Solutions.

We offer a number of products and services to our customers to fit their specific IT needs, as we strive to be their primary IT service provider. Some of our offerings include:

●	“IT Sales”—the sale of hardware, perpetual and subscription software, maintenance services, software assurance services, and internally-provided and outsourced services. We believe that our customers view technology purchases as integrated solutions, rather than discrete product and service categories, and most of our sales are derived from integrated solutions involving our customers’ data centers, network, security, and collaboration infrastructure. We hold various technical and sales-related certifications from leading manufacturers and software publishers such as Cisco, Dell and HPE, which allows us to market their products and enables us to provide advanced professional services. We actively engage with emerging vendors to offer their technologies to our customers. Our flexible platform and customizable catalogs facilitate the addition of new vendors’ products with minimal incremental effort;

●	“Managed Services”—an annuity subscription model to monitor, manage, and maximize business critical technologies, including cloud, security, data center, mobility, and collaboration;

●	“Professional Services”—involves cloud infrastructure, unified communications, collaboration, networking, storage, hyper-converged infrastructure, and virtual desktop infrastructure, supported by security and managed services solutions;

●	“Managed Security Services”—strengthens the customer’s information security profile with industry-leading tools, technology and expertise, often at a fraction of the cost of in-house security resources; and

●	“Project Management Services”—enhances productivity and collaboration management and enables successful implementations and adoption of solutions for customers.

Our primary focus in delivering comprehensive IT solutions is to deliver custom tailored solutions that address our customers’ business and financial needs while leveraging the best technologies, both on-premise and in the cloud. We begin with a consultation with our clients to better understand their business needs and then design, deploy and manage solutions aligned to such needs. In order to provide custom tailored solutions, we leverage the broader areas of cloud, security, networking, data center, collaboration and specific skills in orchestration and automation, data management, data visualization, analytics, network modernization, edge computing and other innovative and emerging technologies. In providing these solutions, we use world-class leading technologies from partners such as Microsoft Azure, Amazon Web Services, Cisco Systems, Citrix, Cohesity, Cylance, Dell EMC, F5 Networks, HPE, IBM, Juniper Networks, Meraki, Microsoft, NetApp, Nutanix, Oracle, Palo Alto Networks, Pure Storage, Rubrik, and VMware, among others. We possess top-level engineering certifications and talent with a broad range of leading IT vendors that enable us to offer tailored multi-vendor IT solutions that are optimized for each of our customers’ specific requirements.

Moreover, our technical resources have enabled us to continue investing in engineering and technology resources to stay on the forefront of technology trends. Our expertise in core and emerging innovative technologies, fortified by our robust portfolio of consulting, professional, and managed services, has enabled us to remain a trusted advisor for our customers. This broad portfolio enables us to deliver a unique customer experience that spans the gamut from fast delivery of competitively priced products, services, subsequent management and upkeep, through to end-of-life disposal services. This approach permits us to deploy ever-more-sophisticated solutions enabling our customers’ business outcomes.

Corporate Information

We are a Delaware corporation and formerly, under the name “Pensare Acquisition Corp.,” had the business purpose to effect a merger, stock exchange, asset acquisition, stock purchase, reorganization, recapitalization or other similar business combination with one or more businesses or entities. In connection with the consummation of the Business Combination, we changed our name to “American Virtual Cloud Technologies, Inc.” Our principal executive offices are located at 1720 Peachtree Street, Suite 629, Atlanta, GA 30309, and our telephone number is (404) 239-2863. Our corporate website address is www.avctechnologies.com. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

Our common stock and warrants are traded on Nasdaq under the symbols “AVCT” and “AVCTW,” respectively.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of the IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period. References herein to emerging growth company will have the meaning associated with it in the JOBS Act.

The Offering

Shares of common stock offered by the selling stockholders	This prospectus relates to the resale or distribution from time to time by the selling stockholders named in this prospectus or their permitted transferees of up to 8,189,490 shares of our common stock which were issued in a private placement in connection with, and as part of the consideration for, the Business Combination.

Terms of the offering	The selling stockholders will determine when and how they will dispose of the shares of common stock registered under this prospectus for resale.

Shares of common stock outstanding	As of April 28, 2020, we had 19,635,830 shares of our common stock issued and outstanding.

Use of proceeds	We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

Trading symbol	Our common stock is currently listed on Nasdaq and trades under the symbol “AVCT.”

Risk factors	Investing in our common stock involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before investing in our common stock.

The number of issued and outstanding shares of our common stock does not include (i) the 5,794,500 shares of common stock available for future issuance as of April 28, 2020 under the Incentive Plan, (ii) the 30,354,436 shares of common stock issuable upon the exercise of our outstanding warrants as of April 28, 2020, (iii) the 1,485,000 shares of common stock and an additional 675,000 shares of common stock underlying warrants which may be issued upon exercise of the outstanding unit purchase options, or (iv) any shares of common stock that may be issued upon conversion of the PIPE Debentures, as described elsewhere in this prospectus.

For additional information concerning the offering, see the section entitled “Plan of Distribution.”

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should consider carefully all of the risks described below, together with the other information contained in this prospectus, before making a decision to invest in our common stock. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to Our Business and Industry

General economic weakness may harm the Company’s operating results and financial condition.

The Company’s results of operations are largely dependent upon the state of the economy. Global economic weakness and uncertainty may result in decreased sales, gross margin, earnings and/or growth rates from its U.S. based customers and from customers outside the U.S. In addition, material changes in trade agreements between the U.S. and other countries may, for example, negatively affect the Company’s ability to purchase product, and import or export product, increasing product pricing and negatively impacting availability of product. Adverse economic conditions may decrease the Company’s customers’ demand for its products and services or impair the ability of its customers to pay for products and services they have purchased. As a result, the Company’s sales could decrease, and reserves for its credit losses and write-offs of receivables may increase.

The Company’s business could be adversely affected by the recent coronavirus (COVID-19) outbreak.

In December 2019, a novel strain of coronavirus (COVID-19) was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of COVID-19 a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020, the World Health Organization characterized the COVID-19 outbreak as a “pandemic.” The COVID-19 outbreak has severely restricted the level of economic activity within the United States and around the world.

In response to the COVID-19 outbreak, the governments of many countries, states, cities and other geographic regions have taken preventative or protective actions, such as imposing restrictions on travel and business operations. Temporary closures of businesses have been ordered and numerous other businesses have temporarily closed voluntarily. These actions may continue to expand in scope, type and impact. These measures, while intended to protect human life, are expected to have significant adverse impacts on domestic and foreign economies of uncertain severity and duration. It is likely that the current outbreak or continued spread of COVID-19 will cause an economic slowdown, which may result in a global recession. The effectiveness of economic stabilization efforts being taken to mitigate the effects of the COVID-19 outbreak is currently uncertain.

A public health pandemic, including COVID-19, poses the risk that the Company or its affiliates, employees, suppliers, customers and others may be prevented from conducting business activities for an indefinite period of time, including as a result of shutdowns, travel restrictions and other actions that may be requested or mandated by governmental authorities. Such actions may prevent the Company from accessing the facilities of its customers to deliver products and provide services. In addition, the Company’s customers may choose to delay or abandon projects on which it provides products and/or services as a result of such actions. Further, the Company has experienced, and may continue to experience, disruptions or delays in its supply chain as a result of such actions. The Company can give no assurance that its businesses will be classified as essential in each of the jurisdictions in which it operates.

The COVID-19 outbreak has impacted, and may continue to impact, the Company’s facilities, as well as those of its third party vendors and customers, including through the effects of facility closures, reductions in operating hours and other social distancing efforts. In addition, the Company has modified its business practices (including employee travel, employee work locations, and cancellation of physical participation in meetings, events and conferences), and the Company may take further actions as may be required by government authorities or that the Company determines are in the best interests of its employees, customers, partners, and suppliers.

The Company’s liquidity could be negatively impacted if these conditions continue for a significant period of time and we may be required to pursue additional sources of financing to obtain working capital, maintain appropriate inventory levels and meet our financial obligations. Our ability to obtain any required financing is not guaranteed and largely dependent upon evolving market conditions and other factors. Depending on the continued impact of the COVID-19 outbreak, further actions may be required to improve the Company’s cash position and capital structure. The Company cannot assure you that it would be able to take any of these actions on terms that are favorable to the Company or at all, that these actions would be successful and permit the Company to meet its scheduled debt service obligations or satisfy its capital requirements, or that these actions would be permitted under the terms of its existing or future debt agreements, including the Credit Agreement.

The Company may also experience impacts from market downturns and changes in demand for the Company’s products and services related to pandemic fears and impacts on its workforce as a result of COVID-19. If the COVID-19 outbreak becomes more pronounced in the Company’s markets, or if another significant natural disaster or pandemic were to occur in the future, the Company’s operations in areas impacted by such events could experience further adverse financial impacts due to market changes and other resulting events and circumstances. The extent to which the COVID-19 outbreak impacts the Company’s results of operations, financial condition and cash flows will depend on future developments that are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19, the longevity of COVID-19 and the actions to contain COVID-19 or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Although it is difficult to predict the effect and ultimate impact of the COVID-19 outbreak on the Company’s business, it is likely that the impact of COVID-19 will adversely affect the Company’s results of operations, financial conditions and cash flows in fiscal year 2020.

Even after the COVID-19 outbreak has subsided, the Company may continue to experience significant impacts to its business as a result of the global economic impact of the COVID-19 outbreak, including any economic downturn or recession or other long-term effects that have occurred or may occur in the future.

If the Company loses one or more of its large volume customers, its earnings may be materially affected.

Many of the contracts for the provision of products and services from the Company to its customers are generally non-exclusive agreements without volume purchase commitments and are terminable by either party upon 30 days’ notice. The loss of one or more of its largest customers, the failure of such customers to pay amounts due to it, or a material reduction in the amount of purchases made by such customers could have a material adverse effect on the Company’s business, financial position, results of operations and cash flows.

Changes in the IT industry, customers’ usage or procurement of IT, and/or rapid changes in product standards may result in reduced demand for the IT hardware and software solutions and services the Company sells.

The Company’s results of operations are influenced by a variety of factors, including the condition of the IT industry, shifts in demand for, or availability of, IT hardware, software, peripherals and services, and industry introductions of new products, upgrades, methods of distribution, and the nature of how IT is consumed and procured. The IT industry is characterized by rapid technological change and the frequent introduction of new products, product enhancements and new distribution methods or channels, each of which can decrease demand for current products or render them obsolete. In addition, the proliferation of cloud technology, infrastructure as a service (IaaS), software as a service (SaaS), platform as a service (PaaS), software defined networking, or other emerging technologies may reduce the demand for products and services the Company sells to its customers. Cloud offerings may influence the Company’s customers to move workloads to cloud providers, which may reduce the procurement of products and services from the Company. Changes in the IT industry may also affect the demand for the Company’s advanced professional and managed services. The Company has invested a significant amount of capital in personnel, and this strategy may adversely impact its financial position due to competition or changes in the industry or improper focus or selection of the products and services the Company decides to offer. If the Company fails to react in a timely manner to such changes, its results of operations may be adversely affected. The Company’s sales can be dependent on demand for specific product categories, and any change in demand for or supply of such products could have a material adverse effect on its results of operations.

A substantial or an extended decline in oil and gas prices could result in lower expenditures by the Company’s customers in the oil and gas industry, which could have a material adverse impact on its financial condition, results of operations and cash flows.

Demand for the Company’s products and services depends on expenditures by its customers involved in the oil and natural gas industry. These expenditures are generally dependent on the Company’s customers’ views of future oil and natural gas prices and are sensitive to its customers’ views of future economic growth and the resulting impact on demand for oil and natural gas. Declines, as well as anticipated declines, in oil and gas prices could result in project modifications, delays or cancellations, general business disruptions, and delays in payment of, or nonpayment of, amounts that are owed to the Company. These effects could have a material adverse effect on the Company’s financial condition, results of operations and cash flows. The oil and gas industry has historically experienced periodic downturns, which have been characterized by diminished demand for the Company’s products and services as well as and downward pressure on the prices it charges. Sustained market uncertainty can also result in lower demand and pricing for the Company’s products and services within such industry. A significant downturn or sustained market uncertainty could result in a reduction in demand for the Company’s services and could adversely affect its financial condition, results of operations and cash flows.

The Company may fail to innovate or create new solutions which align with changing market and customer demand.

As a provider of a comprehensive set of solutions, which involves the offering of bundled solutions consisting of direct IT sales, advanced professional and managed services, the Company expects to encounter some of the challenges, risks, difficulties, and uncertainties frequently encountered by companies providing bundled solutions in rapidly evolving markets. Some of these challenges include the Company’s ability to increase the total number of users of its services or adapt to meet changes in its markets and competitive developments. The Company’s personnel must continually stay current with vendor and marketplace technology advancements, create solutions which may integrate evolving vendor products and services as well as services and solutions the Company provides, to meet changing marketplace and customer demand. Further, the Company may provide customized solutions and services that are solely reliant on its own marketing, design and fulfillment services, and the Company may lack the skills or personnel to execute. The Company’s failure to innovate and provide value to its customers may erode its competitive position and market share and may lead to a decrease in revenue and financial performance.

In all of the Company’s markets, some of its competitors have greater financial, technical, marketing, and other resources than the Company does. In addition, some of these competitors may be able to respond more quickly to new or changing opportunities, technologies, and customer requirements. Many current and potential competitors engage in more extensive promotional marketing and advertising activities, offer more attractive terms to customers, and adopt more aggressive pricing and credit policies than the Company does. The Company may not be successful in achieving revenue growth which may have a material adverse effect on its future operating results as a whole.

The Company’s business depends on its vendor partner relationships and the availability of their products.

The Company’s solutions portfolio includes products from OEMs, software publishers and cloud providers. The Company is authorized by these vendor partners to sell all or some of their products via direct marketing activities. Its authorization with each vendor partner is subject to specific terms and conditions regarding such things as sales channel restrictions, product return privileges, price protection policies, purchase discounts and vendor partner programs and funding, including purchase rebates, sales volume rebates, purchasing incentives and cooperative advertising reimbursements. However, the Company does not have any long-term contracts with its vendor partners and many of these arrangements are terminable upon notice by either party. A reduction in vendor partner programs or funding or the Company’s failure to timely react to changes in vendor partner programs or funding could have an adverse effect on the Company’s business, results of operations or cash flows. In addition, a reduction in the amount or a change in the terms of credit granted to the Company by its vendor partners could increase the Company’s need for, and the cost of, working capital and could have an adverse effect on the Company’s business, results of operations or cash flows, particularly given the Company’s substantial indebtedness.

From time to time, vendor partners may terminate or limit the Company’s right to sell some or all of their products or change the terms and conditions or reduce or discontinue the incentives that they offer the Company. For example, there is no assurance that, as the Company’s vendor partners continue to sell directly to end users and through resellers, they will not limit or curtail the availability of their products to solutions providers like the Company. Any such termination or limitation or the implementation of such changes could have a negative impact on the Company’s business, results of operations or cash flows.

The Company purchases the products included in its solutions portfolio both directly from its vendor partners and from wholesale distributors. Although the Company purchases from a diverse vendor base, in the year ended December 31, 2019, products it purchased from wholesale distributors Ingram Micro and Techdata, both represented more than 5% of total purchases. In addition, sales of products manufactured by Cisco, Dell, and Nutanix whether purchased directly from these vendor partners or from a wholesale distributor, represented in the aggregate nearly 30% of the Company’s fiscal year 2019 consolidated net sales. The loss of, or change in business relationship with, any of these or any other key vendor partners, or the diminished availability of their products, including due to backlogs for their products, could reduce the supply and increase the cost of products the Company sells and negatively impact its competitive position.

Additionally, the relocation of key distributors utilized in the Company’s purchasing model could increase its need for, and the cost of, working capital and have an adverse effect on its business, results of operations or cash flows. Further, the sale, spin-off or combination of any of the Company’s vendor partners and/or certain of their business units, including any such sale to or combination with a vendor with whom the Company does not currently have a commercial relationship or whose products the Company does not sell, could have an adverse impact on the Company’s business, results of operations or cash flows.

Breaches of data security and the failure to protect the Company’s information technology systems from cybersecurity threats could adversely impact its business.

The Company’s business involves the storage and transmission of proprietary information and sensitive or confidential data, including personal information of its employees, customers and others. In addition, the Company operates data centers for its customers that host their technology infrastructure and may store and transmit both business-critical data and confidential information. In connection with the Company’s services business, some of its employees also have access to its customers’ confidential data and other information. The Company has privacy and data security policies in place that are designed to prevent security breaches; however, as newer technologies evolve, and the portfolio of the service providers with which the Company shares confidential information with grows, the Company could be exposed to increased risk of breaches in security and other illegal or fraudulent acts, including cyberattacks. The evolving nature of such threats, in light of new and sophisticated methods used by criminals and cyberterrorists, including computer viruses, malware, phishing, misrepresentation, social engineering and forgery, are making it increasingly challenging to anticipate and adequately mitigate these risks.

The Company may not be able to hire and/or retain personnel that it needs.

To increase market awareness and sales of the Company’s offerings, the Company may need to expand its marketing efforts and sales operations in the future. The Company’s products and services require a sophisticated sales effort and significant technical engineering talent. For example, its sales and engineering candidates must have highly technical hardware and software knowledge to create a customized solution for its customers’ business processes. Competition for qualified sales, marketing and engineering personnel fluctuates depending on market conditions, and the Company may not be able to hire or retain sufficient personnel to maintain and grow its business. Frequently, the Company’s competitors require their employees to agree to non-compete and non-solicitation agreements as part of their employment. This makes it more difficult for the Company to hire and increases the Company’s costs by reviewing and managing non-compete restrictions. Additionally, in some cases the Company’s relationship with a customer may be impacted by turnover in its sales or engineering team. For example, in the first quarter of fiscal year 2019, several sales representatives and managers voluntarily resigned their employment with the Company. These sales representatives and managers were the relationship managers to a number of the Company’s customers. The loss of these customers adversely affected the net sales of the Company for fiscal year 2019 and could have the same effect on subsequent periods if such lost sales are not offset by the Company’s new sales representatives and newly acquired customers.

The Company faces substantial competition from other companies.

In its technology segment, the Company competes in all areas of its business against local, regional, national, and international firms, including other direct marketers; national and regional resellers; online marketplace competitors; and regional and national service providers. In addition, the Company faces competition from vendors, which may choose to market their products directly to end-users, rather than through channel partners such as the Company, and this could adversely affect the Company’s future sales. Many competitors compete based principally on price and may have lower costs or accept lower selling prices than the Company does and, therefore, the Company’s gross margins may not be maintainable. Online market place competitors are continually improving their pricing and offerings to customers as well as ease of use of their online marketplaces. The Company’s competitors may offer better or different products and services than the Company offers. In addition, the Company does not have guaranteed purchasing volume commitments from its customers and, therefore, its sales volume may be volatile.

The Company may not have designed or maintained its IT systems to support its business.

The Company depends heavily upon the accuracy and reliability of its information, telecommunication, cybersecurity and other systems including the operation of redundant systems if there are failures in its primary systems, which are used for customer management, sales, distribution, marketing, purchasing, inventory management, order processing and fulfillment, customer service and general accounting functions. The Company must continually maintain, secure and improve its systems. The protections the Company has in place address a variety of threats to its information technology systems, both internal and external, including human error. Inadequate security practices or design of the Company’s IT systems, or IT systems from third-parties which it utilizes, or third-party service providers’ failure to provide adequate services could result in the disclosure of sensitive or confidential information or personal information or cause other business interruptions that could damage the Company’s reputation and disrupt its business. Inadequate design or interruption of the Company’s information systems, Internet availability, telecommunications systems or power failures could have a material adverse effect on its business, its reputation, financial condition, cash flows, or results of operations.

The Company’s managed services business requires it to monitor its customers’ devices on their networks across varying levels of service. If the Company has not designed its IT systems to provide this service accurately or if there is a security breach in its IT system or the customers’ systems, the Company may be liable for claims.

The Company relies on the competency of its internal IT personnel. The Company’s failure to hire, develop, retain, and supervise competent IT personnel to secure its data, design redundant systems, or design and maintain its technology systems including its data and voice networks, and applications, could significantly interrupt its business causing a negative impact on its results.

The Company may not adequately protect itself through its contracts, or its insurance policies may not be adequate to address potential losses or claims.

The Company’s contracts may not protect it against the risks inherent in its business including, but not limited to, warranties, limitations of liability, indemnification obligations, human resources and subcontractor-related claims, patent and product liability, regulatory and compliance obligations, and data security and privacy. Also, the Company faces pressure from its customers for competitive pricing and contract terms. The Company also is subject to audits by various vendor partners and customers relating to purchases and sales under various contracts. In addition, the Company is subject to indemnification claims under various contracts.

The Company depends on having creditworthy customers to avoid an adverse impact on its operating results and financial condition.

If the credit quality of the Company’s customer base materially decreases, or if the Company experiences a material increase in its credit losses, the Company may find it difficult to continue to obtain the required capital for its business, and its operating results and financial condition may be harmed. In addition to the impact on the Company’s ability to attract capital, a material increase in its delinquency and default experience would itself have a material adverse effect on its business, operating results, and financial condition.

The Company’s ability to successfully attract and retain qualified sales personnel is important to its success.

The Company’s success depends on its ability to attract, motivate, and retain a sufficient number of qualified sales representatives, who understand and appreciate the Company’s strategy and culture and are able to adequately represent the Company to its customers. Qualified individuals of the requisite caliber and number needed to fill these positions may be in short supply in some areas. If the Company is unable to hire and retain personnel capable of consistently providing a high level of customer service its sales could be materially adversely affected. Additionally, any material increases in existing employee turnover rates or increases in labor costs could have a material adverse effect on the Company’s business, financial condition or operating results.

The Company may be liable for misuse of its customers’ or employees’ information.

Third-parties, such as hackers, could circumvent or sabotage the security practices and products used in the Company’s product and service offerings, and/or the security practices or products used in the Company’s internal IT systems, which could result in disclosure of sensitive or personal information, unauthorized procurement, or other business interruptions that could damage the Company’s reputation and disrupt its business. Attacks may range from random attempts to coordinated and targeted attacks, including sophisticated computer crime and advanced persistent threats.

If third-parties or the Company’s employees are able to maliciously penetrate its network security or otherwise misappropriate its customers’ information or employees’ personal information, or other information for which its customers may be responsible and for which the Company agrees to be responsible in connection with service contracts into which it may enter, or if the Company gives third-parties or its employees improper access to certain information, the Company could be subject to liability. This liability could include claims for unauthorized access to devices on its network; unauthorized access to its customers’ networks, applications, data, devices, or software; and identity theft or other similar fraud-related claims. This liability could also include claims for other misuses of or inappropriate access to personal information. Other liability could include claims alleging misrepresentation of the Company’s privacy and data security practices. Any such liability for misappropriation of this information could decrease the Company’s profitability. In addition, federal and state agencies have been investigating various companies regarding whether they misused or inadequately secured information. The Company could incur additional expenses when new laws or regulations regarding the use of information are enacted, or if governmental agencies require the Company to substantially modify its privacy or security practices. The Company could fail to comply with applicable data privacy laws, the violation of which may result in audits, fines, penalties, litigation, or administrative enforcement actions with associated costs.

Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the security practices the Company uses to protect sensitive customer transaction information and employee information. A party who is able to circumvent the Company’s security measures could misappropriate proprietary information or cause interruptions in the Company’s operations. Further, third-parties may attempt to fraudulently induce employees or customers into disclosing sensitive information such as user names, passwords, or other information or otherwise compromise the security of the Company’s internal networks and/or its customers’ information. Since techniques used to obtain unauthorized access change frequently and the size and severity of security breaches are increasing, the Company may be unable to implement adequate preventative measures or timely identify or stop security breaches while they are occurring.

The Company may be required to expend significant capital and other resources to protect against security breaches or to remediate the subsequent risks and issues caused by such breaches. The Company’s security measures are designed to protect against security breaches, but its failure to prevent such security breaches could cause it to incur significant expense to investigate and respond to a security breach and correct any problems caused by any breach, subject it to liability, damage its reputation, and diminish the value of its brand. There can be no assurance that the limitations of liability in Company contracts would be enforceable or adequate or would otherwise protect the Company from any such liabilities or damages with respect to any particular claim. The Company also cannot be sure that its existing insurance coverage for errors and omissions or security breaches will continue to be available on acceptable terms or in sufficient amounts to cover one or more large claims, or that its insurers will not deny coverage as to any future claim. The successful assertion of one or more large claims against the Company that exceeds its available insurance coverage, or changes in its insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have an adverse effect on the Company’s business, financial condition, and results of operations.

Failure to comply with new laws or changes to existing laws may adversely impact the Company’s business.

The Company’s operations are subject to numerous U.S. laws and regulations in a number of areas including, but not limited to, areas of labor and employment, immigration, advertising, e-commerce, tax, import and export requirements, data privacy requirements, anti-competition, and environmental, health, and safety. Compliance with these laws, regulations, and similar requirements may be onerous and expensive, and they may be inconsistent from jurisdiction to jurisdiction, further increasing the cost of compliance and doing business, and the risk of noncompliance. The Company has implemented policies and procedures designed to help comply with applicable laws and regulations, but there can be no certainty that employees, contractors, or agents will fully comply with laws and regulations or the Company’s policies and procedures.

Loss of services by any of the Company’s executive officers or senior management and/or failure to successfully implement a succession plan could adversely affect the Company’s business.

The loss of the services by the Company’s executive officers or senior management and/or failure to successfully implement a succession plan could disrupt management of the Company’s business and impair the execution of its business strategies. The Company believes that its success depends in part upon its ability to retain the services of its executive officers and senior management and successfully implement a succession plan. The Company’s executive officers are at the forefront in determining its strategic direction and focus. The loss of its executive officers’ and senior management’s services without replacement by qualified successors could adversely affect the Company’s ability to manage effectively its overall operations and successfully execute current or future business strategies, and could cause other instability within the Company’s workforce.

The Company relies on its primary credit facility for working capital and its accounts payable processing.

The loss of the Company’s primary credit facility with Comerica Bank pursuant to the Credit Agreement could have a material adverse effect on its future results as it relies on this facility and its components for daily working capital and the operational function of its accounts payable process. The Credit Agreement contains various covenants that must be met each quarter and either party may terminate the agreement for any reason with a 90-days’ notice. There can be no assurance that the Company will continue to meet those covenants and failure to do so may limit availability of, or cause the Company to lose, such financing. There can be no assurance that such financing will continue to be available to the Company in the future on acceptable terms.

Changes in accounting standards, or the misapplication of current accounting standards, may adversely affect the Company’s future financial results.

The Company prepares its financial statements in conformity with U.S. GAAP. These accounting principles are subject to interpretation by the Financial Accounting Standards Board, the Public Company Accounting Oversight Board, the SEC, the American Institute of Certified Public Accountants (“AICPA”) and various other bodies formed to interpret and create appropriate accounting policies. Future periodic assessments required by current or new accounting standards may result in noncash charges and/or changes in presentation or disclosure. In addition, any change in accounting standards may influence the Company’s customers’ decision to purchase from the Company or finance transactions with the Company, which could have a significant adverse effect on the Company’s financial position or results of operations.

The Company is required to determine if it is the principal or agent in all transactions with its customers. The voluminous number of products and services the Company sells, and the manner in which they are bundled, are technologically complex. Mischaracterization of these products and services could result in misapplication of revenue recognition polices. The Company uses estimates where necessary, such as the fair value of assets acquired, and liabilities assumed in a business combination, the analysis for goodwill impairment, allowance for doubtful accounts and the cost to perform professional and managed services, which require judgment and are based on best available information. If the Company is unable to accurately estimate the cost of these services or the time-line for completion of contracts, the profitability of its contracts may be materially and adversely affected.

A natural disaster or other adverse occurrence at one of the Company’s facilities could damage its business.

The Company has one warehouse and distribution facility in the U.S. If the warehouse and distribution equipment at its distribution center were to be seriously damaged by a natural disaster or other adverse occurrence, the Company could utilize another distribution center or third-party distributors to ship products to its customers. However, this may not be sufficient to avoid interruptions in the Company’s service and may not enable the Company to meet all of the needs of its customers and would cause the Company to incur incremental operating costs. In addition, the Company operates two customer facing data centers which contain its Securities Operations Center, Network Operations Center, and numerous sales offices which may contain both business-critical data and confidential information of the Company’s customers. A natural disaster or other adverse occurrence at any of the customer data centers or at any of the Company’s major sales offices could negatively impact its business, results of operations or cash flows.

The Company could be exposed to additional risks if it continues to make strategic investments or acquisitions or enter into alliances.

The Company may continue to pursue transactions, including strategic investments, acquisitions or alliances, in an effort to extend or complement its existing business. These types of transactions involve numerous business risks, including finding suitable transaction partners and negotiating terms that are acceptable to the Company, the diversion of management’s attention from other business concerns, extending the Company’s product or service offerings into areas in which the Company has limited experience, entering into new geographic markets, the potential loss of key coworkers or business relationships and successfully integrating acquired businesses. There can be no assurance that the intended benefits of the Company’s investments, acquisitions and alliances will be realized, or that those benefits will offset these numerous risks or other unforeseen factors, any of which could adversely affect the Company’s business, results of operations or cash flows.

In addition, the Company’s financial results could be adversely affected by financial adjustments required by U.S. GAAP in connection with these types of transactions where significant goodwill or intangible assets are recorded. To the extent the value of goodwill or identifiable intangible assets with indefinite lives becomes impaired, the Company may be required to incur material charges relating to the impairment of those assets.

The Company may be required to take impairment charges for goodwill or other intangible assets related to acquisitions.

The Company has acquired certain portions of its business and assets through acquisitions. Further, as part of its long-term business strategy, the Company may continue to pursue acquisitions of other companies or assets. In connection with prior acquisitions, the Company has accounted for the portion of the purchase price paid in excess of the book value of the assets acquired as goodwill or intangible assets, and it may be required to account for similar premiums paid on future acquisitions in the same manner.

Under the applicable accounting principles, goodwill is not amortized and is carried on the Company’s books at its original value, subject to annual review and evaluation for impairment, whereas intangible assets are amortized over the life of the asset. Changes in the business itself, the economic environment (including business valuation levels and trends), or the legislative or regulatory environment may trigger a review and evaluation of the Company’s goodwill and intangible assets for potential impairment outside of the normal review periods. These changes may adversely affect either the fair value of the business or the Company’s individual reporting units and the Company may be required to take an impairment charge.

If market and economic conditions deteriorate, this could increase the likelihood that the Company will need to record impairment charges to the extent the carrying value of its goodwill exceeds the fair value of its overall business. Such impairment charges could materially adversely affect the Company’s net earnings during the period in which the charge is taken. As of December 31, 2019, the Company had goodwill and other intangible assets of $21.2 million and $2.4 million, respectively.

The Company faces risks of claims from third-parties for intellectual property infringement, including counterfeit products, that could harm its business.

The Company may be subject to claims that products that it resells infringe on the intellectual property rights of third-parties and/or are counterfeit products. The vendor of certain products or services the Company resells may not provide the Company with indemnification for infringement or indemnification; however, the Company’s customers may seek indemnification from the Company. The Company could incur substantial costs in defending infringement claims against itself and its customers. In the event of such claims, the Company and its customers may be required to obtain one or more licenses from third-parties. The Company may not be able to obtain such licenses from third-parties at a reasonable cost or at all. Defense of any lawsuit or failure to obtain any such required license could significantly increase the Company’s expenses and/or adversely affect its ability to offer one or more of its services.

Risks Related to Our Indebtedness

The Company has a substantial amount of indebtedness, which could have important consequences to its business.

The Company has a substantial amount of indebtedness. As of December 31, 2019, the Company had $14.2 million of total debt outstanding, as defined by U.S. GAAP, and $0.2 million of obligations outstanding under equipment financing agreements, and the ability to borrow an additional $13.9 million under the Credit Agreement, subject to a borrowing base and a liquidity condition. The Company’s substantial indebtedness could have important consequences, including the following:

●	making it more difficult for the Company to satisfy its obligations with respect to its indebtedness;

●	requiring the Company to dedicate a substantial portion of its cash flow from operations to debt service payments on its and its subsidiaries’ debt, which reduces the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes;

●	requiring the Company to comply with restrictive covenants in the Credit Agreement, which limit the manner in which it conducts its business;

●	making it more difficult for the Company to obtain vendor financing from its vendor partners, including original equipment manufacturers and software publishers;

●	limiting the Company’s flexibility in planning for, or reacting to, changes in the industry in which it operates;

●	placing the Company at a competitive disadvantage compared to any of its less-leveraged competitors;

●	increasing the Company’s vulnerability to both general and industry-specific adverse economic conditions; and

●	limiting the Company’s ability to obtain additional debt or equity financing to fund future working capital, capital expenditures, acquisitions or other general corporate requirements and increasing its cost of borrowing.

Restrictive covenants under the Credit Agreement may adversely affect its operations and liquidity.

The Credit Agreement contains and any future indebtedness of the Company may contain, various covenants that limit its ability to, among other things:

●	incur or guarantee additional debt;

●	pay dividends or make distributions to holders of the Company’s capital stock or to make certain other restricted payments or investments;

●	repurchase or redeem capital stock;

●	make loans, capital expenditures or investments or acquisitions;

●	receive dividends or other payments from its subsidiaries;

●	enter into transactions with affiliates;

●	pledge its assets as collateral;

●	merge or consolidate with other companies or transfer all or substantially all of its assets;

●	transfer or sell assets, including capital stock of subsidiaries; and

●	prepay, repurchase or redeem debt.

As a result of these covenants, the Company is limited in the manner in which it conducts its business and it may be unable to engage in favorable business activities or finance future operations or capital needs. A breach of any of these covenants or any of the other covenants in the Credit Agreement (including without limitation financial covenants) would result in a default under the Credit Agreement. Upon the occurrence of an event of default under the Credit Agreement, the lenders:

●	will not be required to lend any additional amounts to the Company;

●	could elect to declare all borrowings outstanding thereunder, together with accrued and unpaid interest and fees, to be due and payable; or

●	could require the Company to apply all of its available cash to repay these borrowings.

If the Company were unable to repay those amounts, the lender under the Credit Agreement could proceed against the collateral granted to it to secure the Company’s borrowings thereunder. The Company has pledged a significant portion of its assets as collateral under the Credit Agreement. If the lender under the Credit Agreement accelerates the repayment of borrowings, the Company cannot assure you that it will have sufficient assets to repay the Credit Agreement and its other indebtedness or the ability to borrow sufficient funds to refinance such indebtedness. Even if the Company were able to obtain new financing, it may not be on commercially reasonable terms, or terms that are acceptable to the Company.

As of December 31, 2019, under the Credit Agreement, the Company is permitted to borrow an aggregate amount of up to $13.9 million. However, its ability to borrow under the Credit Agreement is limited by a borrowing base and a liquidity condition. The borrowing base at any time equals the sum of up to 85% of eligible accounts receivable plus 50% of eligible inventory. The borrowing base in effect as of December 31, 2019 was $12.6 million and, therefore, did restrict the Company’s ability to borrow under the Credit Agreement as of that date.

The Company will be required to generate sufficient cash to service its indebtedness and, if not successful, the Company may be forced to take other actions to satisfy its obligations under its indebtedness.

The Company’s ability to make scheduled payments on or to refinance its debt obligations depends on its financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond its control. The Company’s outstanding long-term debt will impose significant cash interest payment obligations on the Company and, accordingly, the Company will have to generate significant cash flow from operating activities to fund its debt service obligations. The Company cannot assure you that it will maintain a level of cash flows from operating activities sufficient to permit it to pay the principal, premium, if any, and interest on its indebtedness.

If the Company’s cash flows and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional debt or equity capital, restructure or refinance its indebtedness, or revise or delay its strategic plan. The Company cannot assure you that it would be able to take any of these actions on terms that are favorable to the Company or at all, that these actions would be successful and permit the Company to meet its scheduled debt service obligations or satisfy its capital requirements, or that these actions would be permitted under the terms of its existing or future debt agreements, including the Credit Agreement. In the absence of such operating results and resources, the Company could face substantial liquidity problems and might be required to dispose of material assets or operations to meet its debt service and other obligations. The Credit Agreement restricts the Company’s ability to dispose of assets and use the proceeds from the disposition. The Company may not be able to consummate those dispositions or to obtain the proceeds which it could realize from them and these proceeds may not be adequate to meet any debt service obligations then due.

If the Company cannot make scheduled payments on its debt, it will be in default and, as a result:

●	the Company’s debt holders could declare all outstanding principal and interest to be due and payable;

●	the lenders under the Credit Agreement could foreclose against the assets securing the borrowings from them and the lenders under the Credit Agreement could terminate their commitments to lend it money; and

●	the Company could be forced into bankruptcy or liquidation.

Despite the Company’s indebtedness levels, the Company may be able to incur substantially more debt, including secured debt. This could further increase the risks associated with its leverage.

The Company may be able to incur substantial additional indebtedness in the future. The terms of the Credit Agreement do not fully prohibit it from doing so. To the extent that the Company incurs additional indebtedness, the risks associated with its substantial indebtedness described above, including its possible inability to service its debt, will increase. As of December 31, 2019, the Company had $13.9 million available for additional borrowing under the Credit Agreement, subject to a borrowing base and a liquidity condition.

Variable rate indebtedness subjects the Company to interest rate risk, which could cause its debt service obligations to increase significantly.

Certain of the Company’s borrowings, primarily borrowings under the Credit Agreement, are at variable rates of interest and expose the Company to interest rate risk. As of December 31, 2019, the Company had $13.3 million of variable rate debt outstanding. If interest rates increase, the Company’s debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and its net income would decrease.

Risks Related to Our Securities and the Business Combination

The unaudited pro forma financial information included herein may not be indicative of what the Company’s actual financial position or results of operations would have been.

The unaudited pro forma financial information included herein is presented for illustrative purposes only and is not necessarily indicative of what the Company’s actual financial position or results of operations would have been had the Business Combination been completed on the dates indicated.

Nasdaq may delist our securities from quotation on its exchange which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our common stock and warrants are currently listed on Nasdaq. There can be no assurance that we will continue to be able to meet Nasdaq’s listing standards with respect to our securities. If Nasdaq delists our common stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity with respect to our securities;

●	a determination that our shares of common stock are “penny stock” which will require brokers trading in our shares of common stock to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares of common stock;

●	a limited amount of news and analyst coverage for our company; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

On April 9, 2020, the Company received a letter (the “Determination Letter”) from Nasdaq notifying the Company that it had not complied with the requirements of Nasdaq Listing Rule IM-5101-2, which requires that the Company meet the requirements for initial listing after completion of the Business Combination. The Determination Letter states that the Company’s common stock does not meet the minimum $4.00 bid price and the $15 million market value of publicly held shares requirements, which are set forth in Nasdaq Listing Rule 5505. The Company has requested a hearing before a Nasdaq Hearings Panel, which request has stayed any further action by Nasdaq pending the conclusion of the hearing process. The Company will address the Determination Letter at its hearing. There can be no assurance that the Company’s appeal will be successful.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our common stock and warrants are currently listed on Nasdaq, our common stock and warrants are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

If the Business Combination’s benefits do not meet the expectations of investors or securities analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities may decline. Fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Prior to the Business Combination, there was not a public market for Computex’s securities. Even if an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of our securities may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

●	changes in the market’s expectations about our operating results;

●	success of competitors;

●	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning the Company or the IT industry in general;

●	operating and stock price performance of other companies that investors deem comparable to the Company;

●	our ability to market new and enhanced products on a timely basis;

●	changes in laws and regulations affecting our business;

●	our ability to meet compliance requirements;

●	commencement of, or involvement in, litigation involving the Company;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of shares of our common stock available for public sale;

●	any major change in our board of directors or management;

●	sales of substantial amounts of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations, acts of war or terrorism and global health crises, including the coronavirus (COVID-19) pandemic.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

The JOBS Act permits the Company to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for so long as the Company is an “emerging growth company.”

The Company qualifies as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, the Company is eligible for and intends to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as it continues to be an emerging growth company, including (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (iii) reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements. The Company will remain an emerging growth company until the earliest of (i) the last day of the fiscal year in which the market value of its common stock that is held by non-affiliates exceeds $700 million as of June 30 of that fiscal year, (ii) the last day of the fiscal year in which it has total annual gross revenue of $1.07 billion or more during such fiscal year, (iii) the date on which it has issued more than $1 billion in non-convertible debt in the prior three-year period or (iv) the last day of the fiscal year following the fifth anniversary of the date of the first sale of its common stock in the IPO, which would be December 31, 2022. If the Company continues to expand its business through acquisitions and/or continues to grow revenues organically, we may cease to be an emerging growth company prior to December 31, 2022.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as such company is an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the same time private companies adopt the new or revised standard. Investors may find our common stock less attractive because the Company will rely on these exemptions, which may result in a less active trading market for our common stock and its stock price may be more volatile.

Our management and their affiliates control a substantial interest in us and thus may influence certain actions requiring a stockholder vote.

As of April 28, 2020, our management and their affiliates beneficially own approximately 86.0% of our issued and outstanding shares of common stock, including an aggregate of 18,787,253 shares underlying warrants and convertible debentures. Accordingly, these individuals would have considerable influence regarding the outcome of any transaction that requires stockholder approval. Furthermore, our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. As a consequence of our “staggered board,” only a minority of our board of directors will be considered for election in any given year and our management and their affiliates, because of their ownership position, will have considerable influence regarding the outcome of such elections.

We may not be able to timely and effectively implement controls and procedures required by Section 404 of the Sarbanes-Oxley Act that are applicable to us.

As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, we are required to provide attestation on internal controls, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those that were required of Computex as a privately held company. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that are applicable to us after the Business Combination. If we are not able to implement the additional requirements of Section 404 in a timely manner or with adequate compliance, the Company may not be able to assess whether its internal control over financial reporting is effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of our common stock. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. At such time, our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which our controls are documented, designed or operating.

In addition, our management and other personnel will need to continue to devote a substantial amount of time to compliance initiatives applicable to public companies, including compliance with Section 404 and the evaluation of the effectiveness of our internal control over financial reporting within the prescribed timeframe. In connection with the audit of Computex’s consolidated financial statements for the years ended December 31, 2019 and 2018, certain material weaknesses and significant deficiencies were identified in its internal control over financial reporting. The Company has begun the process of evaluating the adequacy of its accounting personnel staffing level and other matters related to internal control over financial reporting to remediate these deficiencies. The Company may discover additional deficiencies in existing systems and controls that it may not be able to remediate in an efficient or timely manner.

Provisions in our Charter and Bylaws and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for our common stock and could entrench management.

Our Charter and Bylaws contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. Our board of directors is divided into three classes, each of which serves for a term of three years with only one class of directors being elected in each year. As a result, at a given annual meeting only a minority of the board of directors may be considered for election. Since our “staggered board” may prevent our stockholders from replacing a majority of our board of directors at any given annual meeting, it may entrench management and discourage unsolicited stockholder proposals that may be in the best interests of stockholders. Moreover, our board of directors has the ability to designate the terms of and issue new series of preferred stock.

We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.

Our Charter provides, subject to limited exceptions, that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for certain stockholder litigation matters, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our Charter provides, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel; provided that the exclusive forum provision will not apply to (i) suits brought to enforce any liability or duty created by the Exchange Act, (ii) any other claim for which the federal courts have exclusive jurisdiction, (iii) any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (iv) any claim which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (v) any claim for which the Court of Chancery does not have subject matter jurisdiction. Furthermore, our Charter also provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such provision with respect to suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Charter.

This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Alternatively, if a court were to find the choice of forum provision contained in our Charter to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

Sales of a substantial number of shares of our common stock in the public market, or the perception that they might occur, could have an adverse effect on the market price of our common stock.

As of April 28, 2020, we had warrants to purchase an aggregate of 30,354,436 shares of common stock outstanding. In connection with the IPO, we issued unit purchase options to purchase 1,350,000 units which, if exercised, will result in the issuance of up to 1,485,000 shares of common stock and warrants to purchase an additional 675,000 shares of common stock. Additionally, the PIPE Debentures are convertible, in whole or in part, at any time at the option of the holder thereof into that number of shares of common stock calculated by dividing the principal amount being converted, together with all accrued but unpaid interest thereon, by the applicable conversion price, and are subject to mandatory conversion under certain conditions, as described elsewhere in this prospectus. To the extent such warrants, unit purchase options or PIPE Debentures are exercised or converted, as applicable, additional shares of common stock will be issued, which will result in dilution to our stockholders and increase the number of shares of common stock eligible for resale in the public market. In addition, pursuant to the Incentive Plan, equity incentive awards representing an aggregate of up to 5,794,500 shares of our common stock were available for issuance as of April 28, 2020. Sales of substantial numbers of such shares in the public market or the fact that the warrants, unit purchase options or PIPE Debentures may be exercised or converted, as applicable, could adversely affect the market price of our common stock or on our ability to obtain future financing.

Because we have no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. Any decision to declare and pay dividends as a public company in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our common stock unless you sell your shares of common stock for a price greater than that which you paid for it.

Following the consummation of the Business Combination, the Company has incurred and will continue to incur significant increased expenses and administrative burdens as a public company, which could have an adverse effect on its business, financial condition and results of operations.

Following the consummation of the Business Combination, the Company has face increased legal, accounting, administrative and other costs and expenses as a public company that Computex did not incur as a private company. The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. A number of those requirements will require the Company to carry out activities Computex has not done previously. In addition, additional expenses associated with SEC reporting requirements have been and will continue to be incurred. In connection with the audit of Computex’s consolidated financial statements for the years ended December 31, 2019 and 2018, certain material weaknesses and significant deficiencies were identified in its internal control over financial reporting. The Company has begun the process of evaluating the adequacy of its accounting personnel staffing level and other matters related to internal control over financial reporting to remediate these deficiencies. Furthermore, if any issues in complying with those requirements are identified (for example, if the auditors identify additional material weaknesses or significant deficiencies in the internal control over financial reporting), the Company could incur additional costs rectifying those issues, and the existence of those issues could adversely affect the Company’s reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with the Company’s status as a public company may make it more difficult to attract and retain qualified persons to serve on the board of directors or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require the Company to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Our public stockholders at the time of the Business Combination who purchased their units in our initial public offering and who did not exercise their redemption rights may pursue rescission rights and related claims.

Our public stockholders may allege that some aspects of the Business Combination were inconsistent with the disclosure contained in the final prospectus for our initial public offering of units, including the structure of the Business Combination. Consequently, a public stockholder who purchased shares in the initial public offering (excluding the Initial Stockholders) and still held them at the time of the Business Combination and who did not seek to exercise redemption rights might seek rescission of the purchase of the units such holder acquired in the initial public offering. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in the value of such holder’s shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. If public stockholders bring successful rescission claims against the Company, our results of operations could be adversely affected and we may be required in connection with the defense of such claims to incur expenses and divert employee attention from other business matters.

Future issuances of any equity securities may dilute the interests of our stockholders and decrease the trading price of our common stock.

Any future issuance of equity securities could dilute the interests of our stockholders and could substantially decrease the trading price of our common stock. We may issue equity or equity-linked securities in the future for a number of reasons, including to finance the Company’s operations and business strategy (including in connection with acquisitions and other transactions), to adjust the Company’s ratio of debt to equity, to satisfy its obligations upon the exercise of then-outstanding options or other equity-linked securities, if any, or for other reasons.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders.

MARKET FOR OUR SECURITIES

Our common stock and warrants are traded on Nasdaq under the symbols “AVCT” and “AVCTW,” respectively.

Our units, common stock, warrants and rights were traded on Nasdaq under the symbols “WRLS,” “WRLSU,” “WRLSW” and “WRLSR,” respectively, prior to the consummation of the Business Combination. On April 8, 2020, in connection with the consummation of the Business Combination, all of the units separated into their component parts of one-half of one warrant (each whole warrant entitling the holder thereof to purchase one share of common stock at a price of $11.50 per share) and one right to receive one-tenth of one share of common stock. The rights were converted into an aggregate of 3,105,000 shares of common stock, and the rights and units ceased trading on Nasdaq.

As of April 28, 2020, there were eleven holders of record of our common stock and four holders of record of our warrants. Such numbers do not include beneficial owners holding our securities through nominee names.

DIVIDEND POLICY

We have not paid any cash dividends to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating, and does not anticipate declaring, any stock dividends in the foreseeable future. Further, our ability to declare dividends may be limited by restrictive covenants contained in any of our existing or future indebtedness.

THE BUSINESS COMBINATION

This section describes the material provisions of the certain agreements entered into in connection with the Business Combination, but does not purport to describe all of the terms of such agreements. The following summary is qualified in its entirety by reference to the complete text of such agreements, copies of which are included as exhibits to the registration statement of which this prospectus is a part. Unless the context otherwise requires, “AVCT” refers to the registrant and the “Company” refers to the registrant and its subsidiaries, including New Stratos and its subsidiaries, collectively, in each case after the Closing, and “Pensare” refers to the registrant prior to the Closing.

Summary of the Business Combination

On February 27, 2020, Pensare held a special meeting of stockholders to approve the Business Combination, among other matters. Approval of the Business Combination required the affirmative vote of a majority of the outstanding shares of common stock present and entitled to vote at the special meeting. Pensare’s stockholders approved the Business Combination at the special meeting, and the Business Combination was subsequently consummated on April 7, 2020.

On the Closing Date, pursuant to the Business Combination Agreement:

●	Stratos merged with and into New Stratos, with New Stratos surviving the Merger as a wholly-owned direct subsidiary of AVCT, on the terms and subject to the conditions set forth in the Business Combination Agreement;

●	all shares of Stratos common stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) were canceled;

●	all shares of Stratos common stock held in the treasury of Stratos were canceled without any conversion thereof;

●	each share of common stock of New Stratos issued and outstanding immediately prior to the Effective Time was converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of New Stratos; and

●	Holdings received 8,189,490 shares of our common stock, which shares are being offered for resale or distribution from time to time pursuant to this prospectus, and 20,000 PIPE Units.

Pursuant to the Business Combination Agreement, as of the Closing Date and until the date on which Holdings or Navigation ceases to beneficially hold an aggregate of 10% of (i) the shares of our common stock issued to Holdings as partial consideration for the Business Combination, which shares are being offered for resale or distribution from time to time pursuant to this prospectus, and (ii) the shares of our common stock underlying the PIPE Warrants and the PIPE Debentures issued to Holdings at the Closing (collectively, the “Designation Shares”) (such period, the “Nomination Period”), Holdings (or if Holdings has been dissolved, Navigation) has the right to nominate up to three individuals (each individual a “Holdings Designee”) for election to our board of directors, subject to adjustment as described elsewhere in this prospectus, and we are obligated to nominate each Holdings Designee for election as a director as part of the slate that is included in the proxy statement (or consent solicitation or similar document) relating to the election of directors and to support the election of each Holdings Designee. See “Management—Designated Directors.”

Following the completion of the Merger, substantially all of AVCT’s assets and operations are held and conducted by New Stratos and its subsidiaries, and AVCT’s only assets are all of the issued and outstanding equity interests in New Stratos. In connection with the Closing, AVCT changed its name from “Pensare Acquisition Corp.” to “American Virtual Cloud Technologies, Inc.” and New Stratos changed its name from “Tango Merger Sub Corp.” to “Stratos Management Systems, Inc.” As a result of the consummation of the Merger, AVCT ceased to be a shell company, as defined in Rule 12b-2 of the Exchange Act, as of the Closing Date.

Related Agreements

Securities Purchase Agreement

On April 3, 2020, AVCT and the PIPE Investors entered into the Securities Purchase Agreement, pursuant to which the PIPE Investors agreed to purchase, and we agreed to sell to the PIPE Investors, the PIPE Units, each PIPE Unit consisting of (i) $1,000 in principal amount of the PIPE Debentures and (ii) one PIPE Warrant to purchase 100 shares of common stock at an exercise price of $0.01 per whole share. Pursuant to the terms of the Securities Purchase Agreement, we issued to the PIPE Investors approximately 43,169 PIPE Units at the Closing and may issue up to approximately 56,831 additional PIPE Units in the aggregate in one or more subsequent closings through August 5, 2020.

PIPE Debentures

At the Closing, we issued to the PIPE Investors the PIPE Debentures having an aggregate principal amount of approximately $43.2 million (including $3.0 million in aggregate principal amount issued as part of PIPE Units sold to MasTec, $20.0 million in aggregate principal amount issued as part of PIPE Units issued to Holdings pursuant to the terms of the Business Combination Agreement and approximately $8.6 million in aggregate principal amount issued to the Sponsor as part of PIPE Units issued in exchange for the cancellation of indebtedness previously incurred by the Company to the Sponsor). The PIPE Debentures bear interest at a rate of 10% per annum, payable quarterly on the last day of each calendar quarter in the form of additional PIPE Debentures, except upon maturity in which case accrued and unpaid interest is payable in cash. The entire principal amount of each PIPE Debenture, together with accrued and unpaid interest thereon, is due and payable on the earlier of (i) such date, commencing on or after October 7, 2022, as the holder thereof, at its sole option, upon not less than 30 days’ prior written notice to the Company, demands payment thereof and (ii) the occurrence of a Change in Control (as defined in the PIPE Debentures).

Each PIPE Debenture is convertible, in whole or in part, at any time at the option of the holder thereof into that number of shares of our common stock calculated by dividing the principal amount being converted, together with all accrued but unpaid interest thereon, by the applicable conversion price, initially $3.45. The conversion price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and is also subject to price-based adjustment, on a “full ratchet” basis, in the event of any issuances of common stock, or securities convertible, exercisable or exchangeable for, common stock at a price below the then-applicable conversion price (subject to certain exceptions). The PIPE Debentures are subject to mandatory conversion if the closing price of the common stock exceeds $6.00 for any 40 trading days within a consecutive 60 trading day-period, subject to the satisfaction of certain other conditions. The PIPE Debentures are subordinated to all Senior Indebtedness (as defined in the PIPE Debentures), including indebtedness under the Credit Agreement.

PIPE Warrants

At the Closing, we issued to PIPE Investors the PIPE Warrants to purchase an aggregate of up to 4,316,936 shares of our common stock (including PIPE Warrants to purchase up to 2,000,000 shares, 856,561 shares, and 300,000 shares of our common stock issued to Holdings, the Sponsor and MasTec, respectively, as part of the PIPE Units issued to them), at an exercise price of $0.01 per share. The PIPE Warrants are exercisable at any time through the fifth anniversary of the date of issuance. The number of shares issuable upon exercise of each PIPE Warrant is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like.

Guaranty

At the Closing, New Stratos and each of its subsidiaries issued to the PIPE Investors the Guaranty, pursuant to which such entities jointly and severally guaranteed the obligations of the Company under the PIPE Debentures.

Third Amendment

Concurrently with the Closing, the Company and Comerica Bank entered into the Third Amendment, pursuant to which AVCT and New Stratos were added as borrowers under the Credit Agreement, and which amended certain provisions of the Credit Agreement, including changing the maturity date of the loans under the Credit Agreement to December 31, 2020, and removing certain financial covenants.

Registration Rights Agreement

Concurrently with the Closing, AVCT, the Sponsor, the Initial Stockholders, Holdings and the other PIPE Investors entered into the Registration Rights Agreement. The Registration Rights Agreement amended, restated and replaced the registration rights agreement entered into by and among Pensare, the Sponsor and the Initial Stockholders on July 27, 2017. Pursuant to the terms of the Registration Rights Agreement, the holders of certain of our securities, including the Founder Shares, the shares of common stock underlying the Private Placement Warrants, and the shares of common stock underlying the securities issued in the PIPE, are entitled to certain registration rights under the Securities Act and applicable state securities laws with respect to such shares of common stock, including up to eight demand registrations in the aggregate and customary “piggy-back” registration rights.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties and assumptions that could cause actual results to differ materially from management’s expectations. Factors that could cause such differences are discussed below and elsewhere in this prospectus, particularly “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.”

Introduction

Pensare, a blank check company, was incorporated as a Delaware corporation on April 7, 2016, for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. Until the consummation of the Business Combination, we did not engage in any operations nor generate any revenue.

On August 1, 2017, we consummated our initial public offering of 27,000,000 units, and on August 4, 2017, the underwriters exercised their over-allotment option in full resulting in an additional 4,050,000 units being issued. Each unit consisted of one share of our common stock, one-half of one warrant, each whole warrant entitling the holder thereof to purchase one share of our common stock at a price of $11.50 per share, and one right to receive one-tenth (1/10) of one share of our common stock. The units were sold at an offering price of $10.00 per unit, generating gross proceeds, before expenses, of $310,500,000.

On April 7, 2020, we consummated the Business Combination, pursuant to which Stratos merged with and into New Stratos, with New Stratos surviving the Merger as a wholly-owned subsidiary of AVCT. Following the completion of the Merger, substantially all of AVCT’s assets and operations are held and conducted by New Stratos and its subsidiaries, and AVCT’s only assets are all of the issued and outstanding equity interests in New Stratos.

In connection with the Closing, AVCT changed its name from “Pensare Acquisition Corp.” to “American Virtual Cloud Technologies, Inc.” and New Stratos changed its name from “Tango Merger Sub Corp.” to “Stratos Management Systems, Inc.” As a result of the consummation of the Merger, AVCT ceased to be a shell company, as defined in Rule 12b-2 of the Exchange Act, as of the Closing Date.

The Company

We are a leading multi-brand technology solutions provider to large global customers.

We provide comprehensive and integrated solutions for our customers’ technology needs through our extensive hardware, software and value-added service offerings.

Our breadth of offerings allows our customers to streamline their procurement processes by partnering with us as a complete technology solutions provider. We assess our customers’ technology needs and design a best-fit solution. We then work with industry leading vendors to procure the right products for our customers and provide timely delivery to fit their global requirements.

Our hardware offerings include products from leading manufacturers across multiple categories such as network communications, data storage, desktops and servers, among others.

Our software offerings include licensing, licensing management and software solutions and services that help our customers optimize their software investments. We offer a full suite of value-added services, which typically are delivered as part of a technology solution, to help our customers meet their specific needs. Our solutions range from configuration services for computer devices to fully integrated solutions such as virtualization, collaboration, security, mobility, data center optimization and cloud computing. We also offer complementary services including installations, sales of warranties and managed services such as remote network and data center monitoring. We believe both software and service offerings will be important growth areas for the Company in the future.

Our services include managed IT services, virtualization, storage, networking and data center services. As part of these services, we offer customized solutions for business continuity, back-up and recovery, capacity on-demand, regulatory compliance and data center best practice methodologies as well as infrastructure as a service (IaaS) and software as a service (SaaS). Our customers utilize our solutions to optimize their current and planned investments in IT infrastructure and data centers. We believe the breadth of our service offerings and our consultative approach to working with clients distinguishes us from other providers.

Our business is well-diversified across verticals, technology solution offerings and partners from whom we procure products and software for resale. Our sales teams consist of seasoned account executives and regionally focused sales support teams who work within assigned territories and focus on providing customized solutions to our customers. Our sales teams are supported by industry leading technologists who design end to end solutions and take projects from design to implementation and management. We boast an extensive network of OEMs and distributors which allows us to direct sell a diverse selection of products and software to our ever-growing customer base as packaged software or licensed products and services.

We have developed an infrastructure that enables us to deliver our IT solutions and services agnostic as to technology platform and location through a flexible, customer-focused delivery model which spans three datacenter environments: customer-owned, co-location, and the cloud. By optimizing our customers’ use of secure, energy efficient and reliable data centers combined with a comprehensive suite of related IT infrastructure services, we are able to offer our customers highly customized solutions to address their critical needs of data center availability, data management, data security, business continuity disaster recovery and data center consolidation, as well as a variety of other related managed services.

Key Trends Affecting Our Results of Operations

The following are key trends we believe are impacting our results of operations:

●	Increasing acceleration of migration to the cloud. We expect the COVID-19 pandemic to accelerate cloud adoption not just as a technological shift, but also as an operating model as companies recognize the limitations of their current environments and struggle with the impact of the pandemic on their businesses today. We expect this shift to be dramatic and compress the adoption curve from decades to just a few years as a result. The most immediate impact we believe is the massive shift to remote working as millions of companies globally are transitioning to this new stay-at-home reality.[1]

●	Multi-cloud strategy. Over the past several years, cloud architectures and cloud-enabled frameworks, whether public, private, or hybrid, have become the core foundation of modern IT. In order to take advantage of this trend, we focus on assisting our customers in assessing, defining, deploying, and managing private and hybrid clouds that align with their business needs. This strategy leverages our strength in deploying private clouds, while also incorporating elements of the public cloud. By assessing our clients’ applications, workloads, business requirements, etc., we deploy solutions that leverage the best available technology platforms and consumption models. For example, we may build a private cloud solution to host mission critical applications, while utilizing a public cloud solution for development, collaboration, or disaster recovery. Our cloud strategy is tightly aligned with all our key strategic initiatives, including security, and digital workspace.

●	Need for third-party services. We believe that customers are relying on third-party service providers, such as Computex Technology Solutions, to manage significant aspects of their IT environment, from design, implementation, pre- and post-sales support, to maintenance, engineering, cloud management, security operations, and other services.

●	Reduction in the number of IT solutions providers. Our view is that customers are seeking to reduce the number of solutions providers they do business with to improve supply chain and internal efficiencies, enhance accountability, improve supplier management practices, and reduce costs. As a result, customers are looking to find IT solutions providers that can provide a whole suite of solutions for their IT needs.

[1]	“Coronavirus Diary: the effects of Covid-19 on the cloud industry,” Information Age, April 16, 2020.

●	Lack of sufficient internal IT resources at mid-sized and large enterprises, and scarcity of IT personnel in certain high-demand disciplines. We believe that IT departments at mid-sized and large enterprises are facing pressure to deliver emerging technologies and business outcomes but lack the properly trained staff and the ability to hire personnel with high in-demand disciplines such as security and data analytics. At the same time the prevalence of security threats; increased use of cloud computing, software-defined networking, new architectures, and rapid software development frameworks; the proliferation of mobile devices and bring-your-own-device (BYOD) policies; and complexity of multi-vendor solutions, have made it difficult for these departments to implement high-quality IT solutions.

●	Disruptive technologies are creating complexity and challenges for customers and vendors. The rapid evolution of disruptive technologies, and the speed by which they impact an organization’s technology platforms, has made it difficult for customers to effectively design, procure, implement and manage their own IT systems. Moreover, increased budget pressures, fewer internal resources, a fragmented vendor landscape and fast time-to-value expectations make it challenging for customers to design, implement and manage secure, efficient and cost-effective IT environments. Customers are increasingly turning to IT solution providers such as Computex Technology Solutions to implement complex IT offerings, including software defined infrastructure, cloud computing, converged and hyper-converged infrastructures, big data analytics, and flash storage.

●	Increasing sophistication and incidences of IT security breaches and cyber-attacks. Over the last several years, cyber-attacks have become more sophisticated, numerous, and pervasive. Organizations are finding it increasingly difficult to effectively safeguard their confidential and personal information from a constant stream of advanced threats, both internal and external. Moreover, cyber-threats have shifted from uncoordinated individual efforts to highly coordinated and well-funded attacks by criminal organizations and nation-state actors. For most organizations, it is no longer a matter of if a cyber-attack will occur; the question is when and what impact it will have on the organization. We believe our customers are focused on all aspects of cyber security, including information and physical security, intellectual property, and compliance requirements related to industry and government regulations. To meet current and future security threats, enterprises must implement security controls and technology solutions that leverage integrated services and products to help monitor, mitigate, and remediate security threats and attacks.

●	Customer IT decision-making is shifting from IT departments to line-of-business personnel. As IT consumption shifts from legacy, on-premise infrastructure to agile “on-demand” and “as-a-service” solutions, customer procurement decisions are shifting from traditional IT personnel to lines-of-business personnel, which is changing the customer engagement model and types of consultative services required to fulfill customer needs. In addition, many of the services create recurring revenue streams paid over time, rather than upfront revenue.

Results of Operations

The following tables set forth a summary of Computex’s consolidated results of operations for the periods presented. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	Year ended December 31,
	2019	2018	2017
	(in thousands, except per share data)
Sales:
Hardware sales	$53,035	$65,646	$66,426
Services	26,463	25,097	21,399
Software and Maintenance	5,619	63,587	46,362
Other (2)	599	516	609
Total sales	85,716	154,846	134,796
Cost of sales:
Cost of hardware sales	43,091	52,277	54,173
Cost of professional and managed services	17,733	16,702	10,087
Cost of software and maintenance	—	55,539	41,647
Cost of other	485	410	490
Total cost of sales	61,309	124,928	106,397
Gross profit	24,407	29,918	28,399
Selling, general and administrative expenses:
Selling and marketing expense	14,039	13,661	13,245
Facilities expense	1,969	1,742	1,757
General and administrative expense	7,594	10,848	10,150
Other operating expenses	4,419	4,190	2,393
Total operating expenses	28,021	30,441	27,545
(Loss) Income from operations	(3,614)	(523)	854
Other (expenses) income
Interest expense	(1,260)	(1,303)	(1,271)
Other income	524	—	—
Total other expenses	(736)	(1,303)	(1,271)
Loss before income taxes	(4,350)	(1,826)	(417)
Provision for income taxes	(33)	(96)	(885)
NET LOSS	$(4,383)	$(1,922)	$(1,302)

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Sales:

Total sales decreased from $154.8 million during the year ended December 31, 2018 to $85.7 million during the year ended December 31, 2019. Hardware sales decreased from $65.7 million during the year ended December 31, 2018 to $53.0 million during the year ended December 31, 2019 due to a decrease in our IT hardware sales business primarily driven by reduced sales within the Communications sector. Professional and managed services revenues increased from $25.1 million during the year ended December 31, 2018 to $26.5 million during the year ended December 31, 2019. The increase was due to growth within Managed Services. Professional and managed services mainly consist of Company managed services, professional services focused on cloud infrastructure and storage, security solutions, and project management services. Software and Maintenance sales decreased from $63.6 million during the year ended December 31, 2018 to $5.6 million during the year ended December 31, 2019, primarily due to change in accounting for revenue in 2019 due to the adoption of Financial Accounting Standards Board’s (“FASB”) Accounting Standard Codification (“ASC”) Topic 606, Revenue for Contracts with Customers.

Cost of Sales:

Cost of sales decreased from $124.9 million during the year ended December 31, 2018 to $61.3 million during the year ended December 31, 2019. Cost of sales related to our hardware sales was $52.3 million during the year ended December 31, 2018, compared to $43.1 million during the year ended December 31, 2019, in line with the decrease in our IT hardware sales. Cost of sales related to professional and managed services business increased from $16.7 million during the year ended December 31, 2018 to $17.7 million during the year ended December 31, 2019, primarily due to increased managed services costs directly related to increase in managed service sales. Cost of sales related to software and maintenance sales decreased from $55.5 million during the year ended December 31, 2018 to $0.0 million during the year ended December 31, 2019, primarily due to the adoption of the FASB’s ASC Topic 606, Revenue for Contracts with Customers.

Gross Profit:

Gross profit decreased from $29.9 million during the year ended December 31, 2018 to $24.4 million during the year ended December 31, 2018. The decrease was due primarily to the decrease in gross profit attributable to our hardware sales and third-party software and maintenance sales business, which decreased from $13.4 ($21.5 prior to adoption of ASC 606) million and $8.1 million during the year ended December 31, 2018 to $9.9 million and $5.6 million, respectively, during the year ended December 31, 2019.

Selling, General and Administrative Expenses:

Total selling, general and administrative expenses decreased from $30.4 million during the year ended December 31, 2018 to $28.0 million during the year ended December 31, 2019. Selling and marketing expense slightly increased from $13.7 million during the year ended December 31, 2018 to $14.0 million during the year ended December 31, 2019. The slight increase was primarily due to the continued expansion in our marketing activities and the expansion of our sales network. Facilities expense increased from $1.8 million during the year ended December 31, 2018 to $2.0 million during the year ended December 31, 2019 due to full year operating costs for two office locations which operated only five months during 2018. General and administrative expenses decreased from $10.8 million during the year ended December 31, 2018 to $7.6 million during the year ended December 31, 2019, primarily due to non-recurring restructuring expenses of $1.4 million incurred during the period ending December 31, 2018, reclassification of reduction of headcount to Other Operating Expenses $0.8 million and reduced Depreciation and Amortization expenses of $0.4 million. Other operating expenses increased from $4.2 million during the year ended December 31, 2018 to $4.4 million during the year ended December 31, 2019, due to personnel reclassifications from General Administration offset by reduction in headcount due to synergies initiatives.

Interest Expenses:

Interest expense remained stable at $1.3 million during the years ended December 31, 2018 and 2019. This primarily reflects interest arising from outstanding balance from our line of credit and our term notes payable.

Income Tax Expense:

Provision for income tax decreased from $0.1 million provision during the year ended December 31, 2018 to $0.03 million provision during the year ended December 31, 2019. The decrease is mainly attributable to the increased operating loss for the period ending December 31, 2019.

Net Loss:

As a result of the foregoing, net loss increased from $1.9 million during the year ended December 31, 2018 to $4.4 million during the year ended December 31, 2019.

Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

Sales:

Total sales increased from $134.8 million during the year ended December 31, 2017 to $154.8 million during the year ended December 31, 2018. Hardware sales increased from $113.4 million during the year ended December 31, 2017 to $129.7 million during the year ended December 31, 2018 due to the continued growth in our IT hardware sales business primarily driven by continued diversification into verticals such as Financial Services, Healthcare, and Oil and Gas. Professional and managed services revenues increased from $21.4 million during the year ended December 31, 2017 to $25.1 million during the year ended December 31, 2018. The increase was primarily due to the acquisition of certain assets of Synetra, Inc. (“Synetra”) in August 2018. Professional and managed services mainly consist of Company managed services, professional services focused on cloud infrastructure and storage, security solutions, and project management services.

Cost of Sales:

Cost of sales increased from $106.4 million during the year ended December 31, 2017 to $124.9 million during the year ended December 31, 2018. Cost of sales related to our hardware sales was $96.3 million during the year ended December 31, 2017, compared to $108.2 million during the year ended December 31, 2018, in line with our IT hardware sales which was primarily driven by growth in the Financials Services and Healthcare industries. Cost of sales related to professional and managed services business increased from $10.1 million during the year ended December 31, 2017 to $16.7 million during the year ended December 31, 2018, primarily due to the Synetra transaction.

Gross Profit:

Gross profit increased from $28.4 million during the year ended December 31, 2017 to $29.9 million during the year ended December 31, 2018. The increase was due primarily to the increase in gross profit attributable to our hardware sales business, which grew from $17.1 million during the year ended December 31, 2017 to $21.5 million in during the year ended December 31, 2018.

Selling, General and Administrative Expenses:

Total selling, general and administrative expenses increased from $27.5 million during the year ended December 31, 2017 to $30.4 million during the year ended December 31, 2018. Selling and marketing expense slightly increased from $13.2 million during the year ended December 31, 2017 to $13.7 million during the year ended December 31, 2018. The slight increase was primarily due to the continued expansion in our marketing activities and the expansion of our sales network. Facilities expense remained constant at $1.8 million during the years ended December 31, 2017 and December 31, 2018. General and administrative expenses increased from $10.2 million during the year ended December 31, 2017 to $10.8 million during the year ended December 31, 2018, primarily due to increased salaries and wages due to the increase in the number of employees in 2018 as compared to 2017 and corporate restructuring costs incurred in 2018. Other operating expenses increased from $2.4 million during the year ended December 31, 2017 to $4.2 million during the year ended December 31, 2018, due to increased headcount related to the Synetra transaction.

Interest Expenses:

Interest expense remained stable at $1.3 million during the years ended December 31, 2017 and 2018. This primarily reflects interest arising from outstanding balance from our line of credit and our term notes payable.

Income Tax Expense:

Provision for income tax decreased from $0.9 million provision in during the year ended December 31, 2017 to $0.1 million provision during the year ended December 31, 2018. The decrease is mainly attributable to the change in the federal statutory rate from 34% to 21%, resulting from legislation that was enacted on December 22, 2017.

Net Loss:

As a result of the foregoing, net loss increased from $1.3 million during the year ended December 31, 2017 to $1.9 million during the year ended December 31, 2018.

Liquidity and Capital Resources

Cash Flows and Working Capital

Our primary sources of liquidity have been funding from the issuance of term loans and availability of lines of credit, which have historically been sufficient to meet our working capital and substantially all of our capital expenditure requirements.

We have also entered into term loans with commercial banks and other parties from time to time. As of December 31, 2019, and December 31, 2018, we had outstanding loans in the amount of $7.1 million and $8.6 million, respectively, under term loan agreements with Comerica Bank.

We believe that our anticipated cash flows from operating activities and/or financial support from commercial banks will be sufficient to meet our anticipated working capital requirements and capital expenditures in the ordinary course of business for the next 12 months. We may, however, need additional cash resources in the future if we experience changes in business conditions or other developments, or if we find and wish to pursue opportunities for investment, acquisition, capital expenditure or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain additional credit facilities, subject to existing obligations. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

Net cash provided by operating activities was $14.5 million during the year ended December 31, 2017 compared to $3.6 million during the year ended December 31, 2018 and $5.3 million during the year ended December 31, 2019.

As of December 31, 2019, we had cash and cash equivalents of approximately $0.02 million, compared to cash and cash equivalents of approximately $0.3 million as of December 31, 2018 and cash and cash equivalents of approximately $0.7 million as of December 31, 2017.

The following table sets forth a summary of our cash flows for the periods presented:

	Year Ended December 31,
	2019	2018	2017
	(in thousands)
Summary Consolidated Cash Flow Data:
Net cash provided by operating activities	$5,270	$3,555	$14,540
Net cash used in investing activities	(884)	(334)	(10,057)
Net cash used in financing activities	(4,628)	(3,638)	(3,877)
Cash and cash equivalents and restricted cash at beginning of period	260	677	71
Cash and cash equivalents and restricted cash at end of period	18	260	677

Operating Activities

Net cash provided by operating activities was $5.3 million in 2019 compared to $3.6 million in 2018 and $14.5 million in 2017.

Net cash provided by operating activities was $5.3 million in 2019. The principal items accounting for the difference between our net loss and net cash used in operating activities in 2019 were a decrease in accounts payable of $19.7 million, depreciation of $3.9 million, and amortization of goodwill and other intangible assets of $1.0 million. These items were partially offset by an increase in accounts receivable of $25.2 million and a decrease in unearned revenues of $0.5 million.

Net cash provided by operating activities was $3.6 million in 2018. The principal items accounting for the difference between our net loss and net cash used in operating activities in 2018 were an increase in accounts payable of $19.3 million, depreciation of $4.1 million, and amortization of goodwill and other intangible assets of $0.9 million. These items were partially offset by a decrease in accounts receivables of $16.5 million and a decrease in unearned revenues of $3.2 million.

Net cash provided by operating activities amounted to $14.5 million in 2017. The principal items accounting for the difference between our net loss and net cash provided by operating activities in 2017 were an increase in unearned revenue of $7.8 million, depreciation of $3.9 million, amortization of goodwill and other intangible assets of $1.8 million and increase in accounts receivables of $2.3 million.

Investing Activities

Net cash used in investing activities was $0.9 million in 2019, $0.3 million in 2018 and $10.1 million in 2017.

Net cash used in investing activities was $0.9 million in 2019, which was attributable to the acquisition of property and equipment of $1.0 million, partially offset by $0.1 million of cash received arising from the sale and divestiture of assets no longer in use.

Net cash used in investing activities was $0.3 million in 2018, which was attributable to the acquisition of property and equipment of $0.9 million, partially offset by $0.5 million of cash received arising from the Synetra transaction.

Net cash used in investing activities was $10.1 million in 2017, which was due to the acquisition of property and equipment of $10.1 million, mostly related to the acquisition of Managed Service assets.

Financing Activities

Net cash used in financing activities was $4.6 million in 2019, $3.6 million in 2018 and $3.9 million in 2017.

Net cash used in financing activities was $4.6 million in 2019, which was due to payments on notes payable of $2.6 million, a net decrease in our line of credit of $1.7 million, and payments on capital lease obligations of $0.3 million.

Net cash used in financing activities was $3.6 million in 2018, which was due to payments on notes payable of $1.7 million, a net decrease in our line of credit of $1.4 million, and payments on capital lease obligations of $0.5 million.

Net cash used in financing activities was $3.9 million in 2017, which was primarily attributable to payments on notes payable of $11.9 million, a net decrease in our line of credit of $1.1 million and payments on capital lease obligations of $0.5 million, partially offset by proceeds from our notes payable of $10.0 million.

Capital Expenditures

We made capital expenditures of $1.0 million, $0.9 million, and $10.1 million during the years ended December 31, 2019, 2018 and 2017, respectively. In these periods, our capital expenditures were mainly used to purchase servers, computers and other equipment for our business. We will continue to make capital expenditures to meet the expected growth of our business and expect to continue to incur capital expenditures in 2020 for equipment used in our after-sales service centers.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements including arrangements that would affect liquidity, capital resources, market risk support and credit risk support or other benefits.

Quantitative and Qualitative Disclosures about Market Risk

Foreign Exchange Risk

We conduct business primarily within the United States market and as such do not have a material exposure to currency fluctuations.

Interest Rate Risk

We have not been exposed to material risks due to changes in market interest rates. However, we cannot provide assurance that we will not be exposed to material risks due to changes in market interest rate in the future.

Investments in both fixed rate and floating rate interest earning instruments carry a degree of interest rate risk. Fixed rate securities may have their fair market value adversely impacted due to a rise in interest rates, while floating rate securities may produce less income than expected if interest rates fall.

Internal Control Over Financial Reporting

As a company with less than $1.07 billion in revenue for its last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act, in the assessment of the emerging growth company’s internal control over financial reporting. The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Critical Accounting Policies, Judgments and Estimates

We prepare our financial statements in accordance with U.S. GAAP, which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities at the balance sheet dates and the reported amounts of revenues and expenses during the reporting periods. We continually evaluate these judgments and estimates based on our own historical experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and assumptions that we believe to be reasonable, which together form our basis for making judgments about matters that are not readily apparent from other sources. Since the use of estimates is an integral component of the financial reporting process, our actual results could differ from those estimates. Some of our accounting policies require a higher degree of judgment than others in their application.

The selection of critical accounting policies, the judgments and other uncertainties affecting application of those policies and the sensitivity of reported results to changes in conditions and assumptions are factors that should be considered when reviewing our financial statements. We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements. You should read the following description of critical accounting policies, judgments and estimates in conjunction with our consolidated financial statements and other disclosures included in this prospectus.

Revenue Recognition

We adopted ASU No. 2014-09, “Revenue from Contracts with Customers,” which created Financial Accounting Standards Board (FASB) Topic 606 (Topic 606) with a date of initial application of January 1, 2019. As a result, we changed our accounting policy for revenue recognition as detailed below.

We account for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of consideration is probable. We evaluate the following indicators amongst others when determining whether we are acting as a principal in the transaction and recording revenue on a gross basis: (i) we are primarily responsible for fulfilling the promise to provide the specified goods or service, (ii) we have inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer and (iii) we have discretion in establishing the price for the specified good or service. If the terms of a transaction do not indicate we are acting as a principal in the transaction, then we are acting as an agent in the transaction and the associated revenues are recognized on a net basis.

We recognize revenue once control has passed to the customer. The following indicators are evaluated in determining when control has passed to the customer: (i) we have a right to payment for the product or service, (ii) the customer has legal title to the product, (iii) we have transferred physical possession of the product to the customer, (iv) the customer has the significant risk and rewards of ownership of the product and (v) the customer has accepted the product. Our products can be delivered to customers in a variety of ways, including (i) as physical product shipped from our warehouse, (ii) via drop-shipment by the vendor or supplier or (iii) via electronic delivery of keys for software licenses. Our shipping terms typically allow for us to recognize revenue when the product reaches the customer’s location.

We leverage drop-shipment arrangements with many of our vendors and suppliers to deliver products to our customers without having to physically hold the inventory at our warehouses. We are the principal in the transaction and recognize revenue for drop-shipment arrangements on a gross basis.

Revenue Recognition for Hardware

Revenues from sales of hardware products are recognized on a gross basis as we are acting as a principal in these transactions, with the selling price to the customer recorded as Sales and the acquisition cost of the product recorded as Cost of Sales. We recognize revenue from these transactions when control has passed to the customer, which is usually upon delivery of the product to the customer.

In some instances, the customer agrees to buy the product from us but requests delivery at a later date, commonly known as bill-and-hold arrangements. For these transactions, we deem that control passes to the customer when the product is ready for delivery. We view products ready for delivery when the customer has a signed agreement, significant risk and rewards for the products, the ability to direct the assets, the products have been set aside specifically for the customer and cannot be redirected to another customer.

Revenue Recognition for Software

Revenues from most software license sales are recognized as a single performance obligation on a net basis as we are acting as an agent in these transactions at the point the software license is delivered to the customer. Generally, software licenses are sold with accompanying third-party delivered software support, which is a product that allows customers to upgrade, at no additional cost, to the latest technology if new capabilities are introduced during the period that the software support is in effect. We evaluate whether the software support is a separate performance obligation by assessing if the third-party delivered software support is critical or essential to the core functionality of the software itself. This involves considering if the software provides its original intended functionality to the customer without the updates, if the customer would ascribe a higher value to the upgrades versus the up-front deliverable, if the customer would expect frequent intelligence updates to the software (such as updates that maintain the original functionality), and if the customer chooses to not delay or always install upgrades. If we determine that the accompanying third-party delivered software support is critical or essential to the core functionality of the software license, the software license and the accompanying third-party delivered software support are recognized as a single performance obligation. The value of the product is primarily the accompanying support delivered by a third-party and therefore we are acting as an agent in these transactions and recognize them on a net basis at the point the associated software license is delivered to the customer.

Revenue Recognition for Third-Party Services

We are the agent in sales of third-party maintenance, software support and services as the third-party controls the service until it is transferred to the customer. We recognize sales on a net basis equal to the selling price to the customer less the acquisition cost. We recognize revenue from these sales when the customer and vendor accept the terms and conditions of the arrangement.

Revenue Recognition for Managed and Professional Services

Our professional services offerings include assessments, project management, and staging, configuration, and integration. The managed service offerings range from monitoring and notification to a fully outsourced network management solution. In these arrangements, we satisfy the performance obligations and recognizes revenue over time.

We provide professional services under both time and materials and fixed price contracts. When services are provided on a time and materials basis, we recognize revenues at agreed-upon billing rates as services are performed. When services are provided on a fixed fee basis, we recognize revenues over time in proportion to our progress toward complete satisfaction of the performance obligation.

In arrangements for managed services, our arrangement is typically a single performance obligation comprised of a series of distinct services that are substantially the same and that have the same pattern of transfer (i.e., distinct days of service). We typically recognize revenues from these services on a straight-line basis over the period services are provided, which is consistent with the timing of services rendered.

Freight and Sales Tax

We present freight billed to customers within Sales and the related freight charged to us within Cost of Sales. We present sales tax collected from customers and remittances to governmental authorities on a net basis.

Contract Liabilities

We recognize contract liabilities when cash payments are received or due in advance of our performance obligations.

Costs of Obtaining and Fulfilling a Contract

We capitalize costs that are incremental to obtaining customer contracts, predominately sales commissions, and expense them in proportion to each completed contract performance obligation. The costs are amortized to expense on a straight-line basis over the period during which we fulfill our performance obligation.

Costs associated with contracts where we have an obligation to perform services are incurred specifically to assist us in rendering services to our customers and are recorded as deferred customer support contract costs at the time the costs are incurred. The costs are amortized to expense on a straight-line basis over the period during which we fulfill our performance obligation.

Accounts Receivable

We grant credit to customers in the normal course of business. Accounts receivable are unsecured and are presented net of an allowance for doubtful accounts. The allowance is based upon a number of factors, including the length of time trade accounts receivable are past due, our previous loss history, the customer’s current ability to pay its obligations to us, and the condition of the general economy and the industry as a whole. Payment is required 30 days after receipt of the invoice. Accounts more than 45 days past due are individually analyzed for collectability. When all collection efforts have been exhausted the accounts are written off.

Inventory

Inventories are valued at lower of average cost (which approximates first-in, first-out method) or net realizable value. Inventory consists of purchased components for resale. Management evaluates the need for an inventory obsolescence reserve by identifying slow-moving or obsolete inventory.

Property and Equipment

Property and equipment are carried at cost. Major additions and betterments are charged to the property accounts while maintenance and repairs which do not improve or extend the life of the respective assets are expensed currently. Depreciation is computed based on the cost of the asset, using straight-line methods over the estimated useful lives of the assets.

Definite Lived Intangible Assets

Definite-lived intangible assets arising from business combinations include customer relationships, trademarks and noncompetition agreements. These intangible assets are amortized over the estimated period during which the asset is expected to contribute directly or indirectly to future cash flows.

Impairment of Long-lived Assets

We review our long-lived assets for impairment whenever events or circumstances exist that indicate the carrying amount of an asset or asset group may not be recoverable. The recoverability of long-lived assets is measured by a comparison of the carrying amount of the asset or asset group to the future undiscounted cash flows expected to be generated by that asset group. If the asset or asset group is considered to be impaired, an impairment loss would be recorded to adjust the carrying amounts to the estimated fair value.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. Goodwill is reviewed for impairment at least annually, in December, or more frequently if a triggering event occurs between impairment testing dates. We operate as a single operating segment and as a single reporting unit for the purpose of evaluating goodwill impairment. Our impairment assessment begins with a qualitative assessment to determine whether it is more like than not that fair value of the reporting unit is less than its carrying value. The qualitative assessment includes comparing the overall financial performance of the Company against the planned results used in the last quantitative goodwill impairment test. Additionally, our fair value is assessed in light of certain events and circumstances, including macroeconomic conditions, industry and market considerations, cost factors, and other relevant entity and company-specific events. The selection and assessment of qualitative factors used to determine whether it is more likely than not that the fair value of a reporting unit exceeds the carrying value involves significant judgment and estimates. If it is determined under the qualitative assessment that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then a two-step quantitative impairment test is performed. Under the first step, the estimated fair value of the Company would be compared with its carrying value (including goodwill). If the fair value of the Company exceeds its carrying value, step two does not need to be performed. If the estimated fair value of the Company is less than its carrying value, an indication of goodwill impairment exists. and we would need to perform step two of the impairment test. Under step two, an impairment loss would be recognized for any excess of the carrying amount of our goodwill over the implied fair value of that goodwill. Fair value of the Company under the two-step assessment is determined using a combination of both income and market-based approaches.

Income Taxes

Please refer to Note 2 to Computex’s audited consolidated financial statements, which are included in this prospectus, for discussion of the accounting polices related to income taxes, and to Note 13 therein for a discussion of the methods, assumptions and estimates related to our recognition of income taxes.

Accounting Pronouncements Newly Adopted

Newly adopted accounting pronouncements that are relevant to us are included in Note 3 to Computex’s audited consolidated financial statements, which are included in this prospectus.

Recent Developments

Effects of Coronavirus (COVID-19) Outbreak

In December 2019, a novel strain of coronavirus (COVID-19) was reported to have surfaced in Wuhan, China, which has and is continuing to spread throughout China and other parts of the world, including the United States. On January 30, 2020, the World Health Organization declared the outbreak of COVID-19 a “Public Health Emergency of International Concern.” On January 31, 2020, U.S. Health and Human Services Secretary Alex M. Azar II declared a public health emergency for the United States to aid the U.S. healthcare community in responding to COVID-19, and on March 11, 2020, the World Health Organization characterized the COVID-19 outbreak as a “pandemic.”

The worldwide spread of the COVID-19 outbreak has resulted in a global slowdown of economic activity that is decreasing demand for a broad variety of goods and services, including those of our customers, and which may disrupt their or our business operations for an unknown period of time until the outbreak is contained and economic activity is restored. We expect this to have a potentially negative impact on our business and our results of operations, the size and duration of which we are currently unable to predict. Our liquidity could be negatively impacted if these conditions continue for a significant period of time and we may be required to pursue additional sources of financing to obtain working capital, maintain appropriate inventory levels and meet our financial obligations. Our ability to obtain any required financing is not guaranteed and largely dependent upon evolving market conditions and other factors, including the terms of our existing debt agreements, including the Credit Agreement, as described further in the risk factors contained herein. See “Risk Factors—Risks Related to Our Indebtedness.”

We are actively working to mitigate the impact of the COVID-19 outbreak on our business and operations, including rapid and proactive migration of our operations and our customers’ operations to remote working environments. The majority of our employees are presently working remotely, and we are planning their return to their normal work locations in accordance with government guidance and our evaluation of our ability to do so safely. However, the extent to which the COVID-19 outbreak impacts our results of operations, financial condition and cash flows will depend on future developments that are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19, the longevity of COVID-19 and the actions to contain COVID-19 or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. The effects of the COVID-19 outbreak on our operations may include delays in signing new contracts, changes in the nature of demand for our services, restrictions on our operations and sales efforts and disruptions to our business activities as we migrate our operations and our customers’ operations to remote working environments. Other factors that may negatively affect our financial results could include: (i) our valuation of goodwill and the need for any impairment charges following a decline in our stock price; (ii) events that affect our evaluation of contingent liabilities; (iii) our assessment of the need for tangible and intangible asset impairment charges; and (iv) the impact on the calculation of our tax liabilities. Any one or more of these unanticipated adjustments may have a material impact on our financial results.

Although it is difficult to predict the effect and ultimate impact of the COVID-19 outbreak on our business, it is likely that the impact of COVID-19 will adversely affect our results of operations, financial condition and cash flows in fiscal year 2020. See “Risk Factors—Risks Related to Our Business and Industry—The Company’s business could be adversely affected by the recent coronavirus (COVID-19) outbreak.”

Paycheck Protection Program Loan

On April 13, 2020, the Company entered into a loan agreement and related documents (collectively, the “PPP Loan”) with Comerica Bank under the Paycheck Protection Program (“PPP”), which was established under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) administered by the U.S. Small Business Administration. The Company received net proceeds of $4,134,600 from the PPP Loan. The proceeds from the PPP Loan will be used in accordance with the terms of the CARES Act program, as described further below.

The term of the PPP Loan is two years with an interest rate of 1.00% per annum, which shall be deferred for the first six months of the term of the loan. Pursuant to the terms of the CARES Act, the proceeds of the PPP Loan may be used for payroll costs, mortgage interest, rent or utility costs. The promissory note of the PPP Loan contains customary events of default relating to, among other things, payment defaults, breach of representations and warranties, or provisions of the promissory note. The occurrence of an event of default may result in a claim for the immediate repayment of the amount outstanding under the PPP Loan.

Under the terms of the CARES Act, the Company can apply for and be granted forgiveness for all or a portion of the PPP Loan. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds in accordance with the terms of the CARES Act, as described above, during the 8-week period after loan origination and the maintenance or achievement of certain employee levels. No assurance is provided that the Company will obtain forgiveness under the PPP Loan in whole or in part.

BUSINESS

Introduction

Pensare, a blank check company, was incorporated as a Delaware corporation on April 7, 2016, for the purpose of entering into a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination with one or more target businesses. On April 7, 2020, we consummated the Business Combination, pursuant to which Stratos merged with and into New Stratos, with New Stratos surviving the Merger as a wholly-owned subsidiary of AVCT.

In connection with the Closing, AVCT changed its name from “Pensare Acquisition Corp.” to “American Virtual Cloud Technologies, Inc.” and New Stratos changed its name from “Tango Merger Sub Corp.” to “Stratos Management Systems, Inc.” As a result of the consummation of the Merger, AVCT ceased to be a shell company, as defined in Rule 12b-2 of the Exchange Act, as of the Closing Date, and substantially all of AVCT’s operations are conducted by Computex.

Business Overview

We are an IT solutions provider that delivers actionable outcomes for organizations by using IT and technology solutions to drive business outcomes and innovation. Leveraging our engineering talent, we assess, design, deliver, secure, and manage solutions comprised of leading technologies aligned with our customers’ needs. Our subsidiary, New Stratos, serves primarily as a holding company for its operating subsidiaries, First Byte Computers, Inc., Computex, Inc. and eNETsolutions, L.L.C., each of which do business as Computex Technology Solutions.

We offer a number of products and services to our customers to fit their specific IT needs, as we strive to be their primary IT service provider. Some of our offerings include:

●	“IT Sales”—the sale of hardware, perpetual and subscription software, maintenance services, software assurance services, and internally-provided and outsourced services. We believe that our customers view technology purchases as integrated solutions, rather than discrete product and service categories, and most of our sales are derived from integrated solutions involving our customers’ data centers, network, security, and collaboration infrastructure. We hold various technical and sales-related certifications from leading manufacturers and software publishers such as Cisco, Dell and HPE, which allows us to market their products and enables us to provide advanced professional services. We actively engage with emerging vendors to offer their technologies to our customers. Our flexible platform and customizable catalogs facilitate the addition of new vendors’ products with minimal incremental effort;

●	“Managed Services”—an annuity subscription model to monitor, manage, and maximize business critical technologies, including cloud, security, data center, mobility, and collaboration;

●	“Professional Services”—involves cloud infrastructure, unified communications, collaboration, networking, storage, hyper-converged infrastructure, and virtual desktop infrastructure, supported by security and managed services solutions;

●	“Managed Security Services”—strengthens the customer’s information security profile with industry-leading tools, technology and expertise, often at a fraction of the cost of in-house security resources; and

●	“Project Management Services”—enhances productivity and collaboration management and enables successful implementations and adoption of solutions for customers.

Our primary focus in delivering comprehensive IT solutions is to deliver custom tailored solutions that address our customers’ business and financial needs while leveraging the best technologies, both on-premise and in the cloud. We begin with a consultation with our clients to better understand their business needs and then design, deploy and manage solutions aligned to such needs. In order to provide custom tailored solutions, we leverage the broader areas of cloud, security, networking, data center, collaboration and specific skills in orchestration and automation, data management, data visualization, analytics, network modernization, edge computing and other innovative and emerging technologies. In providing these solutions, we use world-class leading technologies from partners such as Microsoft Azure, Amazon Web Services, Cisco Systems, Citrix, Cohesity, Cylance, Dell EMC, F5 Networks, HPE, IBM, Juniper Networks, Meraki, Microsoft, NetApp, Nutanix, Oracle, Palo Alto Networks, Pure Storage, Rubrik, and VMware, among others. We possess top-level engineering certifications and talent with a broad range of leading IT vendors that enable us to offer tailored multi-vendor IT solutions that are optimized for each of our customers’ specific requirements.

Moreover, our technical resources have enabled us to continue investing in engineering and technology resources to stay on the forefront of technology trends. Our expertise in core and emerging innovative technologies, fortified by our robust portfolio of consulting, professional, and managed services, has enabled us to remain a trusted advisor for our customers. This broad portfolio enables us to deliver a unique customer experience that spans the gamut from fast delivery of competitively priced products, services, subsequent management and upkeep, through to end-of-life disposal services. This approach permits us to deploy ever-more-sophisticated solutions enabling our customers’ business outcomes.

For the year ended December 31, 2019, we generated revenue of $85.7 million, a decrease of $69.1 million over the $154.8 million of revenues generated for the year ended December 31, 2018. For the year ended December 31, 2019, we had a net loss of $4.4 million, an increase of $2.5 million over the $1.9 million net loss for the year ended December 31, 2018.

Industry Overview

We participate in an ever-changing global information and communications technology (“ICT”) market. As a result of COVID-19, IDC estimates that worldwide ICT spending will grow by 3.4% in 2021 after a decline of 1.6% in 2020 to $4.1 trillion.2 Spending on telecom is estimated to grow by 0.5% in 2020, and a further 1.0% in 2021.3 Global IT spending (excluding telecom) is expected to decline by 2.7% in 2020, driven largely by a significant -8.8% decline in spending on devices such as PCs, tablets, and peripherals. Importantly, IDC estimates that despite the overall decline in IT spending in 2020, total infrastructure spending (including cloud and spending on infrastructure as a service, or IaaS) will increase by 5.3%, and total spending on software will increase by 1.7%, largely due to cloud investments.4

The following are key trends we believe are impacting the ICT market, particularly in the U.S.:

●	Increasing acceleration of migration to the cloud. We expect the COVID-19 pandemic to accelerate cloud adoption not just as a technological shift, but also as an operating model as companies recognize the limitations of their current environments and struggle with the impact of the pandemic on their businesses today. We expect this shift to be dramatic and compress the adoption curve from decades to just a few years as a result. The most immediate impact we believe is the massive shift to remote working as millions of companies globally are transitioning to this new stay-at-home reality.[5]

●	Multi-cloud strategy. Over the past several years, cloud architectures and cloud-enabled frameworks, whether public, private, or hybrid, have become the core foundation of modern IT. In order to take advantage of this trend, we focus on assisting our customers in assessing, defining, deploying, and managing private and hybrid clouds that align with their business needs. This strategy leverages our strength in deploying private clouds, while also incorporating elements of the public cloud. By assessing our clients’ applications, workloads, business requirements, etc., we deploy solutions that leverage the best available technology platforms and consumption models. For example, we may build a private cloud solution to host mission critical applications, while utilizing a public cloud solution for development, collaboration, or disaster recovery. Our cloud strategy is tightly aligned with all our key strategic initiatives, including security, and digital workspace.

[2]	“IDC Worldwide Black Book Live Edition,” International Data Corporation, March 2020.
[3]	bid.
[4]	Ibid.
[5]	“Coronavirus Diary: the effects of Covid-19 on the cloud industry,” Information Age, April 16, 2020.

●	Need for third-party services. We believe that customers are relying on third-party service providers, such as Computex Technology Solutions, to manage significant aspects of their IT environment, from design, implementation, pre- and post-sales support, to maintenance, engineering, cloud management, security operations, and other services.

●	Reduction in the number of IT solutions providers. Our view is that customers are seeking to reduce the number of solutions providers they do business with to improve supply chain and internal efficiencies, enhance accountability, improve supplier management practices, and reduce costs. As a result, customers are looking to find IT solutions providers that can provide a whole suite of solutions for their IT needs.

●	Lack of sufficient internal IT resources at mid-sized and large enterprises, and scarcity of IT personnel in certain high-demand disciplines. We believe that IT departments at mid-sized and large enterprises are facing pressure to deliver emerging technologies and business outcomes but lack the properly trained staff and the ability to hire personnel with high in-demand disciplines such as security and data analytics. At the same time the prevalence of security threats; increased use of cloud computing, software-defined networking, new architectures, and rapid software development frameworks; the proliferation of mobile devices and bring-your-own-device (BYOD) policies; and complexity of multi-vendor solutions, have made it difficult for these departments to implement high-quality IT solutions.

●	Disruptive technologies are creating complexity and challenges for customers and vendors. The rapid evolution of disruptive technologies, and the speed by which they impact an organization’s technology platforms, has made it difficult for customers to effectively design, procure, implement and manage their own IT systems. Moreover, increased budget pressures, fewer internal resources, a fragmented vendor landscape and fast time-to-value expectations make it challenging for customers to design, implement and manage secure, efficient and cost-effective IT environments. Customers are increasingly turning to IT solution providers such as Computex Technology Solutions to implement complex IT offerings, including software defined infrastructure, cloud computing, converged and hyper-converged infrastructures, big data analytics, and flash storage.

●	Increasing sophistication and incidences of IT security breaches and cyber-attacks. Over the last several years, cyber-attacks have become more sophisticated, numerous, and pervasive. Organizations are finding it increasingly difficult to effectively safeguard their confidential and personal information from a constant stream of advanced threats, both internal and external. Moreover, cyber-threats have shifted from uncoordinated individual efforts to highly coordinated and well-funded attacks by criminal organizations and nation-state actors. For most organizations, it is no longer a matter of if a cyber-attack will occur; the question is when and what impact it will have on the organization. We believe our customers are focused on all aspects of cyber security, including information and physical security, intellectual property, and compliance requirements related to industry and government regulations. To meet current and future security threats, enterprises must implement security controls and technology solutions that leverage integrated services and products to help monitor, mitigate, and remediate security threats and attacks.

●	Customer IT decision-making is shifting from IT departments to line-of-business personnel. As IT consumption shifts from legacy, on-premise infrastructure to agile “on-demand” and “as-a-service” solutions, customer procurement decisions are shifting from traditional IT personnel to lines-of-business personnel, which is changing the customer engagement model and types of consultative services required to fulfill customer needs. In addition, many of the services create recurring revenue streams paid over time, rather than upfront revenue.

Competitive Strengths

We possess certain attributes that differentiate us as a leading provider of IT solutions in the United States. Our key competitive strengths include:

Large Addressable Market with Substantial Growth Opportunities Driven by Increasing IT Complexity

We participate in the large IT market with a specific focus on the data center, network, cloud, security, virtualization, and emerging segments of the industry, facilitated by our professional and managed service solutions. We believe we are well-positioned in the complex high-growth IT solutions segment by offering services related to private, hybrid and public datacenter implementations, cybersecurity management, incident response and remediation, SD-Wan, IOT and complex network projects.

Our products and services target large enterprise companies, the roughly 37,000 middle market companies with revenues between $100 million and $2 billion, the approximately 96,000 state and local governmental organizations, large school districts, and the approximately 3,800 higher educational institutions in the U.S. Based on our experience, IT departments within these companies and organizations are unable to provide the ever-increasing range of services to their end users, leading to an increased dependence on third-parties who can provide complex, multi-vendor technology solutions, such as our Company.

In the small to medium-sized business (“SMB”) segment, we believe there is a large demand for our services, estimated at over $500 billion globally.6 We believe we will be able to use our other competitive advantages to capture a significant portion of this new IT spend through our IT Sales and Managed Services.

Broad and Diverse Customer Base Across a Wide Range of End Markets

We have a broad and diverse customer base of over 1,700 customers across a wide range of end-markets, including oil and gas, financial services, healthcare, education, state and local government, technology, retail, manufacturing and telecommunications. We are not reliant on any single customer in any given year and customarily our top customers change from year to year.

Business Model Serving Entire IT Lifecycle—Assessment, Design and Architecture solutions, Procurement, Implementation Solutions, Professional and Managed Services and Security

We believe we are a trusted IT advisor to our clients by delivering differentiated products and services to enable our customers to meet increasingly complex IT requirements. We can provide complete, turn-key solutions aligned to the entire IT lifecycle starting with assessment of the IT problems, designing and creating architecture solutions, helping with procurement of the required IT solutions, assisting with implementation of such solutions and providing on-going professional and managed services and cyber-security.

Deep Expertise in Advanced Technology to Address Cloud, Security, Digital Infrastructure and other Emerging IT Trends

We believe our customers choose us for our complex IT infrastructure needs based on our track record of delivering top-tier solutions, offering value-added services, and our close relationships with both established and emerging vendors. We focus on obtaining and maintaining top-level engineering certifications for each of our strategic vendor’s most advanced technologies. We possess more than 500 certifications, which we leverage to help our customers achieve positive business outcomes. For example, we received our fourth Cisco Master Certification in July 2019. We are one of only 10 companies in the Americas, and one of only 16 companies worldwide, that hold these four certifications. This is one example of our high level of technical expertise and commitment to obtaining the industry’s highest level of certifications possible.

[6]	“IDC’s Worldwide Small and Medium Business Spending Guide Taxonomy, 2019: Update,” International Data Corporation, February 2020.

Strategic Ability to Design and Integrate Cloud Solutions Across Multiple Vendors

We believe our expertise in architecting data center and cloud environments allows us to provide differentiated offerings that help our customers transition significant portions of their business—and sometimes all of their critical business workloads—to the cloud. Combined with our strong foundations in networking and security, we are uniquely poised to help customers adopt a multi-cloud strategy that utilizes our cloud cost management framework to help overcome the inherent challenges. We also leverage our strategic partnerships with leading vendors such Cisco Systems, Nutanix, PureStorage, Amazon AWS, Dell EMC, Hewlett Packard Enterprise, Microsoft Azure, NetApp, Palo Alto Networks, and VMware in conjunction with our professional, managed, and lifecycle services to help our customers achieve their desired business outcomes.

Demonstrated Ability to Gain Compliance Certifications and Protect Customer Information

We believe our ability to work within compliance frameworks and gain certifications—like SSAE 18—give us a competitive advantage. We believe our customers respect and trust our service offerings when they learn that we have completed a full SSAE 18 SOC 1 Type 1 audit. This certification means that we have documented our internal processes and procedures around securing customer information. Customers can be confident that their information is secure when they see our SSAE 18 SOC 1 certification.

Our Personnel Provides Scalable IT Service Delivery

We believe that our Company has been properly constructed with the correct ratio of technical experts, sales experts, and operational experts. More than two-thirds of our current employees are technical experts in their requisite fields, allowing us to customize solutions for customers of all sizes. The engineering talent we possess, coupled with the wide range of IT solutions that our talent covers, gives us a large competitive advantage around creating, implementing, and maintaining large-scale IT solutions. Our Managed Services department also relies on this pool of engineers to solve the toughest IT challenges for our customers.

We have an advantage over other IT service providers because all employees are full time employees and we do not rely on a pool of independent contractors or other outsourced IT talent. We call this advantage in personnel “brainware” that differentiates us from other IT service providers. We have trademarked the phrase “HARDWARE.SOFTWARE.BRAINWARE,” as a Company slogan that explains to our customers how important our employees are in everything we accomplish. Our personnel focus on ensuring a human component in every IT project in which we are involved, which results in creating meaningful long-term customer relationships.

Growth Strategy

We intend to execute a growth strategy that focuses on organic initiatives supplemented with acquisitions. These growth strategies include:

Organic Growth by Becoming Our Customers’ Primary IT Solutions Provider

We seek to become the primary provider of IT solutions for each of our customers, regardless of whether those services are security, on-premise, cloud, or managed services-based. We strive to provide excellent customer service, pricing, availability, and advanced professional and managed services in an efficient manner. Our Managed Security Services offering further compliments our offerings and provides customers a comprehensive solution as business technology continues to expand into more complex service offerings. Our many experienced pre-sales engineers engage with customers about the most advanced technologies and use cases. Our account executives are trained on our broad solutions capabilities with access to numerous category-focused subject matter experts, which allows them to sell in a consultative business outcome-based manner that increases the likelihood of cross-selling our solutions; our account executives are supported by experienced and professional inside sales representatives.

We focus on gaining top-level engineering certifications and professional services expertise in advanced technologies of strategic vendors. We go through rigorous vendor audits and certification processes every year that validate our capabilities. This expertise helps our customers develop their cloud capabilities including private, public, and hybrid infrastructures. We believe our ability to deliver advanced professional services provides benefits in two ways. First, we gain recognition from our strategic vendor partners and become a preferred partner. This significantly increases direct and referral sales opportunities for our products and services and allows us to offer competitive pricing levels. Second, within our existing and potential customer base, our advanced professional services are a key differentiator against competitors who cannot provide products or advanced services for these key technologies or across multiple vendor product lines.

Investment in Scalable Managed Services

We continue to invest in our highly profitable and scalable Managed Services. Through a prior acquisition, we were able to integrate several recurring revenue customers into our platform. We have since allocated more resources to these acquired customers where there are active engagements to grow these accounts and increase the per seat revenue. We also have invested in top tier security talent where we have acquired penetration testers, threat hunters and SOC analysts to boost our managed security offering. We have invested into a Security Operations Center that complements our Network Operations Center. We are now providing our customers 24x7x365 Managed Security Services such as managed advanced endpoint security, managed SIEM, security awareness and training programs.

Build Our Geographic Footprint

We intend to increase our direct sales and go-to-market capabilities. We actively seek to acquire new account relationships through face-to-face field sales, electronic commerce, leveraging our partnerships with vendors, and targeted demand-generation activities to increase awareness of our solutions. We also seek to expand our customer base and geographic reach and improve our technology and professional services delivery offerings.

Recruit, Retain, and Develop Employees

Based on our prior experience, we believe we are well positioned to take advantage of hiring experienced account executives and engineers, make strategic acquisitions that expand our customer facing talent, expand our customer base and geographic reach, scale our existing operating structure, and enhance our product and service offerings. For the year ended December 31, 2019, we hired 31 sales people and engineers. Part of our future growth strategy is to hire purposefully and enhance our technical and skill base through strategic acquisitions.

Improve Operational Efficiencies

We continue to invest in our internal technology infrastructure and software platforms to optimize our operations and engage in process re-engineering efforts to become more streamlined and cost effective. Recently, we separated our Network Operations Center and Security Operations Center into two separate, air gapped operational teams. The primary benefit of this action was to better secure the information of our clients by preventing members of an operational team not working with a client from accessing such client’s information.

Unique Strategic Growth Opportunity with AT&T

In July 2019, AVCT entered into a contract with AT&T and formally joined the AT&T Partner Exchange®, building on AVCT management’s proven track record of generating over $11+ billion in services revenues with AT&T and on the strength of the Computex infrastructure and platform. Our strategy following the Business Combination is to offer AT&T bundled, white-label, white-glove managed services targeted at mid-market (100-1000 employees), multi-location business customers, with a particular focus on offerings in the fast growing UCaaS industry. Our management believes that the AT&T relationship has the potential to generate over $1 billion in cumulative revenues for the Company over the three years following the consummation of the Business Combination, with annual projected revenues of $400 million or more and 40% or greater EBITDA margins.

Marketing and Sales

We focus our sales and marketing efforts on becoming the primary provider of IT solutions for each of our customers. We seek to acquire new account relationships through face-to-face field sales, leveraging our partnerships with manufacturers and targeted direct marketing to increase awareness of our solutions. We target large enterprise companies, the roughly 37,000 middle market companies with revenues between $100 million and $2 billion, the over 96,000 state and local governmental organizations, larger school districts, and the over 3,800 higher educational institutions in the U.S. We currently have over 1,700 customers.

Our sales representatives are compensated by a combination of salary and commission, with commission becoming the primary component of compensation as the sales representatives gain experience.

As of December 31, 2019, our sales force consisted of 52 sales, marketing and sales support personnel.

Sales Backlog

We rely on our vendors and distributors to fulfill a large majority of our shipments to our customers. As of December 31, 2019, we recorded customer commitments to purchase products or services that remain open until either executed or canceled (“open orders”) of $6.6 million compared to December 31, 2018, when we had open orders of $9.2 million. We expect that most of our open orders as of December 31, 2019, will be recognized within ninety days of that date.

Competition

The market for IT solutions is highly competitive and fragmented, subject to macro-economic cycles and the entry of new competitors. Additionally, the consolidation of existing market participants can create significantly larger competitors and is also affected by disruptive technologies and other market activities of industry participants. We expect to continue to compete in all areas of our business against any vendors and service providers. Some of our competitors are direct marketers with little value add and sell products as commodities, which can place downward pressure on product pricing. In addition, many IT vendors may sell or lease equipment directly to our customers, and our continued ability to compete effectively may be affected by the policies of such vendors. We face indirect competition from potential customers’ internal development efforts and must overcome potential customers’ reluctance to move away from legacy systems, processes, and solution providers. As IT consumption shifts from IT personnel and legacy infrastructure to line-of-business based outcomes using off-premise, on-demand, and cloud solutions, the legacy resale model is shifting from an upfront sale to a recurring revenue model.

Some of our competitors have greater financial, technical, marketing, and other resources than we do. In addition, some of these competitors may be able to respond more quickly to new or changing opportunities, technologies, and customer requirements. Many current and potential competitors also engage in more extensive promotional marketing and advertising activities, offer more attractive terms to customers, and adopt more aggressive pricing policies than we do.

Intellectual Property

We do not maintain a traditional research and development group, but we do have trademarks, trade names, and registered domain names that we consider important and protect. We have trademarked or submitted trademark applications that are pending for “Computex”, “Computex Technology Solutions” and “HARDWARE.SOFTWARE.BRAINWARE.” We have also registered the trade name “Computex Technology Solutions” and have registered several domain names such as “computex-inc.com”, “enetsolutions.net” and “computex.net”.

Personnel

As of December 31, 2019, we employed 184 employees who operated through more than 10 offices, home offices, and customer sites. No employees are represented by a labor union, and we believe that we have good relations with our employees. The functional areas of our employees are as follows:

	December 31, 2019	December 31, 2018	Change
Sales and Marketing	49	52	–3
Technology	106	123	–17
Administration	25	21	4
Management	4	5	–1
	184	201	–17

Facilities

We currently maintain our principal executive offices at 1720 Peachtree Street, Suite 629, Atlanta, GA 30309, along with several additional offices, all of which are leased. The additional office locations include:

●	Computex Headquarters in Houston, Texas with approximately 18,450 square feet;

●	North Texas/DFW headquarters in Westlake, Texas with approximately 2,575 square feet;

●	Security Operations Center and Network Operations Center in Houston, Texas with approximately 15,000 square feet;

●	Warehouse in Houston, Texas with approximately 15,000 square feet;

●	Warehouse in Houston, Texas with approximately 5,175 square feet; and

●	Sales and training offices in: (i) Lubbock, Texas; (ii) Odessa, Texas; (iii) St. Petersburg, Florida; and (iv) Minnetonka, Minnesota.

We believe our current facilities meet the needs of our employee base and can accommodate our currently contemplated growth. We believe that we will able to obtain suitable additional facilities on commercially reasonable terms to meet any future needs.

Litigation

Other than as indicated below, there is no material litigation, arbitration, governmental proceeding or any other legal proceeding currently pending or known to be contemplated against any members of our management team in their capacity as such. In December 2019, a lawsuit was filed against Pensare and its officers and directors by an investment bank, seeking payment of costs and expenses allegedly incurred in connection with serving as placement agent in connection with a proposed business combination between Pensare and U.S. TelePacific Holdings Corp., d/b/a TPx Communications that was mutually terminated prior to our pursuit of the Business Combination. We dispute the claims and intend to defend the lawsuit vigorously.

We are also involved in certain legal proceedings and claims, which arise in the ordinary course of business. In our opinion, based on consultations with outside counsel, the results of any of these ordinary course matters, individually and in the aggregate, are not expected to have a material effect on our results of operations, financial condition, or cash flow. As more information becomes available, if we should determine that an unfavorable outcome is probable on a claim and that the amount of probable loss that we will incur on the claim is reasonably estimable, we will record an accrued expense for the claim in question. If and when we record such accrual, it could be material and could adversely impact our results of operations, financial condition, and cash flows.

Governmental Regulations

Our operations are subject to numerous U.S. laws and regulations in a number of areas including, but not limited to, areas of labor and employment, immigration, advertising, e-commerce, tax, import and export requirements, data privacy requirements, anti-competition, and environmental, health, and safety. We have implemented policies and procedures designed to help comply with applicable laws and regulations. We strive to stay up to date on any new laws or regulations that appear that affect the Company or our customers in order to provide custom IT solutions that comply with such laws and regulations.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and for the year ended December 31, 2018 combine the historical consolidated statements of operations of Pensare and the historical consolidated financial statements of operations of Computex, giving effect to the following transactions (for purposes of this section, collectively, the “Transactions”) as if they had been consummated on January 1, 2018, the beginning of the earliest period presented.

We derived the pro forma information of Computex for the years ended December 31, 2019 and 2018 from the audited consolidated financial statements of Computex for the years ended December 31, 2019 and 2018 included elsewhere in this prospectus. The unaudited condensed statement of operations information of Pensare for the twelve-month periods ended December 31, 2019 and 2018 is derived by adding Pensare’s unaudited condensed statement of operations for the nine months ended December 31, 2019 and 2018 to the audited statement of operations for the year ended March 31, 2019 and 2018 included elsewhere in this prospectus and subtracting Pensare’s unaudited condensed statement of operations for the nine months ended December 31, 2018 and 2017.

Upon consummation of the Merger, we issued to Holdings an aggregate of 8,189,490 shares of our common stock. The aggregate value of the consideration issued to Holdings in exchange for the equity of Stratos is approximately $61.2 million as follows:

●	$20.0 million in convertible debt

●	$16.6 million in assumed debt

●	$24.6 million in equity (8,189,490 shares of our common stock valued at $3 per share)

The unaudited pro forma condensed combined balance sheet as of December 31, 2019 combines the historical condensed balance sheet of Pensare and the historical consolidated balance sheet of Computex, giving effect to the Business Combination as if they had been consummated on December 31, 2019.

The combined financial statements have been adjusted in the unaudited pro forma condensed combined financial statements to give pro forma effect to events that are: (i) directly attributable to the Business Combination; (ii) factually supportable; and (iii) with respect to the statement of operations, expected to have a continuing impact on the Company’s results following the completion of the Business Combination.

The unaudited pro forma condensed combined financial statements have been developed and should be read in conjunction with:

●	the accompanying notes to the unaudited pro forma condensed combined financial statements;

●	the historical audited financial statements of Pensare included elsewhere in this prospectus;

●	the historical audited consolidated financial statements of Computex included elsewhere in this prospectus; and

●	other information relating to the Company contained in this prospectus.

Our public stockholders redeemed, upon several extension dates, 30,879,523 shares of our common stock then held for them for cash equal to their pro rata share of the aggregate amount then on deposit (as of two days prior to each extension date) in the Trust Account. Additionally, our public stockholders, redeemed, upon the Closing, an additional 91,637 shares of our common stock held for them for cash equal to their pro rata share of the aggregate amount remaining on deposit (as of two days prior to the Closing) in the Trust Account. The additional shares were redeemed at a price of $10.96 for a total redemption payment of $1,004,728.

AVCT entered into the Securities Purchase Agreement, pursuant to which the PIPE Investors agreed to purchase, and we agreed to sell to the PIPE Investors, the PIPE Units, each PIPE Unit consisting of (i) $1,000 in principal amount of the PIPE Debentures and (ii) one PIPE Warrant to purchase 100 shares of common stock at an exercise price of $0.01 per whole share.

The Company determined the common stock purchase price of $3.00 per share in an arm’s length negotiation.

Based on the information available to us thus far, we have determined that the PIPE Warrants should be treated in accordance with Accounting Standard Codification (ASC) ASC-815, Derivatives and Hedging (“ASC-815”). As such, the PIPE Warrants have been included in equity using their estimated fair value.

At the Closing, 43,169 PIPE Warrants were issued which upon exercise represent 4,316,936 shares of our common stock. The PIPE Warrants were valued using the Black-Scholes valuation model, which incorporates a variety of assumptions. To determine the time to maturity, the Company assumed 98 days, which represents the period from December 31, 2019 (the pro forma balance sheet date) through April 7, 2020 (the consummation of the Business Combination). The Company assumed a stock price volatility rate of 20%, and also conducted a sensitivity analysis, with a volatility range from 10%-500%, noting that a change in volatility had no effect on the call price. The Company assumed an exercise price of $0.01, which is the expected exercise price. The Company assumed an interest rate of 1.57%, which represents the 3-month treasury yield at December 31, 2019. The Company assumed a stock price of $3.00 because the Company agreed with the PIPE Investors to sell shares of common stock at this price at the time of the Business Combination. Based upon the foregoing assumptions, the Company arrived at a call value of $2.99. The resulting value of $9.99 million is treated as a debt discount and netted against the carrying value of the of the convertible debt.

The unaudited pro forma condensed combined financial statements have been prepared on the basis that the acquisition of Computex under the Business Combination Agreement has been accounted for as a forward merger under the acquisition method in accordance with GAAP. Under this method of accounting, New Stratos will be incorporated, Computex will be treated as the acquired company and AVCT will be treated as the acquirer for financial reporting purposes. This determination was primarily based on no individual or group of owners having over 50% voting interest post-Transactions, Computex operations comprising the ongoing operations of the Company, and the management team and board of Pensare being comprised of the majority of the management team and board of the Company. Accordingly, for accounting purposes, the acquisition will be treated as the equivalent of AVCT issuing stock and debt for the net assets of Computex.

The acquisition method of accounting is based on FASB ASC 805, Business Combinations (“ASC 805”), and uses the fair value concepts defined in FASB ASC 820, Fair Value Measurements (“ASC 820”). ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date by AVCT, who was determined to be the accounting acquirer.

Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred, or if related to the issuance of debt, capitalized as debt issuance costs. Acquisition-related transaction costs expected to be incurred as part of the Business Combination, include estimated fees related to the issuance of long-term debt, as well as advisory, legal and accounting fees.

Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed financial statements are described in the accompanying notes. The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and are not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination and the other related Transactions contemplated by the Business Combination Agreement occurred on the dates indicated. Further, the unaudited pro forma condensed financial statements do not purport to project the future operating results or financial position of the Company following the completion of the Business Combination and the other related Transactions. The unaudited proforma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.

On April 7, 2020, subsequent to the consummation of the Business Combination, our board of directors by written consent changed AVCT’s year-end to December 31 to conform with Computex’s financial year-end.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2019

(in thousands)

	Pensare (A)	Computex (B)	Pro Forma Adjustments		Pro Forma Balance Sheet
ASSETS:
Current Assets
Cash	$163	$18	$9,301	(C)	$9,482
Cash and marketable securities held in Trust Account available to pay taxes	62	-	(62	)(E)	-
Trade Accounts Receivable, Net	-	16,092	-		16,092
Prepaid expenses	30	-	-		30
Inventory	-	350	-		350
Other current assets	13	621	-		634
Total current assets	268	17,081	9,239		26,588
Property and equipment, net	11	9,608	-		9,619
Deposits	-	69	-		69
Definite lived intangible assets, net	-	2,404	-		2,404
Goodwill	-	21,215	53,418	(D)	74,633
Cash and marketable securities held in Trust Account	1,802	-	(1,802	)(E)	-
Total assets	$2,081	$50,377	$60,855		$113,313

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable and accrued expenses	$6,313	$21,731	$(5,225	)(H)	$22,819
Unearned revenue	-	6,431	-		6,431
Taxes payable	62	-	-		62
Current portion of notes payable	-	2,377	-		2,377
Promissory notes-related party	6,817	-	(6,817	)(F)	-
Convertible promissory notes-related party	1,500	-	(1,500	)(F)	-
Current portion of capital leases	-	129	-		129
Total current liabilities	14,692	30,668	(13,542)		31,818
New Convertible Debt (net of discount)			33,232	(G)	33,232
Line of credit	-	6,051	-		6,051
Notes payable (net of current portion and issuance costs)	-	5,578	-		5,578
Capital leases (net of current portion)	-	107	-		107
Unearned revenue	-	22	-		22
Deferred rent	-	158	-		158
Total liabilities	14,692	42,584	19,690		76,966

Common stock subject to redemption	-	-	-		-

Stockholders’ equity:
Common stock	8	-	-		8
Additional paid in capital	-	18,717	41,103	(I)	59,820
Retained earnings (accumulated deficit)	(12,619)	(10,924)	62	(K)	(23,481)
Total Stockholders’ equity	(12,611)	7,793	41,165		36,347
Total liabilities and stockholders’ equity	$2,081	$50,377	$60,855		$113,313

See notes to pro forma combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2019

(in thousands, except share and per share data)

	Pensare (A)	Computex (B)	Pro Forma Adjustments		Pro Forma Statement of Operations

Sales	$-	$85,716	$-		$85,716

Cost of sales	-	61,309	-		61,309

Gross Profit	-	24,407	-		24,407

Selling, general and administrative expenses	6,390	28,021	-		34,411

Loss from operations	(6,390)	(3,614)	-		(10,004)

Other income (expense)
Interest income	2,857	-	(2,857	)(C)	-
Interest income			212	(C-1)	212
Other income	-	524	-		524
Interest expense	-	(1,260)	(4,912	)(D)	(6,172)
Total other income (expense)	2,857	(736)	(7,557)		(5,436)

Loss before taxes	(3,533)	(4,350)	(7,557)		(15,440)
Benefit (provision) for income taxes	(192)	(33)	2,034	(E)	1,809
Net loss	$(3,725)	$(4,383)	$(5,592)		$(13,700)

Weighted average shares outstanding, basic	8,551,855		11,083,975	(F)	19,635,830

Basic net loss per common share	$(0.44)				$(0.70)

Weighted average shares outstanding, diluted	8,551,855		41,443,411	(F)	49,995,266

Diluted net loss per common share	$(0.44)				$(0.27)

See notes to pro forma condensed combined financial statements

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2018

(in thousands, except share and per share data)

	Pensare (A)	Computex (B)	Pro Forma Adjustments		Pro Forma Statement of Operations

Sales	$-	$154,846	$-		$154,846

Cost of sales	-	124,928	-		124,928

Gross Profit	-	29,918	-		29,918

Selling, general and administrative expenses	5,354	30,441	-		35,795

Loss from operations	(5,354)	(523)	-		(5,877)

Other income (expense)
Interest income	4,553	-	(4,553	)(C)	-
Interest income			207	(C-1)	207
Interest expense	-	(1,303)	(4,450	)(D)	(5,753)
Total other income (expense)	4,553	(1,303)	(8,796)		(5,546)

Loss before taxes	(801)	(1,826)	(8,796)		(11,423)
Benefit (provision) for income taxes	31	(96)	2,287	(E)	2,222
Net loss	$(770)	$(1,922)	$(6,509)		$(9,201)

Weighted average shares outstanding, basic	8,443,658		11,192,172	(F)	19,635,830

Basic net loss per common share	$(0.58)				$(0.47)

Weighted average shares outstanding, diluted	8,443,658		41,551,608	(F)	49,995,266

Diluted net loss per common share	$(0.58)				$(0.18)

See notes to pro forma condensed combined financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

(in thousands, except share and per share data)

Note 1. Basis of Pro Forma Presentation

Overview

The unaudited pro forma condensed combined financial statements have been prepared assuming the Business Combination is accounted for using the acquisition method of accounting with AVCT as the acquiring entity and Computex as the acquiree. Under the acquisition method of accounting, AVCT assets and liabilities will retain their carrying amounts and the assets and liabilities of Computex, will be recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of net assets acquired will be recorded as goodwill. The pro forma adjustments have been prepared as if the Business Combination and the other related transactions had taken place on December 31, 2019 in the case of the unaudited pro forma condensed combined balance sheet and on January 1, 2018 in the case of the unaudited pro forma condensed combined income statements.

The acquisition method of accounting is based on Financial Accounting Standards Board (“FASB”) Accounting Standard Codification (“ASC”) 805, Business Combinations (“ASC 805”), and uses the fair value concepts defined in FASB ASC 820, Fair Value Measurements (“ASC 820”). ASC 805 requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date by Pensare, who was determined to be the accounting acquirer.

Under ASC 805, acquisition-related transaction costs are not included as a component of consideration transferred but are accounted for as expenses in the periods in which such costs are incurred, or if related to the issuance of debt, capitalized as debt issuance costs. Acquisition-related transaction costs expected to be incurred as part of the business combination, include estimated fees related to the issuance of long-term debt, as well as advisory, legal and accounting fees.

The unaudited pro forma condensed combined financial statements should be read in conjunction with (i) Pensare’s historical financial statements and related notes for the period from April 7, 2016 (inception) to March 31, 2017, for the years ended March 31, 2018 and 2019 and, for the nine months ended December 31, 2019 and 2018, (ii) Computex’s audited consolidated financial statements and related notes for the years ended December 31, 2019 and 2018 and (iii) “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” included elsewhere in this prospectus.

The pro forma adjustments represent our management’s estimates based on information available as of the date of this prospectus and are subject to change as additional information becomes available and additional analyses are performed. The unaudited pro forma condensed combined financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs following the Business Combination that are not expected to have a continuing impact. In addition, the unaudited pro forma condensed combined financial statements do not reflect additional costs and expenses that the Company may incur as a public company (other than those incurred by New Stratos and reflected in the unaudited pro forma condensed combined financial statements). Further, one-time transaction-related expenses anticipated to be incurred prior to, or concurrent with, closing the Business Combination and the other related transactions are not included in the unaudited pro forma condensed combined income statements. However, the impact of such transaction expenses is reflected in the unaudited pro forma condensed combined balance sheet as a decrease to retained earnings and a decrease to cash, unless otherwise noted.

Pursuant to the Business Combination Agreement, the aggregate consideration to be received by Holdings is subject to adjustment based on a Company Financing Adjustment, based on net working capital and debt. Based on the closing net working capital of company, and in accordance with the terms of the Business Combination Agreement, the aggregate consideration received by Holdings was adjusted downward by $0.6 million, and the unaudited pro forma condensed combined financial statements have been prepared on that basis and include the results of the interim financing as a pro forma adjustment.

Note 2. Preliminary Allocation of Purchase Price

The total purchase consideration for the Business Combination has been allocated to the assets acquired and liabilities assumed for purposes of the unaudited pro forma condensed combined financial information based on their estimated relative fair values. The allocation of the purchase consideration herein is preliminary. The final allocation of the purchase consideration for the Business Combination will be determined after the completion of a thorough analysis to determine the fair value of all assets acquired, liabilities assumed and non-controlling interest but in no event later than one year following the completion of the Business Combination.

Accordingly, the final acquisition accounting adjustments could differ materially from the preliminary amounts presented in these unaudited pro forma condensed combined financial statements.

Any increase or decrease in the fair value of the assets acquired, liabilities assumed and non-controlling interest, as compared to the information shown herein, could also change the portion of the purchase consideration allocable to goodwill and could impact the operating results of the Company following the Business Combination due to differences in the allocation of the purchase consideration, depreciation and amortization related to some of these assets and liabilities. The purchase consideration was preliminarily allocated as follows:

(In thousands)
Convertible Debt	$20,000
Liabilities assumed	16,643
Equity consideration paid to Sellers	24,568
$61,211

Cash and cash equivalents	$18
Accounts receivable	16,092
Inventory	350
Other current assets	621
Property and equipment	9,608
Deposits	69
Definite lived intangible assets	2,404
Goodwill - historical	21,215
Goodwill - as allocated per acquisition	53,418
Current liabilities	(30,668)
Line of credit	(6,051)
Notes payable, net of current portion and issuance costs	(5,578)
Other long-term liabilities	(287)
Net assets acquired	$61,211

The estimated value of the equity consideration paid, or deemed paid, to Holdings includes shares of our common stock with an estimated fair value of approximately $24,568,000. The estimated value of the aggregate equity consideration to be issued to Holdings of $24,568,000 assumes a per share market value of our common stock of $3.00 per share. An assumed value of $3.00 per share has been used.

Note 3. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2019

The unaudited pro forma condensed combined balance sheet as of December 31, 2019 reflects the following adjustments assuming the Transactions occurred on December 31, 2019:

A.	Represents the Pensare unaudited historical consolidated balance sheet as of December 31, 2019.

B.	Represents the Computex unaudited historical consolidated balance sheet as of December 31, 2019.

C.	Represents the pro forma adjustment to cash and cash equivalents to reflect the following:

Investments held in Trust Account	$864	(E)
Cash received from third party investor subsequent to December 31, 2019	9,550	(G)
Accrued expenses paid at closing	(1,113	)(H)
Transaction expenses paid in cash	-
	$9,301

D.	Represents the adjustments to intangible assets to reflect their estimated fair values on the preliminary purchase price allocation (see Note 2).

Goodwill	$53,418
Purchase price of $61,211 less book value of $7,793

E.	Represent subsequent share holder cash effect of redemptions of 91,637 shares redeemed at a Trust price of $10.96 per share and the pro forma adjustment to reclassify the cash and investments held in the Trust Account to cash and cash equivalents to reflect that the cash and investments in the Trust Account are available for use in connection with the Business Combination.

Investments held in Trust Account at December 31, 2019
Cash and marketable securities held in Trust Account	$1,802
Cash and marketable securities held in Trust Account available to pay taxes	62
Interest earned from subsequent to proforma date	4	$1,868
Remaining trust amount transferred		(864	)(C)
Final shareholder redemptions		(1,004	)(I)
Cash remaining in Trust		$-

F.	Related party notes convert to a convertible debt arrangement

Newly Convertible Debt Security (Related party debt)	$(6,817)
Newly Convertible Debt Security (Related party debt)	(1,500)
	$(8,317	)(G)

G.	Represents the pro forma adjustment to account for New Convertible Debt Security to be issued subsequent to December 31, 2019.

New cash pipe subscribers	$9,550	(C)
Vendor transaction fees converted to debt	54	(H)
Related party bridge loan conversion	8,565	(F&I)
Accrued legal fees converted to debt	2,500	(H)
EBC transaction fees converted to debt	2,500	(I)
Seller issued converted debt	20,000	(I)
Debt discount allocated to penny stock warrants included in equity	(9,937	)(K)
	$33,232

H.	Represents the pro forma adjustment to account for the liabilities repaid upon the completion of the Business Combination, reflecting a partial payment of fees that were agreed to be deferred until the consummation of a Business Combination. Accrued expenses were renegotiated and settled in a combination of cash, debt, and forgiveness of debt. In addition, 500 shares of common stock were issued in exchange of owed legal fees.

Accrued legal fees converted to debt	$(2,500	)(G)
Accrued legal fees settled with stock	$(1,500	)(I)
Accrued expenses converted to debt	$(54	)(G)
Accrued expenses paid at closing	$(1,113	)(C)
Accrued expenses - vendor dispute renegotiated	$264	(J)
Accrued expenses renegotiated	$(322	)(J)
	$(5,225)

I.	Represents the pro forma adjustments to additional paid-in-capital to reflect the following:

Shares redeemed (APIC)	$(1,004	)(E)
Accrued legal fees settled with stock	1,500
EBC transaction fees paid via convertible debt	(2,500	)(G)
Additional related party loans made subsequent to balance sheet date	(248	)(F)
Seller issued converted debt	(20,000	)(G)
Represents the adjustment to reflect the estimated fair value on the preliminary purchase price allocation (see Note 2)	53,418	(D)
Represents the adjustment to reflect the estimated fair value of the penny stock warrants	9,937	(K)
	$41,103

J.	Adjustment to retained earnings

Accrued expenses renegotiated	$322	(H)
Accrued expenses - vendor dispute renegotiated	(264	)(H)
Additional paid in capital	4
	$62

K.	The Company valued the penny stock warrants using the Black-Scholes option valuation model assuming a life of 98 days, a volatility factor of 20%, and a risk free rate of 1.57%. The resulting value of $9.937 million is treated as a debt discount and netted against the carrying value of the of the convertible debt.

Debt Discount	$(9,937	)(G&I)

Note 4. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Twelve Months Ended December 31, 2019

A.	Represents Pensare’s pro forma condensed combined statement of operations for the twelve months ended December 31, 2019.

B.	Represents Computex’s audited historical consolidated statement of operations for the year ended December 31, 2019.

C.	Represents the pro forma adjustment to remove interest income on assets held in the Trust Account.

C-1	Represents the pro forma adjustment to accrue interest income for additional funding held in cash account.

D.	Represents interest on new convertible debt issued subsequent to December 31, 2019.

E.	Represents pro forma income tax provision adjustment assuming there would be an allowance for any tax benefit from losses.

F.	Represents adjustments to weighted average basic and diluted shares outstanding to arrive at the pro forma shares outstanding in both the no redemption and maximum redemption scenarios, as follows:

Denominator:
Public stockholders	78,840
Public stockholders’ rights	3,105,000
Sponsor original remaining shares	7,762,500
Fee conversion shares	500,000
Computex’s shareholders	8,189,490
Pro-forma basic shares outstanding	19,635,830
Public Warrants	15,530,000
Sponsor Warrants	10,512,500
Warrants issued (Investors)	2,316,936
Warrants issued (Computex)	2,000,000
Pro-forma diluted shares outstanding	49,995,266

Weighted average shares outstanding, basic	8,551,855
Pro forma adjustment	11,083,975

Weighted average shares outstanding, diluted	8,551,855
Pro forma adjustment	41,443,411

Note 5. Adjustments and Assumptions to the Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2018

A.	Represents Pensare’s unaudited historical consolidated statement of operations for the twelve months ended December 31, 2018.

B.	Represents Computex’s unaudited historical consolidated statement of operations for the twelve months ended December 31, 2018.

C.	Represents the pro forma adjustment to remove interest income on assets held in the Trust Account.

C-1	Represents the pro forma adjustment to accrue interest income for additional funding held in cash account.

D.	Represents interest on new convertible debt issued subsequent to December 31, 2019.

E.	Represents pro forma income tax provision adjustment assuming there would be an allowance for any tax benefit from losses.

F.	Represents adjustments to weighted average basic and diluted shares outstanding to arrive at the pro forma shares outstanding in both the no redemption and maximum redemption scenarios, as follows:

Denominator:
Public stockholders	78,840
Public stockholders’ rights	3,105,000
Sponsor original remaining shares	7,762,500
Fee conversion shares	500,000
Computex’s shareholders	8,189,490
Pro-forma basic shares outstanding	19,635,830
Public Warrants	15,530,000
Sponsor Warrants	10,512,500
Warrants issued (Investors)	2,316,936
Warrants issued (Computex)	2,000,000
Pro-forma diluted shares outstanding	49,995,266

Weighted average shares outstanding, basic	8,443,658
Pro forma adjustment	11,192,172
Weighted average shares outstanding, diluted	8,443,658
Pro forma adjustment	41,551,608

MANAGEMENT

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
Lawrence E. Mock, Jr.	74	Chairman of the Board
Darrell J. Mays	56	Chief Executive Officer and Director
Thomas H. King	65	Chief Financial Officer
Graham McGonigal	62	Chief Operating Officer
Sam Haffar	56	Director
Mark Downs	57	Director
U. Bertram Ellis, Jr.	66	Director
Suzanne Shank	58	Director
Karl Krapek	71	Director
Dennis Lockhart	73	Director
Dr. Klaas Baks	47	Director

Lawrence E. Mock, Jr., our Chairman of the Board and a former director of Computex, is currently Managing Partner of Navigation Capital Partners, Inc., an Atlanta-based private equity firm which he founded in partnership with Goldman Sachs in 2006, and serves as a director of Holdings. From 1995 to 2006, Mr. Mock served as President and Chief Executive Officer of Mellon Ventures, Inc., which he founded in partnership with Mellon Financial Corporation, to make private equity and venture capital investments in operating companies. From 1983 to 1995, he was founder and Chief Executive Officer of River Capital, Inc. Mr. Mock holds a Master of Science degree from Florida State University and a Bachelor of Arts degree from Harvard College.

Darrell Mays, our Chief Executive Officer and member of our board of directors, was the Founder and Chief Executive Officer of nsoro, a turnkey wireless installation services provider, from 2003 to 2008, which was acquired by MasTec in August 2008. Mr. Mays has served as an executive of MasTec since 2008, during which period the revenues and EBITDA of MasTec’s communications division, of which nsoro is a component, increased to approximately $2.3 billion and $245.0 million in 2016, respectively. Mr. Mays holds a Bachelor of Arts degree in Business from Georgia State University.

Thomas H. King has served on our board of directors and as a director of Computex since April 2020 and was the Chief Financial Officer of Tier One Holding Corp. and its subsidiaries from January 2017 to June 2019, after serving as its interim Chief Financial Officer from January 2016 to December 2017. Prior to January 2016, Mr. King served as Chief Financial Officer to numerous private equity sponsored companies primarily as an engagement partner with Tatum, a Randstad Company. Also while at Tatum, he was Chief Financial Officer at Allied Systems Holdings, Inc. from August 2004 until September 2008 and served as Vice President-Finance at Rock-Tenn Company (currently known as WestRock Company) from November 2000 to July 2004. Mr. King was also an Assurance Manager at PricewaterhouseCoopers. Mr. King received a MS Industrial Administration from Carnegie-Mellon University and a BS in Business Administration from Pennsylvania State University.

Graham McGonigal, our Chief Operating Officer and, since April 2020, a director of Computex, has served as a technology consultant since March 2018. Prior to that, Mr. McGonigal served as Chief Network Officer at Vonage Holdings (NYSE: VG) from December 2015 to February 2018, and as Senior Vice President of Network Operations at Vonage from February 2012 to December 2015. Mr. McGonigal has more than 30 years of technical experience and has held senior leadership roles within AT&T (NYSE: T), Cingular Wireless and Bellsouth. From September 2007 to January 2012, Mr. McGonigal was the Chief Operating Officer at MasTec Network Solutions, a division of MasTec Inc. (NYSE: MTZ). At AT&T Mobility, Mr. McGonigal led the national data and service delivery networks and created highly competitive wireless data networks. Mr. McGonigal holds a Bachelor of Science degree in Chemistry from Mercer University.

Sam Haffar has served on our board of directors since April 2020 and currently serves as Computex’s Chief Executive Officer. Mr. Haffar has served as Computex, Inc.’s Chief Executive Officer and President at different times over 30 years, and currently serves as a director of Holdings. Mr. Haffar, along with his brother, founded Computex in 1987 and has helped grow Computex to be an industry leading solution provider that has been recognized by industry publications such as CRN. Mr. Haffar also serves on the Cisco and Hewlett Packard Enterprise advisory boards and provides strategic direction and feedback to some of Computex’s OEM partners. Mr. Haffar is a graduate of the University of Houston and holds a Bachelor’s degree in Computer Science.

Mark Downs has served on our board of directors since April 2020 and is the founder of Navigation Capital Partners, a private equity firm where he has served as a partner since January 2007. Mr. Downs has in excess of 20 years of experience serving on for profit boards of directors as a control investor. Mr. Downs has served as a director of Computex, Inc. from January 2017 to April 2020; a director of Stratos from January 2017 to April 2020; a director of Holdings from January 2017 to April 2020; a director of Michon, Inc. (d/b/a Definition6) from July 2015 to the present; a director of Brown Integrated Logistics, Inc. from January 2017 to the present; a director of Brightwell Payments, Inc. from May 2015 to Present; and a director of Five Star Food Service, Inc. from October 2016 to March 2019. Mr. Downs holds a Bachelor’s degree in Economics from the University of Pittsburgh and a Master’s of Management degree from Northwestern University.

U. Bertram Ellis, Jr. has served on our board of directors as an independent director since July 2017. He has served as the Chairman and Chief Executive Officer of Ellis Capital, a diversified investment firm, since 1984. In addition, Mr. Ellis was the Founder and Chief Executive Officer of ACT III Broadcasting from 1986 to 1991, which sold for $530 million and Ellis Communication from 1993 to 1996, which sold for $840 million. Mr. Ellis holds a Master of Business Administration from the University of Virginia Darden Business School and a Bachelor of Arts from the University of Virginia.

Suzanne Shank has served on our board of directors as an independent director since July 2017. She has served as Chairman, Chief Executive Officer and majority owner of Siebert Cisneros Shank & Co., a full-service investment bank that has managed or co-managed over $2 trillion in transactions, since 1996. Mrs. Shank holds a Master of Business Administration from the Wharton School at the University of Pennsylvania and a Bachelor of Science from the Georgia Institute of Technology.

Karl Krapek has served on our board of directors as an independent director since July 2017. He has served as the Lead Director at Prudential Financial, Inc. since 2014, and a Director since 2004, and Director of Northrop Grumman Corporation since 2008. From 2002 to 2009, he was the President and Chief Operations Officer of United Technologies Corporation, or UTC, which has a market capitalization of approximately $90 billion. Mr. Krapek has served as an Executive Vice President of UTC since 1997 and as a Director of UTC from 1997 to 2007. Mr. Krapek holds a Master of Science from Purdue University and Bachelor of Science from Kettering University.

Dennis Lockhart has served on our board of directors as an independent director since July 2017. He recently retired from his position as president and Chief Executive Officer of the Federal Reserve Bank of Atlanta, a position he held from 2007 to 2017. Earlier, he was a professor at Georgetown University, School of Foreign Service, from 2003 to 2007. Prior to this, he held senior positions at Heller Financial Inc. and Citicorp (now Citigroup). Mr. Lockhart holds a Master of Arts from Johns Hopkins University and a Bachelor of Arts from Stanford University.

Dr. Klaas Baks has served on our board of directors as an independent director since July 2017. He is the Co-Founder and Executive Director of the Emory Center for Alternative Investments, which was formed in 2008. He also serves as the Atlanta Chair of TIGER 21, which is a peer-to-peer network of high net worth wealth creators, since 2014. In addition, he has been an Associate Professor in the Practice of Finance at Emory University’s Goizueta Business School since 2002. Dr. Baks has a Doctoral degree from the Wharton School at the University of Pennsylvania and a Masters of Arts degree from Brown University.

Special Advisors

Rayford Wilkins, Jr., our Special Advisor, served as Chief Executive Officer of AT&T Diversified Businesses and Chairman and President of AT&T International. Prior to these positions, he served as Group President Marketing and Sales. In addition, he occupied various positions associated with the wireless industry at SBC Group and has held several leadership roles in his more than 30-year career at AT&T and its predecessor companies. Mr. Wilkins is currently a director at Morgan Stanley, Valero Energy and Caterpillar.

Dr. David Panton, our Special Advisor, has served as Chairman and Chief Executive Officer of Panton Equity Partners, a private equity firm, since founding it in 2012. Prior to that, he was a partner of Navigation Capital Partners, an Atlanta-based private equity firm which he founded in partnership with Goldman Sachs in 2006. He has 20 years of investment banking and private equity experience and has sourced and led over 20 control transactions in various industries (including the telecom, media and technology industry) with an aggregate enterprise value of over $5 billion, including successful sales of portfolio companies to buyers such as Dell Inc., the Blackstone Group, and One Equity Partners.

Michael Pietropola, our Special Advisor, has served as President of Pietropola Consulting, a telecommunications consulting firm, since October 2015. Previously, he served as Vice President of Construction & Engineering for AT&T from January 2012 to October 2015, and as Vice President of Network Services for AT&T (and Cingular prior to its acquisition by AT&T) from June 2007 to January 2012.

Dr. Robert Willis, our President until April 2020 and now our Special Advisor, became the President of nsoro in 2007. In such capacity, he negotiated the acquisition of the business by MasTec and, following its acquisition, served in an advisory role from 2010 through July 2016. From December 2013 until December 2015, Dr. Willis served as Chairman of U.S. Shale Solutions, Inc., a shale services company which he founded in 2013. Prior to nsoro, Dr. Willis served as Chief Executive Officer of Foxcode Inc., a merchant-banking firm, from 2004 until November 2015, in which capacity he was principal on multiple debt and equity transactions. In July 2004, Dr. Willis founded Gaming VC, S.A., an online gaming enterprise which completed a GBP 81 million initial public offering in London in 2004, and served as a member of its board and as its Finance Director until 2007. Prior to that, Dr. Willis was the founder and Chief Executive Officer of Alpine Computer Systems, Inc., a systems integration engineering company established in the 1980s that grew rapidly and was acquired by Delphi Group plc. in 1996, at which time he became Senior Vice President and Chief Information Officer of the parent company. Dr. Willis was a member of a three-man North American roll-up M&A team which ultimately acquired approximately 25 businesses. After an ADR NASDAQ offering, the company was acquired by Adecco Group AG. Dr. Willis subsequently reacquired the company and then merged it into Aimnet Solutions Inc., backed by Mellon Ventures and William E. Simon & Sons. The business was ultimately acquired by Cognizant Inc., a large public IT services company. Dr. Willis was awarded a Doctorate in Humane Letters (Hon.) from Newbury College in Boston, MA, in May 2001.

Designated Directors

Pursuant to the Business Combination Agreement, during the Nomination Period, Holdings (or if Holdings has been dissolved, Navigation) has the right to nominate up to three Holdings Designees for election to our board of directors, subject to adjustment as described below, and we are obligated to nominate each Holdings Designee for election as a director as part of the slate that is included in the proxy statement (or consent solicitation or similar document) relating to the election of directors and to support the election of each Holdings Designee.

As of the Closing, Holdings’ initial Holdings Designees were Messrs. Haffar, Downs and Mock. During the Nomination Period, if a Holdings Designee ceases to serve as a director for any reason, Holdings (or if Holdings has been dissolved, Navigation) has the right to appoint another individual to fill such vacancy. During the Nomination Period, if Holdings or Navigation ceases to beneficially hold at least 50% of the Designation Shares, for the remainder of the Nomination Period the number of Holdings Designees will be reduced to two, and if Holdings or Navigation ceases to beneficially hold at least 30% of the Designation Shares, for the remainder of the Nomination Period the number of Holdings Designees will be reduced to one.

Number and Terms of Office of Officers and Directors

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Messrs. Ellis, Krapek and Lockhart and Dr. Baks, will expire at the third annual meeting of stockholders. The term of office of the second class of directors, consisting of Ms. Shank and Messrs. Mays and Mock, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Messrs. Downs and Haffar, will expire at the third annual meeting of stockholders following the effectiveness of the Charter.

Our officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our Bylaws as it deems appropriate. Our Bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Secretary and such other officers (including, without limitation, Vice Presidents, Assistant Secretaries and a Treasurer) as may be determined by the board of directors.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Messrs. Ellis, Krapek, Lockhart, Baks and Ms. Shank are “independent directors” as defined in the Nasdaq listing standards.

Committees of the Board of Directors

Our board of directors has three standing committees: an audit committee, a nominating committee and a compensation committee.

Audit Committee

We have an audit committee comprised of Messrs. Lockhart and Baks and Ms. Shank, each of whom is an independent director. Mr. Lockhart serves as the Chairman of the audit committee. Each member of the audit committee is financially literate, and our board of directors has determined that Mr. Lockhart qualifies as an “audit committee financial expert” as defined in applicable SEC rules because he meets the requirement for past employment experience in finance or accounting, requisite professional certification in accounting or comparable experience. The responsibilities of our audit committee, which are specified in our Audit Committee Charter, include:

●	reviewing and discussing with management and the independent auditor the annual audited financial statements, and recommending to the board whether the audited financial statements should be included in our Form 10-K;

●	discussing with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of our financial statements;

●	discussing with management major risk assessment and risk management policies;

●	monitoring the independence of the independent auditor;

●	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;

●	reviewing and approving all related-party transactions;

●	inquiring and discussing with management our compliance with applicable laws and regulations;

●	pre-approving all audit services and permitted non-audit services to be performed by our independent auditor, including the fees and terms of the services to be performed;

●	appointing or replacing the independent auditor;

●	determining the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

●	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies; and

●	approving reimbursement of expenses incurred by our management team in identifying potential target businesses.

Nominating Committee

Our nominating committee consists of Messrs. Lockhart and Krapek and Ms. Shank, each of whom is an independent director under Nasdaq’s listing standards. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, stockholders, investment bankers and others.

The guidelines for selecting nominees, which are specified in our Nominating Committee Charter, generally provide that persons to be nominated:

●	should have demonstrated notable or significant achievements in business, education or public service;

●	should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

●	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of our stockholders.

The nominating committee will consider a number of qualifications relating to management and leadership experience, background, integrity and professionalism in evaluating a person’s candidacy for membership on the board of directors. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by stockholders and other persons.

Compensation Committee

Our compensation committee consists of Messrs. Ellis, Baks and Krapek, each of whom is an independent director under Nasdaq’s listing standards. The compensation committee’s duties, which are specified in our Compensation Committee Charter, include, but are not limited to:

●	reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer’s based on such evaluation;

●	reviewing and approving the compensation of all of our other executive officers;

●	reviewing our executive compensation policies and plans;

●	implementing and administering our incentive compensation equity-based remuneration plans;

●	assisting management in complying with our proxy statement and annual report disclosure requirements;

●	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

●	if required, producing a report on executive compensation to be included in our annual proxy statement; and

●	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

Code of Ethics and Committee Charters

We have adopted a Code of Ethics applicable to our directors, officers and employees. We have filed a copy of our Code of Ethics, our Audit Committee Charter, our Nominating Committee Charter and our Compensation Committee Charter as exhibits to our registration statement for our initial public offering. You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request from us in writing at 1720 Peachtree Street, Suite 629, Atlanta, GA 30309 or by telephone at (404) 239-2863. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a current report on Form 8-K.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

In May 2016, the Sponsor purchased 10,000 shares of our common stock for an aggregate purchase price of $11.00. In May 2017, the Sponsor and certain other persons purchased an aggregate of 7,177,500 shares of our common stock for an aggregate purchase price of $24,990 in cash, or approximately $0.0035 per share. In June 2017, the Sponsor transferred 1,575,000 Founder Shares to MasTec for the same purchase price originally paid for such shares. In July 2017, the Sponsor transferred 27,000 Founder Shares to each of our independent directors, and we effected a stock dividend with respect to our common stock of 575,000 shares thereof, resulting in our Initial Stockholders holding an aggregate of 7,762,500 Founder Shares.

Simultaneously with the closing of our initial public offering and the over-allotment option, the Sponsor, MasTec and EBC purchased from us an aggregate of 10,512,500 Private Placement Warrants for a total purchase price of $10,512,500, each in a private placement. Each Private Placement Warrant entitles the holder to purchase of one share of common stock at $11.50 per share. Continental Stock Transfer & Trust Company deposited the purchase price into the Trust Account simultaneously with the consummation of the initial public offering. The Private Placement Warrants are identical to the warrants sold as part of the units in our initial public offering, except that the Private Placement Warrants: (i) will not be redeemable by us and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchasers or any of their permitted transferees.

On April 3, 2020, AVCT and the PIPE Investors entered into the Securities Purchase Agreement, pursuant to which the PIPE Investors agreed to purchase, and we agreed to sell to the PIPE Investors, the PIPE Units, each PIPE Unit consisting of (i) $1,000 in principal amount of the PIPE Debentures and (ii) one PIPE Warrant to purchase 100 shares of common stock at an exercise price of $0.01 per whole share. Pursuant to the terms of the Securities Purchase Agreement, we issued to the PIPE Investors approximately 43,169 PIPE Units at the Closing and may issue up to approximately 56,831 additional PIPE Units in the aggregate in one or more subsequent closings through August 5, 2020. Certain of our officers and directors or their affiliates were issued PIPE Units as follows:

●	Holdings received 20,000 PIPE Units as partial consideration for the Business Combination pursuant to the terms of the Business Combination Agreement;

●	The daughter of Mr. Mays purchased 250 PIPE Units pursuant to the Securities Purchase Agreement;

●	Mr. Ellis purchased 250 PIPE Units pursuant to the Securities Purchase Agreement;

●	Nobadeer LP, an entity controlled by Mr. Mock, purchased 500 PIPE Units pursuant to the Securities Purchase Agreement; and

●	The Sponsor received 8,565.61 PIPE Units in exchange for in exchange for the cancellation of indebtedness previously incurred by the Company to the Sponsor.

At the Closing, we issued to the PIPE Investors the PIPE Debentures having an aggregate principal amount of approximately $43.2 million (including $3.0 million in aggregate principal amount issued as part of PIPE Units sold to MasTec, $20.0 million in aggregate principal amount issued as part of PIPE Units issued to Holdings pursuant to the terms of the Business Combination Agreement and approximately $8.6 million in aggregate principal amount issued to the Sponsor as part of PIPE Units issued in exchange for the cancellation of indebtedness previously incurred by the Company to the Sponsor). The PIPE Debentures bear interest at a rate of 10% per annum, payable quarterly on the last day of each calendar quarter in the form of additional PIPE Debentures, except upon maturity in which case accrued and unpaid interest is payable in cash. The entire principal amount of each PIPE Debenture, together with accrued and unpaid interest thereon, is due and payable on the earlier of (i) such date, commencing on or after October 7, 2022, as the holder thereof, at its sole option, upon not less than 30 days’ prior written notice to the Company, demands payment thereof and (ii) the occurrence of a Change in Control (as defined in the PIPE Debentures).

Each PIPE Debenture is convertible, in whole or in part, at any time at the option of the holder thereof into that number of shares of our common stock calculated by dividing the principal amount being converted, together with all accrued but unpaid interest thereon, by the applicable conversion price, initially $3.45. The conversion price is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like, and is also subject to price-based adjustment, on a “full ratchet” basis, in the event of any issuances of common stock, or securities convertible, exercisable or exchangeable for, common stock at a price below the then-applicable conversion price (subject to certain exceptions). The PIPE Debentures are subject to mandatory conversion if the closing price of the common stock exceeds $6.00 for any 40 trading days within a consecutive 60 trading day-period, subject to the satisfaction of certain other conditions. The PIPE Debentures are subordinated to all Senior Indebtedness (as defined in the PIPE Debentures), including indebtedness under the Credit Agreement.

At the Closing, we issued to PIPE Investors the PIPE Warrants to purchase an aggregate of up to 4,316,936 shares of our common stock (including PIPE Warrants to purchase up to 2,000,000 shares, 856,561 shares, and 300,000 shares of our common stock issued to Holdings, the Sponsor and MasTec, respectively, as part of the PIPE Units issued to them), at an exercise price of $0.01 per share. The PIPE Warrants are exercisable at any time through the fifth anniversary of the date of issuance. The number of shares issuable upon exercise of each PIPE Warrant is subject to customary adjustments for stock dividends, stock splits, reclassifications and the like.

Computex was party to a Management Services Agreement, effective February 13, 2012, with Navigation Capital Partners, Inc. (“Management Services Agreement”), a private equity management company owned by Mr. Mock and affiliated with Navigation. Pursuant to the Management Services Agreement, Navigation Capital Partners, Inc. provided advisory and management services as requested by Computex. As compensation for such advisory and management services, Computex paid Navigation Capital Partners, Inc. an annual management fee equal to $300,000. The Management Services Agreement was terminated in connection with the consummation of the Business Combination.

Related Party Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to the Audit Committee Charter, will be responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable to us than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director may participate in the approval of any transaction in which he is a related party, but that director is required to provide the audit committee with all material information concerning the transaction. We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

EXECUTIVE COMPENSATION

Pensare

Prior to the consummation of the Business Combination, no executive officer of Pensare received any cash compensation for services rendered to us. We entered into a Strategic Services Agreement with John Foley, our former Chief Financial Officer, pursuant to which we agreed to pay Mr. Foley consulting fees of $500 per hour for any hours of consulting services provided by Mr. Foley in excess of ten hours per month. The Strategic Services Agreement had an initial term of two years commencing on July 27, 2017, subject to earlier termination by either party. Mr. Foley also received a grant of profits interests in the Sponsor. We were obligated to make the same payments to our Special Advisors pursuant to Strategic Services Agreements we entered into with each of them, and each of our Special Advisors and Dr. Willis also received a grant of profits interest in the Sponsor.

The profits interests in the Sponsor that were granted to Dr. Willis, Mr. Foley and our Special Advisors are Class B Membership Units in the Sponsor that were assigned to such individuals by Mr. Mays, who holds the remaining Class B Membership Units. The value of these profits interests, if any, will be wholly dependent on the value of the Founder Shares and the Private Placement Warrants held by the Sponsor. The holders of the Class B Membership Units will be entitled to receive distributions from the Sponsor, which may consist of a portion of the Founder Shares and Private Placement Warrants or the proceeds obtained by the Sponsor upon the sale thereof, to the extent available after the holders of Class A Membership Units in the Sponsor shall have received distributions equal to a multiple of their initial capital contributions in the Sponsor. Accordingly, the value of the profits interests is related to our performance, because if the prices of our shares and warrants increase, the value of the profits interests will increase (assuming that the holders of Class A Membership Units have received the full amount of distributions payable to them). The profits interests (or, in the case of Dr. Willis and Mr. Panton, a portion of the profits interests) are subject to partial forfeiture if the recipient ceases providing services to us prior to the first anniversary of the consummation of the Business Combination, or if the value of the distributions received by the recipient on account of such profits interests would exceed a specified value.

Commencing on July 27, 2017, through the consummation of the Business Combination, we paid the Sponsor an aggregate fee of up to $20,000 per month for providing us with office space and certain office and secretarial services. However, this arrangement was solely for our benefit and was not intended to provide our executive officers or directors compensation in lieu of a salary.

Other than the administrative fee of up to $20,000 per month, the compensation paid to Mr. Foley pursuant to the Strategic Services Agreement described above and the repayment of any loans made by the Sponsor to us, no compensation or fees of any kind, including finder’s, consulting fees and other similar fees, were paid to the Sponsor, members of our management team or their respective affiliates, for services rendered prior to or in connection with the consummation of the Business Combination. However, they received repayment of any loans from the Sponsor, officers and directors for working capital purposes and reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses, performing business due diligence on suitable target businesses and business combinations as well as traveling to and from the offices, plants or similar locations of prospective target businesses to examine their operations. There was no limit on the amount of out-of-pocket expenses reimbursable by us.

Computex

The following section provides compensation information pursuant to the scaled disclosures applicable to “emerging growth companies” under the Rules of the SEC.

Overview

Computex’s “Named Executive Officers” for the year ended December 31, 2019 and the year ended December 31, 2018 include Sam Haffar, Chief Executive Officer and President, Jesus Perez, Chief Financial Officer, Faisal Bhutto, Executive Vice President, Worth Davis, Executive Vice President and Chief Technology Officer, Frank Vitagliano, former Chief Executive Officer, and John Schilsky, former Chief Executive Officer and Chief Financial Officer.

Computex’s compensation policies and philosophies are designed to align compensation with business objectives, while also enabling Computex to attract, motivate and retain individuals who contribute to Computex’s long-term success. Computex historically links annual performance bonuses to performance objectives.

The compensation of Computex’s Named Executive Officers has mainly consisted of salary and an annual discretionary performance bonuses.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	All Other Compensation ($)		Total ($)
Sam Haffar(1)	Fiscal 2019	600,000	—	—		600,000
Chief Executive Officer and President	Fiscal 2018	600,000	—	—		600,000
Jesus Perez(2)	Fiscal 2019	375,000	56,250	1,000	(3)	432,250
Chief Financial Officer	Fiscal 2018	200,000	20,000	1,000	(3)	221,000
Faisal Bhutto	Fiscal 2019	415,000	62,250	1,000	(3)	478,250
Executive Vice President	Fiscal 2018	325,000	30,000	1,000	(3)	356,000
Worth Davis	Fiscal 2019	415,000	62,250	1,000	(3)	478,250
Chief Technology Officer	Fiscal 2018	375,000	35,000	1,000	(3)	411,000
Frank Vitagliano(4)	Fiscal 2019	—	—	—		—
Former Chief Executive Officer	Fiscal 2018	380,000	182,000	—		562,000
John Schilsky(5)	Fiscal 2019	—	—	—		—
Former Chief Executive Officer and Chief	Fiscal 2018	380,000	—	8,700		388,700
Financial Officer

(1)	Mr. Haffar rejoined Computex as CEO in October of 2018. Mr. Haffar, in addition to being a director of AVCT, continues to serve as the Chief Executive Officer of Computex, whereby he will receive a base salary and discretionary annual cash bonus as compensation for his services.

(2)	Mr. Perez joined the Company in October of 2017 as the Director of F&PA. He became Computex’s Group Controller in June of 2018 and the CFO in January of 2019.

(3)	All other compensation consisted of reimbursement for cellular expenses.

(4)	Mr. Vitagliano was the CEO of Computex for fiscal year 2017 until April of 2018.

(5)	Mr. Schilsky was the CFO of Computex for fiscal year 2017 and became CEO in April of 2018 until October of 2018.

Salaries and Annual Incentive Bonuses

Each of Computex’s Named Executive Officers receives a base salary to compensate them for services rendered to Computex. The base salary is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, position and responsibilities.

Each of Computex’s Named Executive Officers is also eligible to receive a discretionary annual cash bonus based on contributions made within their respective responsibilities, including revenue growth, human capital recruiting and retention, customer retention and overall company performance.

Retention Bonus Agreements

Pursuant to retention bonus agreements, certain Named Executive Officers are also eligible to receive a retention bonus, to be paid solely by Holdings, that is payable in two tranches, with payment conditioned upon the sale of reserved shares of our common stock (the “Reserved Shares”) set aside by Holdings for each Named Executive Officer. The first tranche of the retention bonus is payable within 30 days following the one-year anniversary of the Closing Date (the “Retention Date”) without any additional condition that the Named Executive Officer remain employed with New Stratos. The amount of the first tranche of the retention bonus is a lump sum equal to the net sale proceeds of the first 50% of a Named Executive Officer’s Reserved Shares that are sold on or before the Retention Date. The second tranche of the retention bonus is payable within 30 days following the Retention Date but payment is conditioned upon the Named Executive Officer remaining continuously employed with New Stratos throughout the one-year period following the Closing Date or otherwise if the Named Executive Officer is involuntarily terminated without cause, voluntarily terminates for good reason, or dies while employed with New Stratos before the Retention Date. The amount of the second tranche of the retention bonus is a lump sum equal to the net sale proceeds of the second 50% of a Named Executive Officer’s Reserved Shares that are sold on or before the Retention Date. If any portion of a Named Executive Officer’s Reserved Shares are not sold on or before the Retention Date, no bonus is payable with respect to those Reserved Shares and instead Holdings will transfer the unsold Reserved Shares to the Named Executive Officer as soon as practicable following the Retention Date subject to the Named Executive Officer having otherwise satisfied the requirements to receive payment with respect to those Reserved Shares. 83,333 Reserved Shares are set aside for Jesus Perez’s retention bonus, 166,667 Reserved Shares are set aside for Faisal Bhutto’s retention bonus and 166,667 Reserved Shares are set aside for Worth Davis’s retention bonus.

Severance Benefits Agreements

Pursuant to severance benefits agreements, certain Named Executive Officers are eligible to receive severance payments and benefits upon termination of employment from New Stratos under certain circumstances. In addition to accrued but unpaid base salary, unpaid vacation, and reimbursement of business expenses, if the Named Executive Officer is terminated involuntarily without cause, voluntarily for good reason, or due to death or disability the Named Executive Officers will vest in all unvested equity awards and are eligible to receive reimbursements of premiums for COBRA continuation coverage for up to 12 months and an additional cash severance amount, 1/12 of which is payable in monthly installments over 12 months following the termination of employment. Jesus Perez’s severance amount is $375,000, Faisal Bhutto’s severance amount is $415,000, and Worth Davis’s severance amount is $415,000.

Employment Agreements

Executive Employment Agreement—Faisal Bhutto

eNETsolutions, L.L.C., a subsidiary of New Stratos, entered into an executive employment agreement with Faisal Bhutto when he was hired as Vice President—Corporate Strategy. The employment agreement provides for an initial term of two years (which initial term ended on March 5, 2016), and automatically renews thereafter for successive one-year terms unless terminated by eNETsolutions, L.L.C. prior to the commencement of a renewal term. The employment agreement provides for an initial base salary of $250,000 per year, subject to annual discretionary increases. Mr. Bhutto is also eligible to participate in any employee benefit plans as may be adopted by Computex from time to time. eNETsolutions, L.L.C. will reimburse Mr. Bhutto for all reasonable and necessary expenses incurred by him in the performance of his duties of employment, subject to eNETsolutions, L.L.C.’s normal reimbursement policies.

If Mr. Bhutto’s employment is terminated for any reason, he is entitled to receive any accrued benefits, including any earned but unpaid portion of his base salary and the reimbursement of any expenses incurred but not yet reimbursed, through the date of his termination, subject to withholding and other appropriate deductions. If Mr. Bhutto’s employment is terminated for any reason other than for cause (as defined in his employment agreement), he is also entitled to receive any discretionary bonus payment awarded to him but not yet paid prior to the date of his termination. The employment agreement provides that if Mr. Bhutto resigns for good reason or is terminated without cause (in each case as defined in his employment agreement) prior to the end of the initial employment term or any renewal term, then in addition to the accrued benefits and provided he enters into a general release of claims, Computex will pay him severance equal to the shorter of (a) nine months of his base salary or (b) his base salary for a period of time equal to the then-remaining duration of the applicable initial employment term or renewal term, subject to withholding and other appropriate deductions.

Mr. Bhutto’s employment agreement also provides that he shall not divulge confidential information, shall not disparage Computex, and during the term of his employment shall promptly disclose and automatically assign all work product (as defined in his employment agreement) to Computex. Mr. Bhutto’s employment agreement further provides that, during the term of his employment and for twelve months thereafter, Mr. Bhutto will not compete with Computex, and during the term of his employment and for twenty-four months thereafter, he will not solicit Computex’s customers or employees.

On October 22, 2019, Mr. Bhutto’s executive employment agreement was amended to remove Mr. Bhutto’s right to receive the severance payments described above. This amendment was effective on the Closing Date. In consideration for the amendment, Mr. Bhutto entered into that severance benefits agreement described under the heading “Severance Benefits Agreements” above.

Outstanding Equity Awards at Fiscal Year End

The former parent of Computex, Holdings, issued Class A and B incentive common units of ownership of Holdings to the certain Named Executive Officers of Holdings on July 31, 2018 and May 27, 2016. The incentive common units granted consist of time-based units and performance-based units. Time-based units vest based on a three-year vesting period with accelerated vesting upon the sale of Computex, and performance-based units that vest upon the sale of Computex, in each case, subject to the Named Executive Officer’s continued service with Computex. Computex performed an analysis and determined the units had a fair value that was immaterial at each respective date of grant and, accordingly, has not recorded any compensation expense.

On May 27, 2016: (i) Sam Haffar was issued 572,310 Class A time-based units and 286,155 Class A performance-based units; (ii) Worth Davis was issued 272,267 Class A performance-based units; and (iii) Faisal Bhutto was issued 172,267 Class A performance-based units.

On July 31, 2018: (i) Worth Davis was issued 110,000 Class B time-based units and 110,000 Class B performance-based units and (ii) Faisal Bhutto was issued 117,500 Class B time-based units and 117,500 Class B performance-based units.

As a result of the Business Combination, all of the unvested time-based units and all of the performance-based units held by the current Named Executive Officers will automatically vest, subject to their continued service with Computex. The Named Executive Officers are expected to receive either no or de minimis compensation in relation to their Class A or B incentive common units.

Retirement Benefits

Computex maintains a tax-qualified defined contribution plan that meets the requirements of Section 401(k) of the Code, commonly called a 401(k) plan, for substantially all of its employees. The 401(k) plan is available on the same basis to all employees, including Named Executive Officers. Each participant in the 401(k) plan can elect to defer from 0% to 100% of compensation, subject to limitations under the Code and the Employee Retirement Income Security Act of 1974 (ERISA).

Incentive Plan

On February 27, 2020, our stockholders approved the Incentive Plan, effective upon the Closing. A copy of the full text of the Incentive Plan is included as an exhibit to the registration statement of which this prospectus is a part. Under the Incentive Plan, a total of 5,794,500 shares of our common stock are reserved and available for delivery under the Incentive Plan at any time during the term of such plan.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding the beneficial ownership of our common stock as of April 28, 2020 by:

●	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

●	each of our executive officers and directors; and

●	all of our executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security or has the right to acquire securities within 60 days, including options and warrants that are currently exercisable or exercisable within 60 days.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. The calculation of percentage of beneficial ownership is based on 19,635,830 shares of common stock outstanding as of April 28, 2020.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned		Percentage of Outstanding Shares of Common Stock
Directors and Executive Officers of the Company:
Pensare Sponsor Group, LLC	16,175,137	(2)	53.9%
Darrell J. Mays	16,641,260	(2)(3)(4)	54.9%
Lawrence E. Mock, Jr.(5)	16,181,519	(6)(7)	58.6%
Thomas H. King	—		—
Graham McGonigal	—		—
Sam Haffar	—		—
Mark Downs	—		—
U. Bertram Ellis, Jr.	124,464	(8)	*
Suzanne Shank	27,000		*
Karl Krapek	27,000		*
Dennis Lockhart	27,000		*
Dr. Klaas Baks	27,000		*
All directors and executive officers as a group (eleven individuals)	33,055,243		86.0%
Five Percent or More Holders and Certain Other Holders:
Navigation Capital Partners II, L.P.(7)	15,986,591		58.3%
MasTec, Inc.(9)	4,870,565		21.4%
Linden Advisors LP(10)	1,267,332		6.1%
BlueCrest Capital Management Limited(11)	1,125,313		5.7%
Davidson Kempner Capital Management LP(12)	1,109,879		5.4%

*	Less than 1%.

(1)	Unless otherwise indicated, the business address of each of the persons and entities is 1720 Peachtree Street, Suite 629, Atlanta, GA 30309.

(2)	Represents shares of common stock held by Pensare Sponsor Group, LLC, of which Mr. Mays is the managing member. Includes 7,017,290 shares of common stock underlying Private Placement Warrants which may be exercised commencing 30 days after the Closing, 856,561 shares of common stock underlying PIPE Warrants and 2,482,786 shares of common stock underlying PIPE Debentures in the principal amount of $8,565,610.

(3)	Includes 62,500 shares of common stock underlying PIPE Warrants and 181,159 shares of common stock underlying PIPE Debentures in the principal amount of $625,000 held directly by Mr. Mays.

(4)	Includes 25,000 shares of common stock underlying PIPE Warrants and 72,464 shares of common stock underlying PIPE Debentures in the principal amount of $250,000 held directly by Mr. Mays’ daughter.

(5)	Mr. Mock holds an economic interest in Pensare Sponsor Group, LLC and a pecuniary interest in the securities held by Pensare Sponsor Group, LLC. Mr. Mock disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(6)	Includes 194,928 shares of common stock underlying PIPE Units consisting of PIPE Warrants to purchase 50,000 shares of common stock and PIPE Debentures in the principal amount of $500,000 held directly by Nobadeer LP and indirectly by Lawrence E. Mock, Jr. who is the general partner of Nobadeer LP. Mr. Mock disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

(7)	According to a Schedule 13D filed with the SEC on April 20, 2020, on behalf of: (i) Navigation Capital Partners II, L.P., a Delaware limited partnership (“Navigation”), (ii) NCP General Partner II, LLC, a Delaware limited liability company, and the general partner of Navigation (“NCP GP”), (iii) Lawrence E. Mock, Jr., a manager of NCP GP, (iv) John S. Richardson, a manager of NCP GP, and (v) Stratos Management Systems Holdings, LLC, a Delaware limited liability company (“Holdings”), of which Navigation owns approximately 64.1% of the preferred units in Holdings. Includes 8,189,490 shares of common stock issued as part of the consideration for the Business Combination, which shares are being offered for resale or distribution from time to time pursuant to this prospectus, 2,000,000 shares of common stock underlying PIPE Warrants and 5,797,101 shares of common stock underlying PIPE Debentures in the principal amount of $20,000,000, in each case held directly by Holdings. The business address of this stockholder is 2870 Peachtree Rd NW, Unit 509, Atlanta, GA 30305.

(8)	Includes 97,464 shares of common stock underlying PIPE Units consisting of PIPE Warrants to purchase 25,000 shares of common stock and PIPE Debentures in the principal amount of $250,000.

(9)	According to a Schedule 13D filed with the SEC on April 17, 2020, on behalf of MasTec, Inc. Includes 2,000,000 shares of common stock underlying Private Placement Warrants which may be exercised commencing 30 days after the Closing, 300,000 shares of common stock underlying PIPE Warrants and 869,565 shares of common stock underlying PIPE Debentures in the principal amount of $3,000,000. The business address of this stockholder is 800 S Douglas Road, 12th Floor Coral Gables, FL 33134.

(10)	According to a Schedule 13G filed with the SEC on April 24, 2020, on behalf of Linden Capital L.P., a Bermuda limited partnership (“Linden Capital”), Linden GP LLC, a Delaware limited liability company (“Linden GP”), Linden Advisors LP, a Delaware limited partnership (“Linden Advisors”), and Siu Min (Joe) Wong, relating to the shares of common stock and warrants held for the account of Linden Capital and one or more separately managed accounts (the “Managed Accounts”). Linden GP is the general partner of Linden Capital and, in such capacity, may be deemed to beneficially own the shares held by Linden Capital. Linden Advisors is the investment manager of Linden Capital and trading advisor or investment advisor for the Managed Accounts. Mr. Wong is the principal owner and controlling person of Linden Advisors and Linden GP. In such capacities, Linden Advisors and Mr. Wong may each be deemed to beneficially own the shares held by each of Linden Capital and the Managed Accounts. Each of Linden Advisors and Mr. Wong may be deemed the beneficial owner of 1,267,332 shares of common stock, consisting of 1,129,670 shares held by Linden Capital and 137,662 shares held by the Managed Accounts, of which 993,511 are attributable to warrants exercisable into shares of common stock. Each of Linden GP and Linden Capital may be deemed the beneficial owner of the 1,129,670 shares of common stock held by Linden Capital. The business address of Linden Capital is Victoria Place, 31 Victoria Street, Hamilton HM10, Bermuda. The business address for each of Linden Advisors, Linden GP and Mr. Wong is 590 Madison Avenue, 15th Floor, New York, New York 10022.

(11)	According to a Schedule 13G filed with the SEC on April 20, 2020, on behalf of BlueCrest Capital Management Limited (the “Investment Manager”), which serves as investment manager to Millais Limited, a Cayman Islands exempted company (the “Fund”); and Michael Platt, who serves as principal, director, and control person of the Investment Manager, with respect to the shares of common stock held for the account of the Fund. Millais USA LLC acts as sub-investment manager of the Fund, and reports to the Investment Manager. Each of the Investment Manager and Mr. Platt may be deemed the beneficial owner of 1,125,313 shares of common stock held for the account of the Fund. The business address of this stockholder is Ground Floor, Harbour Reach, La Rue de Carteret, St Helier, Jersey, Channel Islands JE2 4HR.

(12)	According to a Schedule 13G filed with the SEC on April 17, 2020, on behalf of: (i) Davidson Kempner Partners, a New York limited partnership (“DKP”). MHD Management Co., a New York limited partnership (“MHD”), is the general partner of DKP and MHD Management Co. GP, L.L.C., a Delaware limited liability company, is the general partner of MHD. DKCM is responsible for the voting and investment decisions of DKP; (ii) Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership (“DKIP”). Davidson Kempner Advisers Inc., a New York corporation, is the general partner of DKIP. DKCM is responsible for the voting and investment decisions of DKIP; (iii) Davidson Kempner International, Ltd., a British Virgin Islands business company (“DKIL”). DKCM is the investment manager of DKIL and is responsible for the voting and investment decisions of DKIL; (iv) Davidson Kempner Capital Management LP, a Delaware limited partnership and a registered investment adviser with the SEC, acts as investment manager to each of DKP, DKIP and DKIL (“DKCM”) either directly or by virtue of a sub-advisory agreement with the investment manager of the relevant fund. DKCM GP LLC, a Delaware limited liability company, is the general partner of DKCM. The managing members of DKCM are Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman, Conor Bastable, Shulamit Leviant, Morgan P. Blackwell, Patrick W. Dennis, Gabriel T. Schwartz, Zachary Z. Altschuler, Joshua D. Morris and Suzanne K. Gibbons; and (v) Mr. Anthony A. Yoseloff through DKCM, is responsible for the voting and investment decisions relating to the securities held by DKP, DKIP and DKIL reported above. Includes 924,900 shares of common stock issuable upon exercise of warrants. The business address of this stockholder is c/o Davidson Kempner Capital Management LP, 520 Madison Avenue, 30th Floor, New York, New York 10022.

DESCRIPTION OF SECURITIES

The following description summarizes the material terms of the common stock we are registering pursuant to the registration of which this prospectus is a part. Because it is only a summary, it may not contain all the information that is important to you. For a complete description, you should refer to our Charter and our Bylaws, which are filed as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of Delaware law.

General

We are authorized to issue 500,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of April 28, 2020, 19,635,830 shares of common stock are outstanding. No shares of preferred stock are currently outstanding.

Common Stock

Voting Power

Our stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of our common stock will possess all voting power for the election of our directors and all other matters requiring stockholder action. No holder of any series of preferred stock, as such, shall be entitled to any voting powers in respect thereof.

Dividends

We have not paid any cash dividends to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our board of directors at such time. In addition, our board of directors is not currently contemplating, and does not anticipate declaring, any stock dividends in the foreseeable future. Further, our ability to declare dividends may be limited by restrictive covenants contained in any of our existing or future indebtedness.

Liquidation, Dissolution and Winding Up

Subject to applicable law, and the rights, if any, of the holders of any outstanding series of the preferred stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders our common stock shall be entitled to receive all the remaining assets of the Company available for distribution to our stockholders, ratably in proportion to the number of shares of common stock held by them.

Election of Directors

Our board of directors is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Conversion, Redemption and Preemptive Rights

Our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares of common stock.

Preferred Stock

There are no shares of preferred stock outstanding. Our Charter authorizes the issuance of 5,000,000 shares of preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock. The preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its role as transfer agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Trading Symbol

Our common stock is traded on Nasdaq under the symbol “AVCT.”

Certain Anti-Takeover Provisions of Delaware Law and our Charter and Bylaws

Staggered Board of Directors

Our Charter provides that our board of directors is classified into three classes of directors of approximately equal size. As a result, in most circumstances, a person can gain control of our board of directors only by successfully engaging in a proxy contest at two or more annual meetings. Furthermore, because our board of directors is classified, directors may be removed only with cause by a majority of our outstanding shares.

Special Meeting of Stockholders

Our Bylaws provide that special meetings of our stockholders may be called only by a majority vote of our board of directors, by our Chief Executive Officer or by our Chairman.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the open of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. Our Bylaws also specify certain requirements as to the form and content of a stockholders’ meeting. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

Our Charter requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and other similar actions may be brought only in the Court of Chancery in the State of Delaware and, if brought outside of Delaware, the stockholder bringing the suit will be deemed to have consented to service of process on such stockholder’s counsel; provided that the exclusive forum provision will not apply to (i) suits brought to enforce any liability or duty created by the Exchange Act, (ii) any other claim for which the federal courts have exclusive jurisdiction, (iii) any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), (iv) any claim which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or (v) any claim for which the Court of Chancery does not have subject matter jurisdiction. Furthermore, our Charter also provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such provision with respect to suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to the forum provisions in our Charter.

 Section 203 of the Delaware General Corporation Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “business combination” with:

●	a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

●	an affiliate of an interested stockholder; or

●	an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “business combination” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

●	our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

●	after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

●	on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

SHARES ELIGIBLE FOR FUTURE SALE

Rule 144

A person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:

●	1% of the number of shares of common stock then outstanding; and

●	the average weekly trading volume of the shares of common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is generally not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	The issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

The Company filed its “Form 10 Information” with the SEC on April 14, 2020 by filing a Current Report on Form 8-K to report the Closing and related matters, as amended and supplemented by a Current Report on Form 8-K/A filed by the Company with the SEC on April 14, 2020.

Founder Shares

Pursuant to the terms of a stock escrow agreement entered into in connection with the IPO, the Initial Stockholders have agreed that, subject to certain limited exceptions, none of the Founder Shares will be transferred, assigned or sold until the earlier of (i) one year after the Closing or (ii) the date on which the closing price of our common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period.

Registration Rights Agreement

Concurrently with the Closing, AVCT, the Sponsor, the Initial Stockholders, Holdings and the other PIPE Investors entered into the Registration Rights Agreement. The Registration Rights Agreement amended, restated and replaced the registration rights agreement entered into by and among Pensare, the Sponsor and the Initial Stockholders on July 27, 2017. Pursuant to the terms of the Registration Rights Agreement, the holders of certain of our securities, including the Founder Shares, the shares of common stock underlying the Private Placement Warrants, and the shares of common stock underlying the securities issued in the PIPE, are entitled to certain registration rights under the Securities Act and applicable state securities laws with respect to such shares of common stock, including up to eight demand registrations in the aggregate and customary “piggy-back” registration rights.

Form S-8 Registration Statement

In addition, pursuant to the Incentive Plan, equity incentive awards representing an aggregate of up to 5,794,500 shares of our common stock were available for issuance as of April 28, 2020. We may file one or more registration statements on Form S-8 under the Securities Act to register the shares of common stock issued or issuable under our Incentive Plan. Any such Form S-8 registration statement will become effective automatically upon filing. Once these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

SELLING STOCKHOLDERS

This prospectus relates to the resale or distribution from time to time by the selling stockholders named in this prospectus or their permitted transferees of up to 8,189,490 shares of our common stock, par value $0.0001 per share, which were issued in a private placement in connection with, and as part of the consideration for, the Business Combination. The term “selling stockholders” includes the stockholders listed in the table below and their permitted transferees.

The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of our common stock of each selling stockholder, the number of shares of our common stock that may be sold by each selling stockholder under this prospectus and that each selling stockholder will beneficially own after this offering.

Because each selling stockholder may dispose of or distribute all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a selling stockholder upon termination of this offering. For purposes of the table below, however, we have assumed that after termination of this offering none of the shares of common stock covered by this prospectus will be beneficially owned by the selling stockholders and further assumed that the selling stockholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

We may amend or supplement this prospectus from time to time in the future to update or change this selling stockholders list and the securities that may be resold.

Please see the section titled “Plan of Distribution” for further information regarding the stockholders’ method of distributing these shares.

Shares of Common Stock

	Beneficial Ownership Before the Offering			Shares to be Sold in Offering		Beneficial Ownership After the Offering
Name of Selling Stockholder	Number of Shares		%(1)	Number of Shares	%(1)	Number of Shares	%(1)
Stratos Management Systems Holdings, LLC	15,986,591	(2)	58.3%	8,189,490	29.9%	7,797,101	28.4%

(1)	Based on 19,635,830 shares of common stock outstanding as of April 28, 2020.

(2)	Includes 8,189,490 shares of common stock issued as part of the consideration for the Business Combination, which shares are being offered for resale or distribution from time to time pursuant to this prospectus, 2,000,000 shares of common stock underlying PIPE Warrants and 5,797,101 shares of common stock underlying PIPE Debentures in the principal amount of $20,000,000, in each case held directly by Holdings.

Material Relationships with the Selling Stockholders

For a description of our material relationships with the selling stockholders and their affiliates, see the sections entitled “Business Combination,” “Management” “Certain Relationships and Related Transactions” and “Executive Compensation.”

PLAN OF DISTRIBUTION

The selling stockholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of our common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership or limited liability company distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of our common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for their account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted by applicable law.

In addition, a selling stockholder that is an entity may elect to make an in-kind distribution of shares of our common stock to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable shares of common stock pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the shares of common stock acquired in the distribution.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of our common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of our common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of shares of our common stock, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of our common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these shares. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. If the selling stockholders effect such transactions by selling the common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the common stock for whom they may act as agent or to whom they may sell as principal. Underwriters may sell securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

The selling stockholders also may resell all or a portion of the shares of the common stock in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or such securities have been withdrawn.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of our common stock. This discussion applies only to shares of our common stock that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving shares of our common stock in this offering.

This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors (such as the effects of Section 451 of the Code), including but not limited to:

●	financial institutions or financial services entities;

●	broker-dealers;

●	governments or agencies or instrumentalities thereof;

●	regulated investment companies;

●	real estate investment trusts;

●	expatriates or former long-term residents of the U.S.;

●	persons that actually or constructively own five percent or more of our voting shares;

●	insurance companies;

●	dealers or traders subject to a mark-to-market method of accounting with respect to shares of our common stock;

●	persons holding shares of our common stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

●	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

●	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities; and

●	tax-exempt entities.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and will not seek, a ruling from the IRS as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold shares of our common stock through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for United States federal income tax purposes) is the beneficial owner of shares of our common stock, the United States federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding shares of our common stock, we urge you to consult your own tax advisor.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF shares of our common stock. EACH PROSPECTIVE INVESTOR IN our common stock IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF shares of our common stock, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of common stock who or that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia; or

●	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a U.S. person.

Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of shares of our common stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock. Upon a sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the common stock. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. If the holding period requirements are not satisfied, any gain on a sale or taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at regular ordinary income tax rates. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its common stock so disposed of. A U.S. holder’s adjusted tax basis in its common stock generally will equal the U.S. holder’s acquisition cost for the common stock less, in the case of a share of common stock, any prior distributions treated as a return of capital.

Information Reporting and Backup Withholding. In general, information reporting requirements may apply to dividends paid to a U.S. holder and to the proceeds of the sale or other disposition of our shares of common stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Any amounts withheld under the backup withholding rules generally should be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of our common stock who or that is for U.S. federal income tax purposes:

●	a non-resident alien individual (other than certain former citizens and residents of the U.S. subject to U.S. tax as expatriates);

●	a foreign corporation or

●	an estate or trust that is not a U.S. holder;

but generally does not include an individual who is present in the U.S. for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our securities.

Taxation of Distributions. In general, any distributions we make to a Non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders—Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A Non-U.S. corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, unless:

●	the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

●	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock will be subject to tax at generally applicable U.S. federal income tax rates.

Information Reporting and Backup Withholding. Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of common stock. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other Non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in our securities.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus have been passed upon for us by Greenberg Traurig, LLP.

Greenberg Traurig, P.A., an affiliate of Greenberg Traurig, LLP, holds an aggregate of 375,000 shares of our common stock, PIPE Warrants to purchase 187,500 shares of our common stock and PIPE Debentures having an aggregate principal amount of $1,875,000.

EXPERTS

The consolidated financial statements of Computex as of and for the years ended December 31, 2019, 2018 and 2017, have been audited by UHY LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The financial statements of Pensare as of and for the years ended March 31, 2019 and March 31, 2018, have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities you should refer to the registration statement and our exhibits. Statements contained in this prospectus concerning any of our contracts, agreements or other documents are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

We are subject to the informational requirements of the Exchange Act and file annual, quarterly and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on, or accessible through, our website under the heading “Investor Relations” at www.avctechnologies.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

PENSARE ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	December 31, 2019	March 31, 2019
	(Unaudited)
ASSETS
Current Assets
Cash	$163,211	$135,265
Cash and marketable securities held in Trust Account available to pay taxes	62,119	62,725
Prepaid expenses	30,457	10,398
Other current assets	12,455	12,266
Total Current Assets	268,242	220,654
Deferred tax asset	—	216,000
Office furniture and equipment, net of accumulated depreciation	10,989	13,734
Cash and marketable securities held in Trust Account	1,802,415	290,392,032
TOTAL ASSETS	$2,081,646	$290,842,420

LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current Liabilities
Accounts payable and accrued expenses	$6,312,526	$5,214,351
Taxes payable	62,119	62,725
Promissory notes-related party	6,817,734	1,864,745
Convertible promissory notes-related party	1,500,000	1,357,628
Total Current Liabilities	14,692,379	8,499,449
Commitments and Contingencies
Common stock subject to possible redemption, 0 and 26,984,101 shares at redemption value as of December 31, 2019 and March 31, 2019, respectively	—	277,342,970
Stockholders’ (Deficit) Equity
Preferred stock, $0.001 par value; 1,000,000 authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 7,932,977 and 9,032,109 shares issued and outstanding as of December 31, 2019 and March 31, 2019 (excluding 0 and 26,984,101 shares subject to possible redemption, respectively)	7,933	9,033
Additional paid-in capital	—	6,580,407
Accumulated deficit	(12,618,666)	(1,589,439)
Total Stockholders’ (Deficit) Equity	(12,610,733)	5,000,001
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$2,081,646	$290,842,420

The accompanying notes are an integral part of the unaudited condensed financial statements.

PENSARE ACQUISITION CORP.

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2019	2018	2019	2018
Operating costs	$663,593	$849,248	$4,091,630	$2,209,291
Loss from operations	(663,593)	(849,248)	(4,091,630)	(2,209,291)

Other income:
Interest income	9,370	1,477,292	1,360,874	3,785,945
(Loss) income before provision for income taxes	(654,223)	628,044	(2,730,756)	1,576,654
Benefit (provision) for income taxes	—	207,857	(216,000)	192,227
Net (loss) income	$(654,223)	$835,901	$(2,946,756)	$1,768,881

Weighted average shares outstanding, basic and diluted	8,007,974	8,590,442	8,521,944	8,537,232

Basic and diluted net loss per common share	$(0.08)	$(0.06)	$(0.35)	$(0.20)

The accompanying notes are an integral part of the unaudited condensed financial statements.

PENSARE ACQUISITION CORP.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY

For the three and nine months ended December 31, 2019 and 2018

(Unaudited)

				Retained	Total
			Additional	Earnings	Stockholders’
	Common Stock		Paid-in	(Accumulated	(Deficit)
	Shares	Amount	Capital	Deficit)	Equity
Balance, September 30, 2019	8,068,265	$8,068	$—	$(10,536,105)	$(10,528,037)
Common stock subject to possible redemption	(135,288)	(135)	—	(1,428,338)	(1,428,473)
Net Loss	—	—	—	(654,223)	(654,223)
Balance, December 31, 2019	7,932,977	$7,933	$—	$(12,618,666)	$(12,610,733)

				Retained	Total
			Additional	Earnings	Stockholders’
	Common Stock		Paid-in	(Accumulated	(Deficit)
	Shares	Amount	Capital	Deficit)	Equity
Balance, September 30, 2018	8,590,442	$8,590	$6,637,669	$(1,646,258)	$5,000,001
Common stock subject to possible redemption	52,806	53	(835,954)	—	(835,901)
Net Income	—	—	—	835,901	835,901
Balance, December 31, 2018	8,643,248	$8,643	$5,801,715	$(810,357)	$5,000,001

The accompanying notes are an integral part of the unaudited condensed financial statements.

PENSARE ACQUISITION CORP.

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ (DEFICIT) EQUITY (Continued)

For the three and nine months ended December 31, 2019 and 2018

(Unaudited)

				Retained	Total
			Additional	Earnings	Stockholders’
	Common Stock		Paid-in	(Accumulated	(Deficit)
	Shares	Amount	Capital	Deficit)	Equity
Balance, March 31, 2019	9,032,109	$9,033	$6,580,407	$(1,589,439)	$5,000,001
Common stock subject to possible redemption	(1,099,132)	(1,100)	(6,580,407)	(8,082,471)	(14,663,978)
Net Loss	—	—	—	(2,946,756)	(2,946,756)
Balance, December 31, 2019	7,932,977	$7,933	$—	$(12,618,666)	$(12,610,733)

				Retained	Total
			Additional	Earnings	Stockholders’
	Common Stock		Paid-in	(Accumulated	(Deficit)
	Shares	Amount	Capital	Deficit)	Equity
Balance, March 31, 2018	8,469,986	$8,470	$7,570,769	$(2,579,238)	$5,000,001
Common stock subject to possible redemption	173,262	173	(1,769,054)	—	(1,768,881)
Net Income	—	—	—	1,768,881	1,768,881)
Balance, December 31, 2018	8,643,248	$8,643	$5,801,715	$(810,357)	$5,000,001

The accompanying notes are an integral part of the unaudited condensed financial statements.

PENSARE ACQUISITION CORP.

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended December 31,
	2019	2018
Cash Flows from Operating Activities:
Net (loss) income	$(2,946,756)	$1,768,881
Adjustments to reconcile net (loss) income to net cash used in operating activities
Interest earned on marketable securities held in Trust Account	(1,360,874)	(3,785,945)
Depreciation	2,745	2,745
Deferred income taxes	216,000	(216,000)
Changes in operating assets and liabilities:
Prepaid expenses	(20,059)	41,347
Other current assets	(189)	421
Taxes payable	(606)	101,389
Accounts payable and accrued expenses	1,098,175	568,356
Net cash used in operating activities	(3,011,564)	(1,518,806)
Cash Flows from Investing Activities:
Withdrawal from Trust Account for payment of taxes	82,400	175,195
Investment of cash in Trust Account	(2,138,251)	—
Withdrawal from Trust Account for redemption of common stock	292,006,948	—
Net cash provided by investing activities	289,951,097	175,195
Cash Flows from Financing Activities:		—
Payment for redemption of common stock	(292,006,948)	—
Proceeds from promissory notes—related parties	4,952,989	—
Proceeds from convertible promissory notes—related parties	142,372	1,000,000
Net cash (used in) provided by financing activities	(286,911,587)	1,000,000
Net Change in Cash	27,946	(343,611)
Cash—Beginning	135,265	482,676
Cash—Ending	$163,211	$139,065
Supplemental Information
Income taxes paid	$225	$31,163
Non—Cash investing and financing activities:
Change in value of common stock subject to possible redemption	$(12,525,727)	$(1,768,881)

The accompanying notes are an integral part of the unaudited condensed financial statements.

PENSARE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS

DECEMBER 31, 2019

(Unaudited)

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Pensare Acquisition Corp. (the “Company”), is a blank check company incorporated in Delaware on April 7, 2016. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets with one or more targets (a “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses in the wireless telecommunications industry in the United States.

All activity through December 31, 2019 relates to the Company’s formation, its initial public offering (“Initial Public Offering”) as described below, identifying a target company for a Business Combination and activities in connection with the proposed mergers with U.S. TelePacific Holdings Corp. d/b/a TPx Communications (“TPx”) and Stratos Management Systems, Inc., a Delaware corporation (“Computex”). On May 20, 2019, the Company mutually agreed with TPx to terminate the Business Combination Agreement (the “TPx Agreement”) between the Company, TPx and Tango Merger Sub Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to a Termination of Business Combination Agreement dated as of May 20, 2019, effective as of such date. As a result of the termination of the TPx Agreement, effective as of May 20, 2019, the TPx Agreement is of no further force or effect, and no party to the TPx Agreement shall have any liability under the TPx Agreement except as otherwise expressly set forth in the agreement. On July 24, 2019, the Company entered into a Business Combination Agreement (the “Agreement”) among the Company, Stratos Management Systems, Inc. a Delaware corporation (“Computex”), Merger Sub and Stratos Management Systems Holdings, LLC, a Delaware limited liability company (“Holdings”).

The registration statements for the Company’s Initial Public Offering were declared effective on July 27, 2017. On August 1, 2017, the Company consummated the Initial Public Offering of 27,000,000 units (“Units” and with respect to the shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), included in the Units, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $270,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 9,500,000 private placement warrants (“Private Placement Warrants”) at a price of $1.00 per warrant in a private placement to the Sponsor, MasTec, Inc. (“MasTec”) and EarlyBirdCapital, Inc. (“EBC”), generating gross proceeds of $9,500,000, which is described in Note 5.

Following the closing of the Initial Public Offering on August 1, 2017, an amount of $270,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to pay the Company’s tax obligations.

PENSARE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2019

(Unaudited)

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (Continued)

On August 4, 2017, the underwriters exercised their over-allotment option in full resulting in an additional 4,050,000 Units being issued for $40,500,000, less the underwriters’ discount of $1,012,500, netting $39,487,500, which was deposited into the Trust Account. In connection with the underwriters’ exercise of their over-allotment option in full, the Company also consummated the sale of an additional 1,012,500 Private Placement Warrants at $1.00 resulting in a total of $310,500,000 held in the Trust Account.

On August 7, 2017, the Company announced that the holders of the Company’s units may elect to separately trade the Common Stock, warrants and rights underlying the units commencing on August 8, 2017. No fractional warrants will be issued upon separation of the units only whole warrants will trade. Those units that are not separated will continue to trade on the NASDAQ Capital Market under the symbol “WRLSU” and the Common Stock, warrants and rights are expected to trade under the symbols “WRLS,” “WRLSW” and “WRLSR”, respectively.

Transaction costs amounted to $8,646,303, consisting of $7,762,500 of underwriting fees, and $883,803 of other costs. In addition, as of December 31, 2019, $163,211 of cash was held outside of the Trust Account, which is available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Private Placement Warrants (subject to terms and conditions set forth in the certain trust agreement), although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account, net of taxes payable (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants or rights. The Common Stock subject to redemption has been recorded at redemption value and classified as temporary equity upon the completion of the Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, in the case of a stockholder vote, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) have agreed to vote their Founder Shares (as defined in Note 6), and any Public Shares held by them in favor of approving a Business Combination and not to redeem any shares. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

PENSARE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2019

(Unaudited)

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (Continued)

On July 25, 2019, the Company issued a press release announcing the execution of a Business Combination Agreement (the “Agreement”) among the Company, Stratos Management Systems, Inc. a Delaware Corporation (“Computex”), Tango Merger Sub Corp., a Delaware corporation and Stratos Management Systems Holdings, LLC, a Delaware limited liability company, pursuant to which the Company agreed to acquire Computex in a transaction (the “Transaction”) that will result in Computex becoming a wholly owned subsidiary of the Company. Computex is an industry-leading IT service provider of choice focused on helping customers transform their businesses through technology. Computex offers a comprehensive portfolio of managed IT services to a wide range of clients including Unified Communications-as-a-Service (“UCaaS”), directory and messaging services, enterprise networking, cybersecurity, collaboration, data center, integration, storage, backup, virtualization, and converged infrastructure. On December 20, 2019, the Company entered into Amendment No. 1 to the Agreement (the “Amendment”). The Amendment amends the Agreement to among other things (i) reduce the aggregate merger consideration payable from $65 million to $60 million, (ii) change the allocation of the merger consideration so that it is payable as follows: (a) an amount in cash equal to two-thirds of the cash raised by Pensare in the PIPE transactions less $5 million, subject to a cap of $20 million, (b) $5 million of any securities, other than shares of Pensare’s common stock, sold in the PIPE transaction (the “PIPE Securities”), and (c) the balance of the merger consideration in shares of the Company’s common stock, (iii) provide for the optional redemption of some or all of the PIPE Securities following the closing of the merger, to the extent that Pensare raises additional funds in private placements following the merger of , (iv) adjust a condition to the closing of the merger to require that Pensare shall have at least an aggregate of $35 million of cash held either in or outside of the Trust Account at the effective time of the merger (reduced from $250 million): and (v) adjust the date by which the closing of the merger must occur from December 31, 2019 to April 1, 2020.

Additionally, on July 25, 2019, the Company announced that they entered into a non-binding letter of intent to acquire a second company, a leading developer of UCaaS technology and that they have joined AT&T Partner Exchange®, a platform pursuant to which they will be able to bundle and resell certain AT&T branded products and solutions with their own services following the consummation of the Transaction.

On September 11, 2019, the Company received a written notice (the “First Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company is not in compliance with Listing Rule 5550(a)(3) (the “Minimum Public Holders Rule”), which requires the Company to have at least 300 public holders for continued listing on the NASDAQ Capital Market. The First Notice is only a notification of deficiency, not of imminent delisting, and has no current effect on the listing or trading of the Company’s securities on the NASDAQ Capital Market. The First Notice states that the Company has 45 calendar days to submit a plan to regain compliance with the Minimum Public Holders Rule. The Company intends to submit a plan to regain compliance with the Minimum Public Holders Rule within the required timeframe. If Nasdaq accepts the Company’s plan, Nasdaq may grant the Company an extension of up to 180 calendar days from the date of the First Notice to evidence compliance with the Minimum Public Holders Rule. If Nasdaq does not accept the Company’s plan, the Company will have the opportunity to appeal the decision in front of a Nasdaq Hearings Panel.

PENSARE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2019

(Unaudited)

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (Continued)

On November 26, 2019, at the Special Meeting of the Company’s Stockholders (the “Special Meeting”), the Company’s stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Charter Amendment”) to extend the date by which the Company has to consummate a business combination (the “Extension”) for an additional four months, from December 1, 2019 to April 1, 2020. The affirmative vote of at least a majority of the outstanding shares of Common Stock was required to approve the Charter Amendment. The Charter Amendment was approved with 7,731,372 votes cast in favor of the proposal, one vote cast against the proposal and no abstentions. The purpose of the Extension is to allow the Company more time to complete a Business Combination. In connection with the Special Meeting and the resulting Charter Amendment, 135,288 of the shares of the Company’s Common Stock were redeemed from funds available in the Trust Account, for a redemption amount of approximately $10.56 per share.

In connection with the proposed Transaction, the Company filed a preliminary proxy statement with the SEC relating to the Transaction on October 8, 2019. Amendment No. 1 to the preliminary proxy statement was filed with the SEC on December 26, 2019. The Company will mail a definitive proxy statement and other relevant documents to its stockholders. The Company’s stockholders and other interested persons are advised to read, when available, the preliminary proxy statement, and amendments thereto, and definitive proxy statement in connection with our solicitation of proxies for the special meeting to be held to approve the Transaction because these proxy statements will contain important information about the Company, Computex, and the Transaction. The definitive proxy statement will be mailed to the Company’s stockholders as of a record date to be established for voting on the Transaction. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s Internet site at http://www.sec.gov or by directing a request to: Pensare Acquisition Corp., 1720 Peachtree Street, Suite 629, Atlanta, GA 30309, or by calling (404) 239-2863.

The Company has until April 1, 2020 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law.

PENSARE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2019

(Unaudited)

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (Continued)

The Sponsor and other holders of Founder Shares prior to the Initial Public Offering (the “Initial Stockholders”) have agreed to (i) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the consummation of a Business Combination, (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to consummate a Business Combination within the Combination Period and (iii) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, the Initial Stockholders will be entitled to liquidating distributions with respect to any Public Shares acquired if the Company fails to consummate a Business Combination and liquidates within the Combination Period. In the event of such distribution, it is possible that the per share value of all the assets available for distribution (including Trust Account assets) will be less than the $10.00 per Unit in the Offering.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

2. LIQUIDITY

As of December 31, 2019, the Company had $163,211 in its operating bank accounts, $1,864,534 (including interest income) in cash and marketable securities held in the Trust Account to be used for a Business Combination, to repurchase or convert stock, or to pay corporate taxes in connection therewith and a working capital deficit of $14,424,137. As of December 31, 2019, a portion of the interest income, of $62,119 has been recorded as a current asset and is available to pay the Company’s tax obligations. To date, the Company has withdrawn $418,674 of interest from the Trust Account in order to pay the Company’s tax obligations.

PENSARE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2019

(Unaudited)

2. LIQUIDITY (Continued)

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluation of prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting target businesses to acquire, and structuring, negotiating and consummating the Business Combination.

The Company may need to raise additional capital through loans or additional investments from our Sponsor, stockholders, officers, directors, or third parties. Our officers, directors and Sponsor may, but are not obligated to, loan us funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs.

If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available on commercially acceptable terms, if at all. Even if they can obtain sufficient financing or raise additional capital, they only have until April 1, 2020 to consummate a Business Combination. There is no assurance that we will be able to do so prior to April 1, 2020.

If the Company does not complete a Business Combination by April 1, 2020 and the stockholders have not approved an extension to such deadline, they will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account not previously released to them, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the board of directors, dissolve and liquidate, subject (in the case of (ii) and (iii) above) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. The Company cannot assure that it will have funds sufficient to pay or provide for all creditors’ claims.

For the period from April 1, 2019 through December 31, 2019, the Sponsor advanced the Company $2,957,110 for working capital purposes. As of December 31, 2019, the Sponsor advanced the Company $4,314,738 for working capital purposes. These advances are included on the balance sheet as part of promissory notes-related party in addition to the Trust Loans discussed in Note 6. The Working Capital Loans, evidenced by promissory notes, shall be payable without interest upon consummation of a Business Combination or, at the holder’s discretion, up to $1,500,000 of the note may be converted into warrants (“Warrants”) at a conversion price of $1.00 per Warrant. Each Warrant will contain terms identical to those of the warrants issued in the private placement, entitling the holder thereof to purchase one share of Common Stock at an exercise price of $11.50 per share as more fully described in the prospectus for the IPO dated July 27, 2017. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the holders discretion, up to $1,500,000 of the Working Capital Loans may be converted into Warrants at a price of $1.00 per Warrant.

PENSARE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2019

(Unaudited)

2. LIQUIDITY (Continued)

In addition, two of the Company’s service providers agreed to defer the payment of fees owed to them until the consummation of a Business Combination, which amounted to $5,901,174 as of December 31, 2019. Such fees are included in accounts payable and accrued expenses in the accompanying balance sheet at December 31, 2019. Based on the foregoing, the Company believes it will have sufficient cash to meet its needs for the next three months (through April 1, 2020). Upon the consummation of the Company’s initial business combination, up to $1,500,000 of the aggregate promissory notes may be convertible into warrants of the Company at a price of $1.00 per warrant.

In addition, the Company holds a Commitment Letter from its Chief Executive Officer and managing member of the Sponsor, whereby the managing member of the Sponsor commits to funding any working capital shortfalls through the earlier of an initial business combination or the Company’s liquidation. The loans would be issued as required and each loan would be evidenced by a promissory note, up to an aggregate of $750,000. If the Company does not complete a business combination, any such loans will be forgiven. On August 8, 2019, the Company signed a $700,000 promissory note with an affiliate of the Sponsor. This promissory note shall be payable without interest and due upon the consummation of a Business Combination.

The Company may raise additional capital through loans or additional investments from the Sponsor or its stockholders, officers, directors, or third parties. The Company’s officers and directors and the Sponsor may, but, except as described above, are not obligated to, loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs.

None of the Sponsor, stockholders, officers or directors, or third parties is under any obligation to advance funds to, or invest in, the Company, except for the $750,000 commitment discussed above. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. Even if the Company can obtain sufficient financing or raise additional capital, it only has until April 1, 2020 to consummate a business combination. There is no assurance that the Company will be able to do so prior to April 1, 2020.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying unaudited condensed financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commissions (“SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting.

PENSARE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2019

(Unaudited)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended March 31, 2019 as filed with the SEC on June 14, 2019, which contains the audited financial statements and notes thereto. The financial information as of March 31, 2019 is derived from the audited financial statements presented in the Company’s Annual Report on Form 10-K for the year ended March 31, 2019. The interim results for the nine months ended December 31, 2019 are not necessarily indicative of the results expected for the year ending March 31, 2020 or any future interim periods.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company, which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

PENSARE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2019

(Unaudited)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2019 and March 31, 2019.

Cash and marketable securities held in Trust Account

At December 31, 2019 and March 31, 2019, the assets held in the Trust Account were held in cash and U.S. Treasury Bills and are classified as trading securities.

Common stock subject to possible redemption

The Company accounts for its Common Stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common Stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value. Conditionally redeemable Common Stock (including Common Stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Common Stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2019 and March 31, 2019, Common Stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred income tax asset to the amount expected to be realized.

PENSARE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2019

(Unaudited)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

At December 31, 2019 and March 31, 2019, management had determined that it is more likely than not, that its deferred income tax asset, which previously had been reduced by a valuation allowance, will not be realized within this year. The deferred income tax asset of $0 and $216,000, respectively, arose from tax benefits related to net operating losses not previously utilized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2019 and March 31, 2019, there were no unrecognized tax benefits and no amounts accrued for interest and penalties.

The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company has identified its Federal tax return and its State tax returns in Delaware, Georgia, New York and North Carolina as “major” tax jurisdictions. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next year.

Net loss per common share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Shares of Common Stock subject to possible redemption at December 31, 2019 and December 31, 2018 have been excluded from the calculation of basic income (loss) per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of (1) warrants sold in the Initial Public Offering and private placement to purchase 15,525,000 and 10,512,500 shares of Common Stock, respectively, (2) rights sold in the Initial Public Offering that convert into 3,105,000 shares of Common Stock, (3) the unit purchase option of up to 1,350,000 Units sold to the underwriters, exercisable at $10.00 per Unit, which consists of 1,350,000 shares of Common Stock, 675,000 warrants (convertible into 675,000 shares of Common Stock), and 1,350,000 rights (convertible into 135,000 shares of Common Stock) and, (4) $1,500,000 of promissory notes, which is payable without interest upon consummation of a Business Combination or, at the holder’s discretion, which may be converted, in part, into Warrants at a conversion price of $1.00 per Warrant, in the calculation of diluted loss per share, since the exercise of the warrants, the conversion of the rights into shares of Common Stock and conversion of the working capital loan are contingent upon the occurrence of a future event. As a result, diluted loss per common share is the same as basic loss per common share for the periods.

PENSARE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2019

(Unaudited)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reconciliation of net loss per common share

The Company’s net income is adjusted for the portion of income that is attributable to Common Stock subject to redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

	For the Three Months Ended December 31, 2019	For the Three Months Ended December 31, 2018	For the Nine Months Ended December 31, 2019	For the Nine Months Ended December 31, 2018
Net (loss) income	$(654,223)	$835,901	$(2,946,756)	$1,768,881
Less: Income attributable to ordinary shares subject to redemption (a)	—	(1,370,364)	—	(3,509,917)
Adjusted loss	$(654,223)	$(534,463)	$(2,946,756)	$(1,714,036)
Weighted average share outstanding, basic and diluted	8,007,974	8,590,442	8,521,944	8,537,232
Basic and diluted net loss per ordinary share	$(0.08)	$(0.06)	$(0.35)	$(0.20)
(a) Interest Income	$9,370	$1,477,292	$1,360,874	$3,785,945
Less: Taxes	3,119	66,922	298,019	173,561
	6,251	1,410,370	1,062,855	3,612,384
Percentage of ordinary shares subject to redemption to total ordinary shares	0.00%	97.16%	0.00%	97.16%
Income attributable to ordinary shares subject to redemption	$—	$1,370,364	$—	$3,509,917

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At December 31, 2019 and March 31, 2019, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

PENSARE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2019

(Unaudited)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently issued accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s condensed financial statements.

4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering the Company sold 27,000,000 units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Common Stock, par value of $0.001 of the Company (“Common Stock”), one right (“Public Right”) and one-half of one redeemable warrant (“Public Warrant”). Each Public Right will convert into one-tenth (1/10) of one share of Common Stock upon consummation of a Business Combination (see Note 8). Each whole Public Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $11.50 (see Note 8).

On August 4, 2017, the over-allotment option was exercised in full and the underwriters purchased 4,050,000 additional Units at $10.00 per Unit, generating gross proceeds of $40,500,000.

Proceeds of $310,500,000 from the Initial Public Offering and Private Placement Warrants are held in the trust account, along with any additional interest earned thereon not used to pay for taxes.

5. PRIVATE PLACEMENT

Simultaneously with the Initial Public Offering, the Sponsor, MasTec and EBC purchased 9,500,000 Private Placement Warrants at $1.00 per warrant in a private placement generating gross proceeds of $9,500,000. Simultaneously with the sale of the over- allotment Units, the Company consummated the sale of an additional 1,012,500 warrants at $1.00 per warrant, generating gross proceeds of $1,012,500. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants are identical to the Warrants sold in the Offering except that the Private Placement Warrants (i) will not be redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchaser or any of its permitted transferees. In addition, the Private Placement Warrants and their component securities may not be transferable, assignable or salable until 30 days after the consummation of a Business Combination, subject to certain limited exceptions.

PENSARE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2019

(Unaudited)

6. RELATED PARTY TRANSACTIONS

Founder Shares

In May 2016, the Company issued 10,000 shares of Common Stock to the Sponsor for $10.

In May 2017, the Company issued an additional 7,177,500 shares of Common Stock to the Sponsor and certain other persons (collectively, the “Founder Shares”) for an aggregate purchase price of $24,990, or approximately $0.0035 per share. In June 2017, the Sponsor transferred 1,575,000 of such shares to MasTec for the same purchase price originally paid for such shares. In July 2017, the company effected a stock dividend with respect to the Common Stock of 575,000 shares, resulting in the Initial Stockholders holding an aggregate of 7,762,500 shares. All share and per share, amounts have been retroactively restated to reflect the stock dividend. The Founder Shares included an aggregate of up to 1,012,500 shares that were subject to forfeiture by the Initial Stockholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Initial Stockholders would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Offering. As a result of the underwriters’ election to exercise their over-allotment option in full on August 4, 2017, 1,012,500 Founder shares are no longer subject to forfeiture.

The Initial Stockholders have agreed that, subject to certain limited exceptions, the Founder Shares will not be transferred, assigned or sold until one year after the date of the consummation of a Business Combination or earlier if, subsequent to a Business Combination, the last sales price of the Company’s Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period.

Related Party Loans

For the period from April 1, 2019 through December 31, 2019, the Sponsor advanced the Company $2,957,110 for working capital purposes. As of December 31, 2019 and March 31, 2019, the Sponsor loaned the Company $4,314,738 and $1,357,628 for working capital purposes, respectively. These advances are included on the balance sheet as part of promissory notes-related party in addition to the Trust Loans. The Working Capital Loans, evidenced by a promissory note, shall be payable without interest upon consummation of a Business Combination or, at the holder’s discretion, the note may be converted into Warrants at a conversion price of $1.00 per Warrant. Each Warrant will contain terms identical to those of the warrants issued in the private placement, entitling the holder thereof to purchase one share of Common Stock at an exercise price of $11.50 per share as more fully described in the prospectus for the IPO dated July 27, 2017.

In order to finance transaction costs in connection with a Business Combination, the Sponsor, the Company’s officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans may be converted into Warrants at a price of $1.00 per Warrant. The Warrants would be identical to the Private Placement Warrants.

The Company received a Commitment Letter from the managing member of the Sponsor, whereby the Sponsor commits to funding any working capital shortfalls through the earlier of an initial business combination or the Company’s liquidation. The loans would be issued as required and a promissory note, up to an aggregate of Seven Hundred and Fifty Thousand Dollars $750,000, would evidence each loan. The loans will be non-interest bearing, unsecured and payable upon the consummation of the Company’s initial business combination or at the holder’s discretion. If the Company does not complete a business combination, any such loans will be forgiven. As of December 31, 2019, the Company had no promissory notes outstanding related to this commitment.

PENSARE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2019

(Unaudited)

6. RELATED PARTY TRANSACTIONS (Continued)

On April 22, 2019, the Company announced that the Sponsor, had agreed to contribute to the Trust Account, as a loan, $0.033 for each share of Common Stock issued in the initial public offering that was not redeemed in connection with the stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which they have to consummate a Business Combination for an additional three months, from May 1, 2019 to August 1, 2019. On May 31, 2019, the Company announced that the Sponsor had determined to adjust the contributions that it would make to the Trust Account and that the Company would offer its public stockholders the right to redeem their Public Shares in connection with such adjustment. Holders of 18,361,687 shares of the Common Stock elected to redeem their shares for their pro rata portion of the funds available in the Trust Account, less any income taxes owed on such funds but not yet paid. The per-share redemption amount for such redeemed Public Shares was approximately $10.39. After giving effect to the redemptions, 13,822,538 shares of the Common Stock (including 6,060,038 Public Shares) remained issued and outstanding. Additionally, as previously reported on May 31, 2019, the Sponsor agreed to contribute to the Trust Account as a loan $0.033 for each Public Share that was not redeemed for each of June and July 2019, up to a maximum of $200,000 per month. Accordingly, the Sponsor made contributions to the Trust Account of approximately $399,962 in the aggregate for June and July 2019.

On February 1, 2019, the Company signed a promissory note agreeing to repay up to $2,797,117 of advances to be made by the Sponsor to cover contribution payments of $932,372 on February 28, 2019, $932,373 on March 12, 2019 and $932,372 on April 12, 2019 due to the Trust Account. On May 9, 2019, the Company updated its promissory note to include $805,916 of additional advances made by the Sponsor to cover contribution payments due to the Trust Account. On August 5, 2019, the Company again updated its promissory note to include $399,962 of additional advances made by the Sponsor to cover contribution payments due to the Trust. As of December 31, 2019 and March 31, 2019, $4,002,997 and $1,864,745 was advanced under that note, respectively.

Promissory notes—related party loans were $6,817,734 and $1,864,745, at December 31, 2019 and March 31, 2019, respectively.

Convertible promissory notes payable—related party loans were $1,500,000 and $1,357,628, at December 31, 2019 and March 31, 2019, respectively.

Related Party Fees

The Company has incurred related party administrative fees of $20,000 per month from August 2017 through April 2019. These costs have been included in the operating costs in the company’s statements of operations. The administrative fees incurred and paid by the Company were $20,000 and $180,000 for the nine months ending December 31, 2019 and 2018, respectively.

PENSARE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2019

(Unaudited)

6. RELATED PARTY TRANSACTIONS (Continued)

The Company shares office space with an affiliate and participates in a cost sharing arrangement in a month to month leasing arrangement. Expenses incurred under this agreement for the period of July 1, 2019 through December 31, 2019 were $165,110. These expenses have been incurred but not paid and are reflected in the promissory notes—related party.

7. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the Founder Shares, Private Placement Warrants (and their underlying securities) and any warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering. The holders of a majority of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement will provide that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Business Combination Marketing Agreement

The Company has engaged EBC as an advisor in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss a potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing securities, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with a Business Combination. The Company will pay EBC a cash fee for such services upon the consummation of an initial Business Combination in an amount equal to 3.5% of the gross proceeds of the offering (exclusive of any applicable finders’ fees which might become payable); provided that the Company has the right to allocate up to 30% of the fee to any of the underwriters in the offering or other FINRA member firms the Company retains to assist it in connection with its initial Business Combination.

Loss Contingency

On December 16, 2019, Pensare received a complaint filed by one of its vendors for alleged breach of contract asking for approximately $351,000. Pensare believes that it is reasonably possible, but not probable, that a liability has been incurred and intends to vigorously defend its position.

PENSARE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2019

(Unaudited)

8. STOCKHOLDERS’ EQUITY

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.001. At December 31, 2019 and March 31, 2019, there were no shares of preferred stock issued or outstanding.

Common Stock—The Company is authorized to issue 100,000,000 shares of Common Stock with a par value of $0.001 per share. Holders of the Company’s Common Stock are entitled to one vote for each share. As of December 31, 2019 and March 31, 2019, there were 7,932,977 and 9,032,109, respectively, shares of Common Stock issued and outstanding (excluding 0 and 26,984,101 shares subject to possible redemption).

Rights—Each holder of a right will receive one-tenth (1/10) of one share of Common Stock upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon exchange of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the Common Stock will receive in the transaction on an as-converted into Common Stock basis and each holder of a right will be required to affirmatively covert its rights in order to receive 1/10 share underlying each right (without paying additional consideration). The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights.

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available.

The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Common stock issuable upon exercise of the Public Warrants is not effective within 90 business days immediately following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

PENSARE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2019

(Unaudited)

8. STOCKHOLDERS’ EQUITY (Continued)

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Offering, except that the Private Placement Warrants and the Common Stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may redeem the Public Warrants (except with respect to the Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	at any time during the exercise period;

●	upon a minimum of 30 days’ prior written notice of redemption;

●	if, and only if, the last sale price of the Company’s Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Common Stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Common Stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

PENSARE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2019

(Unaudited)

8. STOCKHOLDERS’ EQUITY (Continued)

Unit Purchase Options—The Company sold to EBC and its co-underwriters, for $100, an option to purchase up to 1,350,000 units exercisable at $10.00 per Unit (or an aggregate exercise price of $13,500,000) commencing on the consummation of a Business Combination. The unit purchase option may be exercised for cash or on a cashless basis, at the holder’s option, and expires on July 27, 2022. The Units issuable upon exercise of this option are identical to those offered in the Offering. The Company has accounted for the unit purchase option, inclusive of the receipt of $100 cash payment, as an expense of the Offering resulting in a charge directly to stockholders’ equity.

The Company estimated that the fair value of this unit purchase option was $4,547,505 (or $3.37 per Unit) using a Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the underwriters was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 1.80% and (3) expected life of five years. The option and the 1,350,000 Units have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA’s NASDAQ Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of Offering except to any underwriter and selected dealer participating in the Offering and their bona fide officers or partners. The option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the effective date of the registration statement with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions, which will be paid for by the holders themselves.

The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of Common Stock at a price below its exercise price.

9. FAIR VALUE MEASUREMENTS

The Company follows guidance in ASC 820 for its financial assets and liabilities that are re-measured at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

PENSARE ACQUISITION CORP.

NOTES TO CONDENSED FINANCIAL STATEMENTS (Continued)

DECEMBER 31, 2019

(Unaudited)

9. FAIR VALUE MEASUREMENTS (Continued)

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at December 31, 2019 and March 31, 2019, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	December 31, 2019	March 31, 2019
Assets:
Cash and marketable securities held in Trust Account	1	$1,864,534	$290,454,757

10. SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the condensed financial statements were issued.

The Company did not identify subsequent events that would have required adjustment or disclosure in the condensed financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Pensare Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Pensare Acquisition Corp. (the “Company”) as of March 31, 2019 and 2018, the related statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended March 31,2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of March 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum LLP

Marcum LLP

We have served as the Company’s auditor from 2017 to 2020.

New York, NY

June 14, 2019

PENSARE ACQUISITION CORP.

BALANCE SHEETS

	March 31, 2019	March 31, 2018
ASSETS
Current Assets
Cash	$135,265	$482,676
Cash and marketable securities held in Trust Account available to pay taxes	62,725	183,998
Prepaid expenses	10,398	76,360
Other current assets	12,266	32,499
Total Current Assets	220,654	775,533

Deferred tax asset	216,000	—
Office furniture and equipment, net of accumulated depreciation	13,734	17,393
Cash and marketable securities held in Trust Account	290,392,032	311,919,253
TOTAL ASSETS	$290,842,420	$312,712,179

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued expenses	$5,214,351	$2,818,894
Taxes payable	62,725	81,225
Promissory notes-related party	3,222,373	—
Total Current Liabilities	8,499,449	2,900,119

Commitments

Common stock subject to possible redemption, 26,984,101 and 30,342,514 shares at redemption value as of March 31, 2019 and March 31, 2018, respectively	277,342,970	304,812,059

Stockholders’ Equity (Deficit)
Preferred stock, $0.001 par value; 1,000,000 authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 9,032,109 and 8,469,986 shares issued and outstanding as of March 31, 2019 and March 31, 2018, (excluding 26,984,101 and 30,342,514 shares subject to possible redemption; respectively)	9,033	8,470
Additional paid-in capital	6,580,407	7,570,769
Accumulated deficit	(1,589,439)	(2,579,238)
Total Stockholders’ Equity	5,000,001	5,000,001
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$290,842,420	$312,712,179

The accompanying notes are an integral part of these financial statements.

PENSARE ACQUISITION CORP.

STATEMENTS OF OPERATIONS

	For the year ended March 31, 2019	For the year ended March 31, 2018

Operating costs	$4,507,961	$3,939,349

Loss from operations	(4,507,961)	(3,939,349)

Other income:
Interest income	5,281,923	1,603,302

Income (Loss) before provision for income taxes	773,962	(2,336,047)

Benefit (Provision) for income taxes	215,837	(183,998)

Net income (loss)	$989,799	$(2,520,045)

Weighted average shares outstanding, basic and diluted	8,563,373	6,790,097

Basic and diluted net loss per common share	$(0.45)	$(0.58)

The accompanying notes are an integral part of these financial statements.

PENSARE ACQUISITION CORP.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

For the years ended March 31, 2019 and 2018

	Common Stock		Additional Paid-in	Retained Earnings (Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit)	Equity

Balance, April 1, 2017	10,800	$11	$—	$(59,193)	$(59,182)
Issuance of 7,751,700 Founder Shares	7,751,700	7,752	17,238	—	24,990
Sale of 31,050,000 Units, net of underwriters discount and offering expenses	31,050,000	31,050	301,822,647	—	301,853,697
Sale of 10,512,500 Placement Warrants	—	—	10,512,500	—	10,512,500
Unit Purchase Option	—	—	100	—	100
Common stock subject to redemption	(30,342,514)	(30,343)	(304,781,716)	—	(304,812,059)
Net loss for the year ended March 31, 2018	—	—	—	(2,520,045)	(2,520,045)
Balance, March 31, 2018	8,469,986	$8,470	$7,570,769	$(2,579,238)	$5,000,001
Ordinary shares subject to redemption	562,123	563	(990,362)	—	(989,799)
Net Income for the year ended March 31, 2019	—	—	—	989,799	989,799
Balance, March 31, 2019	9,032,109	$9,033	$6,580,407	$(1,589,439)	$5,000,001

The accompanying notes are an integral part of these financial statements.

PENSARE ACQUISITION CORP.

STATEMENTS OF CASH FLOWS

	For the year ended March 31, 2019	For the year ended March 31, 2018
Cash Flows from Operating Activities:
Net income (loss)	$989,799	$(2,520,045)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(5,281,923)	(1,603,251)
Depreciation	3,659	1,525
Deferred income taxes	(216,000)	—
Changes in operating assets and liabilities:
Prepaid expenses	65,962	(76,360)
Other current assets	20,233	(32,499)
Taxes payable	(18,500)	81,225
Accounts payable and accrued expenses	2,395,457	2,816,500
Net cash used in operating activities	(2,041,313)	(1,332,905)

Cash Flows from Investing Activities:
Withdrawal from Trust Account for taxes	336,274	—
Investment of cash in Trust Account	(1,864,745)	(310,500,000)
Shareholder redemption paid from Trust Account	28,458,888	—
Acquisition of fixed assets	—	(18,918)
Net cash provided by ( used in) investing activities	26,930,417	(310,518,918)

Cash Flows from Financing Activities:
Proceed from issuance of common stock to initial shareholders	—	24,989
Proceeds from sale of Units, net of underwriting discounts paid	—	302,737,500
Proceeds from sale of Placement Units	—	10,512,500
Proceeds from UPO Sale	—	100
Payment of offering costs	—	(683,694)
Shareholder redemptions	(28,458,888)	—
Proceeds from promissory notes – related parties	3,222,373	277,881
Repayment of promissory notes – related parties	—	(543,339)
Net cash (used in) provided by financing activities	(25,236,515)	312,325,937

Net Change in Cash	(347,411)	474,114
Cash - Beginning	482,676	8,562
Cash – Ending	$135,265	$482,676

Supplemental Information
Interest paid	$—	$—
Income taxes paid	$31,163	$102,773

Non - Cash investing and financing activities:
Offering costs charged to additional paid-in capital	$—	$883,803
Initial classification of common stock subject to possible redemption	$—	$307,221,850
Change in value of common stock subject to possible redemption	$874,946	$(2,409,791)

The accompanying notes are an integral part of these financial statements.

PENSARE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS

MARCH 31, 2019

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Pensare Acquisition Corp. (the “Company”), is a blank check company incorporated in Delaware on April 7, 2016. The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, recapitalization, exchangeable share transaction or other similar business transaction, one or more operating businesses or assets that the Company has not yet identified (a “Business Combination”). Although the Company is not limited to a particular industry or geographic region for purposes of consummating a Business Combination, the Company intends to focus on businesses in the wireless telecommunications industry in the United States.

All activity through March 31, 2019 relates to the Company’s formation, its initial public offering (“Initial Public Offering”) described below, identifying a target company for a Business Combination, and performing due diligence thereon. As previously disclosed in the current report on Form 8-K filed with the SEC on February 1, 2019, the Company entered into a Business Combination Agreement (the “Agreement”) on January 31, 2019 with U.S. TelePacific Holdings Corp., d/b/a TPx Communications (“TPx”) and Tango Merger Sub Corp. (“Merger Sub”), a wholly-owned subsidiary of the Company, relating to the proposed business combination between the Company and TPx. On May 20, 2019, the Company mutually agreed with TPx to terminate the Agreement pursuant to a Termination of Business Combination Agreement dated as of May 20, 2019, effective as of such date. As a result of the termination of the Agreement, effective as of May 20, 2019, the Agreement is of no further force or effect, and no party to the Agreement shall have any liability under the Agreement except as otherwise expressly set forth in the Agreement. The Company intends to continue to pursue a Business Combination.

On January 28, 2019, at the Special Meeting in lieu of the 2019 Annual Meeting of the Company’s Stockholders, the stockholders approved an amendment to its amended and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination for an additional three months, from February 1, 2019 to May 1, 2019. The amendment was approved with 26,352,896 votes cast in favor of the amendment, 122,986 votes cast against the amendment and 323,175 abstentions. In connection with the special meeting and the resulting amendment to our amended and restated certificate of incorporation, 2,796,290 shares of our common stock were redeemed from funds available in the trust account established in connection with the Company’s initial public offering (the “Trust Account”), for a redemption amount of approximately $10.18 per share.

On April 22, 2019, the Company announced that its sponsor, had agreed to contribute as a loan, $0.033 for each share of common stock issued in the initial public offering that was not redeemed in connection with the stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which it has to consummate a business combination for an additional three months, from May 1, 2019 to August 1, 2019. On April 29, 2019, at the Special Meeting of the Company’s Stockholders, the stockholders approved an amendment to its amended and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination for an additional three months, from May 1, 2019 to August 1, 2019. The amendment was approved with 26,163,835 votes cast in favor of the amendment, 2,020,001 votes cast against the amendment and 422,075 abstentions. In connection with the special meeting and the resulting amendment to our amended and restated certificate of incorporation, 3,831,985 shares of our common stock were redeemed from funds available in the Trust Account, for a redemption amount of approximately $10.33 per share.

PENSARE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

MARCH 31, 2019

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (Continued)

On May 31, 2019, the Company announced that the sponsor will reduce its contributions to the Trust Account. The sponsor will continue to pay to the Trust Account $0.033 per public share that has not been redeemed per month, but the total monthly payment will be no greater than $200,000. If more than 6,060,606 public shares remain outstanding after redemptions in connection with this adjustment, then the amount paid per share will be reduced proportionately. In connection with this announcement, the Company offered the public stockholders the right to redeem their shares of common stock for their pro rata portion of the funds available in the Trust Account. The stockholders will have until 5:00 p.m., eastern time, on June 14, 2019 to elect to redeem their public shares.

The registration statements for the Company’s Initial Public Offering were declared effective on July 27, 2017. On August 1, 2017, the Company consummated the Initial Public Offering of 27,000,000 units (“Units” and with respect to the shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), included in the Units, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $270,000,000, which is described in Note 4.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 9,500,000 private placement warrants (“Private Placement Warrants”) at a price of $1.00 per warrant in a private placement to the Company’s sponsor, Pensare Sponsor Group, LLC (the “Sponsor”), MasTec, Inc. (“MasTec”) and EarlyBirdCapital, Inc. (“EBC”), generating gross proceeds of $9,500,000, which is described in Note 5.

Following the closing of the Initial Public Offering on August 1, 2017, an amount of $270,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement Warrants was placed in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 180 days or less or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to pay the Company’s tax obligations.

On August 4, 2017, the underwriters exercised their over-allotment option in full resulting in an additional 4,050,000 Units being issued for $40,500,000, less the underwriters’ discount of $1,012,500, netting $39,487,500, which was deposited into the Trust Account. In connection with the underwriters’ exercise of their over-allotment option in full, the Company also consummated the sale of an additional 1,012,500 Private Placement Warrants at $1.00 resulting in a total of $310,500,000 held in the Trust Account.

On August 7, 2017, the Company announced that the holders of the Company’s units may elect to separately trade the Common Stock, warrants and rights underlying the units commencing on August 8, 2017. No fractional warrants will be issued upon separation of the units only whole warrants will trade. Those units that are not separated will continue to trade on the NASDAQ Capital Market under the symbol “WRLSU” and the Common Stock, warrants and rights are expected to trade under the symbols “WRLS,” “WRLSW” and “WRLSR”, respectively.

PENSARE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

MARCH 31, 2019

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (Continued)

Transaction costs amounted to $8,646,303, consisting of $7,762,500 of underwriting fees, and $883,803 of other costs. In addition, as of March 31, 2019, $139,265 of cash was held outside of the Trust Account, available for working capital purposes.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Private Placement Warrants (subject to terms and conditions set forth in the certain trust agreement), although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account, net of taxes payable (initially $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants or rights. The Common Stock subject to redemption has been recorded at redemption value and classified as temporary equity upon the completion of the Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, in the case of a stockholder vote, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Initial Stockholders (as defined below) have agreed to vote their Founder Shares (as defined in Note 6), and any Public Shares held by them in favor of approving a Business Combination and not to redeem any shares. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

The Company will have until August 1, 2019 to consummate a Business Combination (the “Combination Period”). If the Company is unable to complete a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned (net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and the Company’s board of directors, proceed to commence a voluntary liquidation and thereby a formal dissolution of the Company, subject in each case to its obligations to provide for claims of creditors and the requirements of applicable law.

PENSARE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

MARCH 31, 2019

1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (Continued)

The Sponsor and other holders of Founder Shares prior to the Initial Public Offering (the “Initial Stockholders”) have agreed to (i) waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the consummation of a Business Combination, (ii) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if the Company fails to consummate a Business Combination within the Combination Period and (iii) not to propose an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if the Company does not complete a Business Combination within the Combination Period, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment. However, the Initial Stockholders will be entitled to liquidating distributions with respect to any Public Shares acquired if the Company fails to consummate a Business Combination and liquidates within the Combination Period. In the event of such distribution, it is possible that the per share value of all the assets available for distribution (including Trust Account assets) will be less than the $10.00 per Unit in the Offering.

In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a vendor for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account. This liability will not apply with respect to any claims by a third party who executed a waiver of any right, title, interest or claim of any kind in or to any monies held in the Trust Account or to any claims under the Company’s indemnity of the underwriters of the Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent auditors), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

2. LIQUIDITY

As of March 31, 2019, the Company had $135,265 in its operating bank accounts, $290,454,757 in cash and marketable securities held in the Trust Account to be used for a Business Combination, to repurchase or convert stock, or to pay corporate taxes in connection therewith and a working capital deficit of $8,278,795. As of March 31, 2019, $6,885,174 of the amount deposited in the Trust Account represented interest income, which is available to pay the Company’s tax obligations. To date, the Company has withdrawn $336,274 of interest from the Trust Account in order to pay the Company’s tax obligations.

PENSARE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

MARCH 31, 2019

2. LIQUIDITY (Continued)

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluation of prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting target businesses to acquire, and structuring, negotiating and consummating the Business Combination.

On June 8, 2018 the Sponsor loaned the Company $1,000,000 for working capital purposes. On February 11, 2019, the Sponsor advanced the Company an additional $317,628 for working capital purposes. On April 10, 2019 and May 9, 2019, the Sponsor advanced the Company $150,000 and $250,000, respectively, for working capital purposes. Each of these working capital loans is evidenced by a promissory note, and are payable without interest upon consummation of a Business Combination or, at the holder’s discretion, the notes may be converted into warrants (“Warrants”) at a conversion price of $1.00 per Warrant, with a limitation to convert only up to $1.5 million of notes. Each Warrant will contain terms identical to those of the warrants issued in the private placement, entitling the holder thereof to purchase one share of Common Stock at an exercise price of $11.50 per share as more fully described in the prospectus for the IPO dated July 27, 2017.

On April 22, 2019, the Company announced that its sponsor, had agreed to contribute as a loan, $0.033 for each share of common stock issued in the initial public offering that was not redeemed in connection with the stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which it has to consummate a business combination for an additional three months, from May 1, 2019 to August 1, 2019. On April 29, 2019, at the Special Meeting of the Company’s Stockholders, the stockholders approved an amendment to its amended and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination for an additional three months, from May 1, 2019 to August 1, 2019. The amendment was approved with 26,163,835 votes cast in favor of the amendment, 2,020,001 votes cast against the amendment and 422,075 abstentions. In connection with the special meeting and the resulting amendment to our amended and restated certificate of incorporation, 3,831,985 shares of our common stock were redeemed from funds available in the Trust Account, for a redemption amount of approximately $10.33 per share.

On May 31, 2019, the Company announced that the Company’s sponsor would reduce its contributions to the trust account established in connection with the Company’s initial public offering (the “Trust Account”). The Company’s sponsor will continue to pay the Trust Account $0.033 per Public Share that has not been redeemed per month, but the total monthly payment will be no greater than $200,000. The Company is currently active in discussion with a target company regarding a potential business combination that is anticipated to require an amount of funding less than the current balance of the Trust Account to consummate the business combination. There can be no assurance that the Company will enter into a business combination agreement with the target company or that this or another potential business combination will be completed.

PENSARE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

MARCH 31, 2019

2. LIQUIDITY (Continued)

In connection with the Extension, the Sponsor advanced $1,938,349 in additional contributions to the trust account for the period from April 1, 2019 through June 2, 2019. These loans shall be payable without interest upon consummation of a Business Combination.

The Sponsor advanced the Company $150,000 on April 19, 2019 and $250,000 on May 19, 2019 for working capital purposes. These loans shall be payable without interest upon consummation of a Business Combination.

Promissory notes payable—related party were $3,222,373 and $0, at March 31, 2019 and 2018, respectively. For the year ended March 31, 2019, $1,864,745 of the proceeds of the funds borrowed were treated as an investment of cash in the Trust Account.

In addition, two of the Company’s service providers had agreed to defer the payment of fees owed to them until the consummation of a Business Combination, which amounted to $4,814,028 as of March 31, 2019. Such fees are included in accounts payable and accrued expenses in the accompanying balance sheet at March 31, 2019. Based on the foregoing, the Company believes it will have sufficient cash to meet its needs for the next two months (through August 1, 2019) following the date from when the financial statements are issued.

In addition, the Company holds a Commitment Letter from its Chief Executive Officer and managing member of the Sponsor, whereby the managing member of the Sponsor commits to funding any working capital shortfalls through the earlier of an initial business combination or the Company’s liquidation. The loans would be issued as required and each loan would be evidenced by a promissory note, up to an aggregate of $750,000. The loans will be non-interest bearing, unsecured and payable upon the consummation of the Company’s initial business combination or at the holder’s discretion, convertible into warrants of the Company at a price of $1.00 per warrant, up to a maximum of $182,372. If the Company does not complete a business combination, any such loans will be forgiven.

The Company may raise additional capital through loans or additional investments from the Sponsor or its stockholders, officers, directors, or third parties. The Company’s officers and directors and the Sponsor may, but, except as described above, are not obligated to, loan the Company funds, from time to time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs.

None of the Sponsor, stockholders, officers or directors, or third parties is under any obligation to advance funds to, or invest in, the Company, except for the $750,000 commitment discussed above. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. Even if the Company can obtain sufficient financing or raise additional capital, it only has until August 1, 2019 to consummate a business combination. There is no assurance that the Company will be able to do so prior to August 1, 2019.

PENSARE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

MARCH 31, 2019

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging growth company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, (the “Securities Act”), as modified by the Jumpstart our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b) (1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company, which has opted out of using the extended transition period, difficult or impossible because of the potential differences in accounting standards used.

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

PENSARE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

MARCH 31, 2019

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and cash equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2019 and March 31, 2018.

Cash and marketable securities held in Trust Account

At March 31, 2019 and March 31, 2018, the assets held in the Trust Account were held in cash and U.S. Treasury Bills and are classified as trading securities.

Common stock subject to possible redemption

The Company accounts for its Common Stock subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Common Stock subject to mandatory redemption (if any) is classified as a liability instrument and is measured at fair value.

Conditionally redeemable Common Stock (including Common Stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Common Stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2019 and March 31, 2018, Common Stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets.

Income taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740 “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities.

At March 31, 2019, management had determined that it is more likely than not, that its deferred income tax asset, which previously had been reduced by a valuation allowance, will be realized within the next year. The deferred income tax asset of $216,000 arose from tax benefits related to net operating losses not previously utilized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2019 and March 31, 2018, there were no unrecognized tax benefits and no amounts accrued for interest and penalties.

The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

PENSARE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

MARCH 31, 2019

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company has identified its Federal tax return and its State tax returns in Delaware, Georgia, Louisiana, New York, and North Carolina as “major” tax jurisdictions. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next year.

Net loss per common share

The Company complies with accounting and disclosure requirements ASC Topic 260, “Earnings Per Share.” Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Shares of Common Stock subject to possible redemption at March 31, 2019 and March 31, 2018 have been excluded from the calculation of basic income (loss) per share since such shares, if redeemed, only participate in their pro rata share of the Trust Account earnings. The Company has not considered the effect of (1) warrants sold in the Initial Public Offering and private placement to purchase 15,525,000 and 10,512,500 shares of Common Stock, respectively, (2) rights sold in the Initial Public Offering that convert into 3,105,000 shares of Common Stock, (3) the unit purchase option of 1,350,000 Units sold to the underwriters, exercisable at $10.00 per Unit, which consists of 1,350,000 shares of Common Stock, 675,000 warrants (convertible into 675,000 shares of Common Stock), and 1,350,000 rights (convertible into 135,000 shares of Common Stock) and, 4) the $1,317,628 promissory note, which is payable without interest upon consummation of a Business Combination or, at the holder’s discretion, which may be converted into warrants (“Warrants”) at a conversion price of $1.00 per Warrant, entitling the holder thereof to purchase one share of Common Stock, par value $0.001, at an exercise price of $11.50 per share, in the calculation of diluted loss per share, since the exercise of the warrants, the conversion of the rights into shares of Common Stock and conversion of the working capital loan are contingent upon the occurrence of a future event. As a result, diluted loss per common share is the same as basic loss per common share for the periods.

PENSARE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

MARCH 31, 2019

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reconciliation of net loss per common share

The Company’s net income is adjusted for the portion of income that is attributable to Common Stock subject to redemption, as these shares only participate in the income of the Trust Account and not the losses of the Company. Accordingly, basic and diluted loss per common share is calculated as follows:

	For the Year Ended March 31, 2019	For the Year Ended March 31, 2018

Net income (loss)	$989,799	$(2,520,045)
Less: Income attributable to common shares subject to redemption (a)	(4,841,402)	(1,386,915)
Adjusted loss	$(3,851,603)	$(3,906,960)
Weighted average shares outstanding, basic and diluted	8,563,373	6,790,097
Basic and diluted net loss per common share	$(0.45)	$(0.58)
(a) Interest Income	$5,281,923	$1,603,251
Less: Income Taxes*	163	31,425
Less: Franchise Taxes	212,569	152,573

	5,069,191	1,419,253
Percentage of common shares subject to redemption to total common shares	95.51%	97.72%
Income attributable to common shares subject to redemption	$4,841,402	$1,386,915

*	Excludes any benefit derived from deferred income tax asset.

Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of cash accounts in a financial institution which, at times may exceed the Federal depository insurance coverage of $250,000. At March 31, 2019 and March 31, 2018, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Fair value of financial instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Recently issued accounting pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

PENSARE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

MARCH 31, 2019

4. INITIAL PUBLIC OFFERING

Pursuant to the Initial Public Offering the Company sold 27,000,000 units at a purchase price of $10.00 per Unit. Each Unit consists of one share of Common Stock, par value of $0.001 of the Company (“Common Stock”), one right (“Public Right”) and one-half of one redeemable warrant (“Public Warrant”). Each Public Right will convert into one-tenth (1/10) of one share of Common Stock upon consummation of a Business Combination (see Note 8). Each whole Public Warrant entitles the holder to purchase one share of Common Stock at an exercise price of $11.50 (see Note 8).

On August 4, 2017, the over-allotment option was exercised in full and the underwriters purchased 4,050,000 additional Units at $10.00 per Unit, generating gross proceeds of $40,500,000.

Proceeds of $310,500,000 from the Initial Public Offering and Private Placement Warrants are held in the trust account, along with any additional interest earned thereon not used to pay for taxes.

5. PRIVATE PLACEMENT

Simultaneously with the Initial Public Offering, the Sponsor, MasTec and EBC purchased 9,500,000 Private Placement Warrants at $1.00 per warrant in a private placement generating gross proceeds of $9,500,000. Simultaneously with the sale of the over-allotment Units, the Company consummated the sale of an additional 1,012,500 warrants at $1.00 per warrant, generating gross proceeds of $1,012,500. The proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering to be held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. The Private Placement Warrants are identical to the Warrants sold in the Offering except that the Private Placement Warrants (i) will not be redeemable by the Company and (ii) may be exercised for cash or on a cashless basis, so long as they are held by the initial purchaser or any of its permitted transferees. In addition, the Private Placement Warrants and their component securities may not be transferable, assignable or salable until 30 days after the consummation of a Business Combination, subject to certain limited exceptions.

6. RELATED PARTY TRANSACTIONS

Founder Shares

In May 2016, the Company issued 10,000 shares of Common Stock to the Sponsor for $10.

In May 2017, the Company issued an additional 7,177,500 shares of Common Stock to the Sponsor and certain other persons (collectively, the “Founder Shares”) for an aggregate purchase price of $24,990, or approximately $0.0035 per share. In June 2017, the Sponsor transferred 1,575,000 of such shares to MasTec for the same purchase price originally paid for such shares. In July 2017, the company effected a stock dividend with respect to the Common Stock of 575,000 shares, resulting in the Initial Stockholders holding an aggregate of 7,762,500 shares. All share and per share, amounts have been retroactively restated to reflect the stock dividend. The Founder Shares included an aggregate of up to 1,012,500 shares that were subject to forfeiture by the Initial Stockholders to the extent that the underwriters’ over-allotment was not exercised in full or in part, so that the Initial Stockholders would own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Offering. As a result of the underwriters’ election to exercise their over-allotment option in full on August 4, 2017, 1,012,500 Founder Shares are no longer subject to forfeiture.

PENSARE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

MARCH 31, 2019

6. RELATED PARTY TRANSACTIONS (Continued)

The Initial Stockholders have agreed that, subject to certain limited exceptions, the Founder Shares will not be transferred, assigned or sold until one year after the date of the consummation of a Business Combination or earlier if, subsequent to a Business Combination, the last sales price of the Company’s Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period.

Related Party Loans

On June 8, 2018, the Sponsor advanced the Company $1,000,000 for working capital purposes. On February 11, 2019, the Sponsor advanced the Company an additional $317,628 for working capital purposes. On April 10, 2019 and May 9, 2019, the Sponsor advanced the Company $150,000 and $250,000, respectively, for working capital purposes. The Working Capital Loans, evidenced by a promissory note, are payable without interest upon consummation of a Business Combination or, at the holder’s discretion, up to $1,500,000 of the notes may be converted into warrants (“Warrants”) at a conversion price of $1.00 per Warrant. Each Warrant will contain terms identical to those of the warrants issued in the private placement, entitling the holder thereof to purchase one share of Common Stock at an exercise price of $11.50 per share as more fully described in the prospectus for the IPO dated July 27, 2017.

In order to finance transaction costs in connection with a Business Combination, the Sponsor, the Company’s officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the holder’s discretion, up to $1,500,000 of the Working Capital Loans may be converted into Warrants at a price of $1.00 per Warrant. The Warrants would be identical to the Private Placement Warrants.

The Company received a Commitment Letter from the managing member of the Sponsor, Pensare Sponsor Group, LLC (“PSG”), whereby the managing member of PSG commits to funding any working capital shortfalls through the earlier of an initial business combination or the Company’s liquidation. The loans would be issued as required and a promissory note, up to an aggregate of Seven Hundred and Fifty Thousand Dollars ($750,000), would evidence each loan. The loans will be non-interest bearing, unsecured and payable upon the consummation of the Company’s initial business combination or at the holder’s discretion, up to $500,000 of the commitment may be convertible into warrants of the Company at a price of $1.00 per warrant. If the Company does not complete a business combination, any such loans will be forgiven. As of March 31, 2019, the Company had no promissory notes outstanding related to this commitment.

On January 16, 2019, the Company announced that the Sponsor had agreed to contribute to the Company as a loan $0.033 for each public share that was not redeemed in connection with the stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination for an additional three months, from February 1, 2019 to May 1, 2019, for each calendar month (commencing on February 2, 2019 and on the second day of each subsequent month), or portion thereof, that is needed by the Company to complete a Business Combination from February 2, 2019 until May 1, 2019. On February 1, 2019, the Company signed a promissory note agreeing to pay up to $2,797,117 of advances to be made by the Sponsor to cover contribution payments due to the Trust Account. On April 29, 2019, the Company held a special meeting of stockholders at which time the stockholders of the Company approved an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination for an additional three months, from May 1, 2019 to August 1, 2019. On April 22, 2019, the Company announced that the Sponsor, had agreed to contribute as a loan, $0.033 for each share of common stock issued in the initial public offering that was not redeemed in connection with the stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which they have to consummate a business combination for an additional three months, from May 1, 2019 to August 1, 2019. The contribution was deposited in the trust account established in connection with the Company’s initial public offering. On May 9, 2019, the Company signed a promissory note agreeing to repay $805,916 for an advance made by the Sponsor as an additional contribution payment to the Trust Account. On May 31, 2019, the Company announced that the Sponsor will reduce its contributions to the Trust Account. The Sponsor will continue to pay to the Trust Account $0.033 per public share that has not been redeemed per month, but the total monthly payment will be no greater than $200,000. If more than 6,060,606 public shares remain outstanding after redemptions in connection with this adjustment, then the amount paid per share will be reduced proportionately. In connection with this announcement, the Company offered the public stockholders the right to redeem their shares of common stock for their pro rata portion of the funds available in the Trust Account.

PENSARE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

MARCH 31, 2019

6. RELATED PARTY TRANSACTIONS (Continued)

Promissory notes payable—related party were $3,222,373 and $0, at March 31, 2019 and 2018, respectively.

Related Party Fees

The Company has incurred related party administrative fees of $20,000 per month beginning August 2017. These costs have been included in the operating costs in the company’s statements of operations. The administrative fees incurred and paid by the Company were $240,000 and $160,000 for the years ending March 31, 2019 and 2018, respectively.

7. COMMITMENTS

Registration Rights

The holders of the Founder Shares, Private Placement Warrants (and their underlying securities) and any warrants that may be issued upon conversion of the Working Capital Loans (and their underlying securities) will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Initial Public Offering. The holders of a majority of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders will have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. However, the registration rights agreement will provide that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock up period. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

PENSARE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

MARCH 31, 2019

7. COMMITMENTS (Continued)

Business Combination Marketing Agreement

The Company has engaged EBC as an advisor in connection with a Business Combination to assist the Company in holding meetings with its stockholders to discuss a potential Business Combination and the target business’ attributes, introduce the Company to potential investors that are interested in purchasing securities, assist the Company in obtaining stockholder approval for the Business Combination and assist the Company with its press releases and public filings in connection with a Business Combination. The Company will pay EBC a cash fee for such services upon the consummation of an initial Business Combination in an amount equal to 3.5% of the gross proceeds of the offering (exclusive of any applicable finders’ fees which might become payable); provided that the Company has the right to allocate up to 30% of the fee to any of the underwriters in the offering or other FINRA member firms the Company retains to assist it in connection with its initial Business Combination.

8. STOCKHOLDERS’ EQUITY

Preferred Stock—The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.001. At March 31, 2019 and March 31, 2018, there were no shares of preferred stock issued or outstanding.

Common Stock—The Company is authorized to issue 100,000,000 shares of Common Stock with a par value of $0.001 per share. Holders of the Company’s Common Stock are entitled to one vote for each share. As of March 31, 2019 and March 31, 2018, there were 9,033,268 and 8,469,986, respectively, shares of Common Stock issued and outstanding, (excluding 26,982,942 and 30,342,514 shares of common stock subject to possible redemption).

Rights—Each holder of a right will receive one-tenth (1/10) of one share of Common Stock upon consummation of a Business Combination, even if the holder of such right redeemed all shares held by it in connection with a Business Combination. No fractional shares will be issued upon exchange of the rights. No additional consideration will be required to be paid by a holder of rights in order to receive its additional shares upon consummation of a Business Combination as the consideration related thereto has been included in the Unit purchase price paid for by investors in the Initial Public Offering. If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of the Common Stock will receive in the transaction on an as-converted into Common Stock basis and each holder of a right will be required to affirmatively covert its rights in order to receive 1/10 share underlying each right (without paying additional consideration). The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company).

PENSARE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

MARCH 31, 2019

8. STOCKHOLDERS’ EQUITY (Continued)

If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of a Business Combination. Additionally, in no event will the Company be required to net cash settle the rights.

Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or; provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available. The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Common stock issuable upon exercise of the Public Warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. Notwithstanding the foregoing, if a registration statement covering the shares of Common stock issuable upon exercise of the Public Warrants is not effective within 90 business days immediately following the consummation of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption provided by Section 3(a)(9) of the Securities Act, provided that such exemption is available. If that exemption, or another exemption, is not available, holders will not be able to exercise their warrants on a cashless basis. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The Private Placement Warrants are identical to the Public Warrants underlying the Units being sold in the Offering, except that the Private Placement Warrants and the Common Stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

The Company may redeem the Public Warrants (except with respect to the Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	at any time during the exercise period;

PENSARE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

MARCH 31, 2019

8. STOCKHOLDERS’ EQUITY (Continued)

•	upon a minimum of 30 days’ prior written notice of redemption;

•	if, and only if, the last sale price of the Company’s Common Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

•	if, and only if, there is a current registration statement in effect with respect to the shares of Common Stock underlying such warrants.

If the Company calls the Public Warrants for redemption, management will have the option to require all holders that wish to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement.

The exercise price and number of shares of Common Stock issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuance of Common Stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Unit Purchase Options—The Company sold to EBC and its co-underwriters, for $100, an option to purchase up to 1,350,000 units exercisable at $10.00 per Unit (or an aggregate exercise price of $13,500,000) commencing on the consummation of a Business Combination. The unit purchase option may be exercised for cash or on a cashless basis, at the holder’s option, and expires on July 27, 2022. The Units issuable upon exercise of this option are identical to those offered in the Offering. The Company has accounted for the unit purchase option, inclusive of the receipt of $100 cash payment, as an expense of the Offering resulting in a charge directly to stockholders’ equity.

The Company estimated that the fair value of this unit purchase option was approximately $4,547,505 (or $3.37 per Unit) using a Black-Scholes option-pricing model. The fair value of the unit purchase option granted to the underwriters was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 1.80% and (3) expected life of five years. The option and the 1,350,000 Units have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA’s NASDAQ Conduct Rules. Additionally, the option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of Offering except to any underwriter and selected dealer participating in the Offering and their bona fide officers or partners. The option grants to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the effective date of the registration statement with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. The Company will bear all fees and expenses attendant to registering the securities, other than underwriting commissions, which will be paid for by the holders themselves. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or the Company’s recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of Common Stock at a price below its exercise price.

PENSARE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

MARCH 31, 2019

9. FAIR VALUE MEASUREMENTS

The Company follows guidance in ASC 820 for its financial assets and liabilities that are re-measured at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1: Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2: Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3: Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at March 31, 2019 and March 31, 2018, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description	Level	March 31, 2019	March 31, 2018
Assets:
Cash and marketable securities held in Trust Account	1	$290,454,757	$312,103,251

10. INCOME TAX

On December 31, 2017, the U.S. Tax Cuts and Job Acts of 2017 (“Tax Reform”) was signed into law. As a result of Tax Reform, the U.S. statutory tax rate was lowered from 35% to 21% effective January 1, 2018, among other changes. ASC Topic 740 requires companies to recognize the effect of tax law changes in the period of enactment; therefore, the Company would be required to revalue its deferred tax assets and liabilities at December 31, 2017 at the new rate. The SEC issued Staff Accounting Bulletin No. 118 (“SAB 118”) to address the application of GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain tax effects of Tax Reform.

PENSARE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

MARCH 31, 2019

10. INCOME TAX (Continued)

The financial statement impact related to the adoption of Tax Act 2017 had no impact on the total provision for income tax expense (benefit) for the year ending March 31, 2018 and 2017.

The Company’s net deferred tax assets are as follows:

	Year Ended March 31, 2019	Year Ended March 31, 2018
Deferred tax asset
Net operating loss carryforward	$378,831	$543,458
Total deferred tax assets	378,831	543,458
Valuation allowance	(162,831)	(543,458)
Deferred tax asset, net of allowance	$216,000	$—

        The income tax benefit (provision) consist of the following:

	Year Ended March 31, 2019	Year Ended March 31, 2018
Federal
Current	$—	$—
Deferred	(164,627)	543,458

State
Current	$(163)	$(183,998)
Deferred	—	—

Change in valuation allowance	380,627	(543,458)
Income tax benefit (provision)	$215,837	$(183,998)

PENSARE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

MARCH 31, 2019

10. INCOME TAX (Continued)

A reconciliation of federal income tax rate to the Company’s effective tax rate at March 31, 2019 is as follows:

	Year Ended March 31, 2019	Year Ended March 31, 2018

Statutory federal income tax rate	21.00%	0.0%
State taxes, net of federal tax benefit	0.02%	0.0%
Permanent items	0.27%	0.0%
Change in valuation allowance	(49.18)%	0.0%
State Franchise taxes	0.00%	7.88%
Income tax provision (benefit)	(27.89)%	7.88%

As of March 31, 2019, the Company has a federal net operating loss carryforward of approximately $1,804,000, which expires in year 2038. Upon confirmation of an ownership change, the net operating loss would be reduced and any remaining net operating loss utilization would be subject to an annual limitation under Section 382 of the Internal Revenue Code.

A valuation allowance has been established to offset the net deferred tax asset to the extent the Company has determined that it is more likely than not that the future tax benefits will be realized.

The Company files a federal income tax return and separate income tax returns in various states. For federal and certain states, the 2016 through 2018 tax years remain open for examination by the tax authorities under the normal three-year statute of limitations.

11. SUBSEQUENT EVENT

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the financial statements were issued. Except as follows, the Company did not identify subsequent events that would have required adjustment or disclosure in the financial statements other than the following. On April 22, 2019, the Company announced that its sponsor, had agreed to contribute as a loan, $0.033 for each share of common stock issued in the initial public offering that was not redeemed in connection with the stockholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation to extend the date by which it has to consummate a business combination for an additional three months, from May 1, 2019 to August 1, 2019. On April 29, 2019, at the Special Meeting of the Company’s Stockholders, the stockholders approved an amendment to its amended and restated certificate of incorporation to extend the date by which the Company has to consummate a business combination for an additional three months, from May 1, 2019 to August 1, 2019. The amendment was approved with 26,163,835 votes cast in favor of the amendment, 2,020,001 votes cast against the amendment and 422,075 abstentions. In connection with the special meeting and the resulting amendment to our amended and restated certificate of incorporation, 3,831,985 shares of our common stock were redeemed from funds available in the Trust Account, for a redemption amount of approximately $10.33 per share.

On May 31, 2019, the Company announced that the Company’s sponsor would reduce its contributions to the trust account established in connection with the Company’s initial public offering (the “Trust Account”). The Company’s sponsor will continue to pay the Trust Account $0.033 per Public Share that has not been redeemed per month, but the total monthly payment will be no greater than $200,000. The Company is currently active in discussion with a target company regarding a potential business combination that is anticipated to require an amount of funding less than the current balance of the Trust Account to consummate the business combination. There can be no assurance that the Company will enter into a business combination agreement with the target company or that this or another potential business combination will be completed.

PENSARE ACQUISITION CORP.

NOTES TO FINANCIAL STATEMENTS (Continued)

MARCH 31, 2019

11. SUBSEQUENT EVENT (Continued)

In connection with the Extension, the Sponsor advanced $1,938,349 in additional contributions to the trust account for the period from April 1, 2019 through June 2, 2019. These loans shall be payable without interest upon consummation of a Business Combination.

The Sponsor advanced the Company $150,000 on April 19, 2019 and $250,000 on May 19, 2019 for working capital purposes. These loans shall be payable without interest upon consummation of a Business Combination.

STRATOS MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

AND FOR THE YEARS ENDED DECEMBER 31, 2019, 2018 AND 2017

INDEX TO FINANCIAL STATEMENTS

STRATOS MANAGEMENT SYSTEMS INC. AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and

Stockholders of Stratos Management Systems, Inc. and Subsidiaries

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Stratos Management Systems, Inc. and Subsidiaries dba: Computex Technology Solutions (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, stockholder’s equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Change in Accounting Principle

As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for revenue in 2019 due to the adoption of the FASB’s Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers. The Company adopted this change using the modified retrospective approach.

Emphasis of Matter

As more fully described in Note 1 to the financial statements, the Company announced the completion of its Merger and Business Combination with American Virtual Cloud Technologies, Inc. (“American Virtual”) on April 7, 2020. Subsequent to that, the Company will continue as a wholly owned subsidiary of American Virtual, through a newly formed entity Tango Merger Sub Corp.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Company’s auditor since 2019.

New York, NY

April 9, 2020

STRATOS MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of US dollars, except share and per share data, or otherwise noted)

	December 31,	December 31,
	2019	2018
ASSETS
Current Assets:
Cash	$18	$260
Trade Accounts Receivable, Net	16,092	41,328
Inventory	350	474
Other Current Assets	621	972
Total Current Assets	17,081	43,034
Property and Equipment, Net	9,608	12,241
Other Assets:
Deposits	69	69
Deferred Contract Costs	-	9
Definite Lived Intangible Assets, Net	2,404	3,391
Goodwill	21,215	21,215
Total Other Assets	23,688	24,684
TOTAL ASSETS	$50,377	$79,959

LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities:
Accounts Payable	$18,999	$38,694
Accrued Expenses	2,732	3,445
Unearned Revenue	6,431	5,514
Current Portion of Notes Payable	2,377	2,602
Current Portion of Capital Leases	129	191
Total Current Liabilities	30,668	50,446
Long-Term liabilities:
Line of Credit	6,051	7,793
Notes Payable (Net of Current Portion and Issuance Costs)	5,578	7,909
Capital Leases (Net of Current Portion)	107	30
Unearned Revenue	22	1,439
Deferred Rent	158	265
Total Long-Term Liabilities	11,916	17,436
Total Liabilities	42,584	67,882
Stockholder's Equity:
Common Stock $0.001 par value - 1,000 shares authorized; 1,000 shares outstanding as of December 31, 2019 and 2018, respectively	-	-
Additional Paid-In Capital	18,717	18,717
Accumulated Deficit	(10,924)	(6,640)
Total Stockholder's Equity	7,793	12,077
TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY	$50,377	$79,959

The accompanying notes are an integral part of these consolidated financial statements.

STRATOS MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands of US dollars, except share and per share data, or otherwise noted)

	Years ended December 31,
	2019	2018	2017

SALES	$85,716	$154,846	$134,796

COST OF SALES	61,309	124,928	106,397

GROSS PROFIT	24,407	29,918	28,399

SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	28,021	30,441	27,545

(LOSS) INCOME FROM OPERATIONS	(3,614)	(523)	854

OTHER (EXPENSE) INCOME
Interest expense	(1,260)	(1,303)	(1,271)
Other income	524	-	-
Total other expenses	(736)	(1,303)	(1,271)

LOSS BEFORE INCOME TAXES	(4,350)	(1,826)	(417)

PROVISION FOR INCOME TAXES	(33)	(96)	(885)

NET LOSS	$(4,383)	$(1,922)	$(1,302)

LOSS PER SHARE - Basic and Diluted	$(4,383.83)	$(1,922.62)	$(1,302.36)

WEIGHTED AVERAGE SHARES OUTSTANDING -
Basic and Diluted	1,000	1,000	1,000

The accompanying notes are an integral part of these consolidated financial statements.

STRATOS MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

(In thousands of US dollars, except share and per share data, or otherwise noted)

			Additional
	Common Stock		Paid-In	Accumulated	Stockholder's
	Shares	Amount	Capital	Deficit	Equity

Balance, January 1, 2017	1,000	$-	$18,717	$(3,416)	$15,301
Net loss	-	-	-	(1,302)	(1,302)
Balance, December 31, 2017	1,000	$-	$18,717	$(4,718)	$13,999
Net loss	-	-	-	(1,922)	(1,922)
Balance, December 31, 2018	1,000	$-	$18,717	$(6,640)	$12,077
Cumulative effect of accounting change (See Note 3)	-	-	-	99	99
Net loss	-	-	-	(4,383)	(4,383)
Balance, December 31, 2019	1,000	$-	$18,717	$(10,924)	$7,793

The accompanying notes are an integral part of these consolidated financial statements.

STRATOS MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of US dollars, or otherwise noted)

	Years Ended December 31,
	2019	2018	2017
Cash flows from operating activities:
Net loss	$(4,383)	$(1,922)	$(1,302)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	3,884	4,121	3,917
Amortization of Other Intangible Assets	987	947	1,849
Amortization of Deferred Financing Costs	46	46	87
Deferred Income Tax	-	-	637
(Gain) Loss on Sale of Property and Equipment	(68)	(29)	6
(Increase) Decrease in Assets:
Accounts Receivable	25,236	(16,468)	2,312
Inventory	124	(184)	7
Other Current Assets	450	(156)	(339)
Deferred Contract Costs	9	8	11
Income Taxes Receivable	-	321	494
Deposits	-	-	(1)
Increase (Decrease) in Liabilities:
Accounts Payable	(19,695)	19,280	(656)
Unearned Revenue	(500)	(3,166)	7,848
Accrued Expenses	(713)	774	(280)
Income Taxes Payable	-	36	-
Deferred Rent	(107)	(53)	(50)
Net cash provided by operating activities	5,270	3,555	14,540
Cash flows from investing activities:
Acquisition of Business, Net of Cash Acquired	-	500	-
Acquisition of Property and Equipment	(1,009)	(864)	(10,057)
Proceeds from Sale of Property and Equipment	125	30	-
Net cash used in investing activities	(884)	(334)	(10,057)
Cash flows from financing activities:
Net Change in Line of Credit	(1,742)	(1,396)	(1,079)
Check in Excess of Cash	-	-	(145)
Proceeds from Notes Payable	-	-	10,000
Debt Issuance Cost	-	-	(230)
Payments on Notes Payable	(2,602)	(1,707)	(11,903)
Payments on Capital Lease Obligations	(284)	(535)	(520)
Net cash used in financing activities	(4,628)	(3,638)	(3,877)
Net (decrease) increase in cash	(242)	(417)	606
Cash, beginning of period	260	677	71
Cash, end of period	$18	$260	$677
Supplemental schedule of noncash investing and financing activities
Reconciliation of Net Assets Acquired in Acquisition of Synetra, Inc.:
Fair Value of Net Assets Acquired:
Cash	$-	$500	$-
Fixed Assets	-	304	-
Intangible Assets	-	675	-
Goodwill	-	921	-
Notes Payable Issued for Acquisition of Synetra	$-	$2,400	$-
Acquisition of Property and Equipment through Capital Lease	$300	$-	$94
Cash Paid for Interest Expense	$1,214	$1,246	$1,227
Cash Paid for Income Taxes	$39	$140	$45

The accompanying notes are an integral part of these consolidated financial statements.

STRATOS MANAGEMENT SYSTEMS, INC. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(In thousands of US dollars, except share and per share data, or otherwise noted)

1.	ORGANIZATION AND PRINCIPAL ACTIVITIES

Stratos Management Systems, Inc. dba: Computex Technology Solutions (Stratos) incorporated on February 8, 2012, as a management company with the majority of its assets consisting of its ownership in First Byte Computers, Inc. dba: Computex Technology Solutions (Computex North); Computex, Inc. dba: Computex Technology Solutions (Computex South); eNETsolutions, LLC dba: Computex Technology Solutions (eNET); and Stratos MS Ireland Limited (Stratos Ireland) (collectively, the companies are referred to in the consolidated financial statements as “the Company”). The Company is wholly owned by Stratos Management Systems Holdings, LLC (Holdings, Parent)

The Company sells computer equipment, network infrastructure, cloud and hosting solutions, and support. The Company has locations in Minnesota, Michigan, Florida and Texas. Stratos Ireland is a sourcing company for European sales activity.

On August 1, 2018, the Company acquired certain assets of Synetra, Inc. (Synetra) with operations in Amarillo, Dallas, El Paso, Lubbock, and Odessa Texas. Synetra, Inc. is engaged in IT consulting and communication solutions.

The acquired assets of Synetra were recorded at their fair value as of the acquisition date and the accompanying consolidated financial statements include the operations of Synetra from the acquisition date to December 31, 2019 (see Note 4).

On July 24, 2019, the Company signed an Agreement and Plan of Merger (Merger) with Pensare Acquisition Corporation (Pensare), whereby a subsidiary of Pensare and the Company shall consummate a merger, pursuant to which the subsidiary shall be merged with and into the Company, following which the separate corporate existence of the subsidiary shall cease and the Company shall continue as the surviving publicly traded corporation (the Business Combination). On April 3, 2020, the Company entered into an amendment (Amendment No. 2) to the aforementioned Merger.

Pursuant to Amendment No. 2 of the Merger and to the Business Combination, the Company will merge with and into Tango Merger Sub Corp., a Delaware Corporation (Merger Sub), with Merger Sub surviving the merger as a wholly owned subsidiary of American Virtual Cloud Technologies, Inc. Upon the consummation of the Merger, Pensare Acquisition Corporation will change its name in accordance with the approved stockholder certificate proposal to American Virtual Cloud Technologies, Inc. (American Virtual). The merger will occur upon the terms and subject to the conditions in the Business Combination Agreement and in accordance with, the relevant provisions of the General Corporation Law of the State of Delaware. At the effective time of the merger, all shares of common stock of the Company shall be canceled and Holdings, as sole stockholder of the Company, shall be entitled to receive an amount equal to $65,000 as of the closing of the transactions (subject to certain potential adjustments set forth in the Business Combination Agreement) (the "Consideration Amount"). At the effective time of the merger, American Virtual shall deliver the merger consideration to Holdings as follows: (i) an amount of cash equal to the product of cash raised by American Virtual in a private placement of its securities in connection with the closing of the Business Combination less $5,000, multiplied by 0.67, which shall not be greater than $20,000; (ii) shares of common stock of American Virtual equal in value to the Consideration Amount minus the cash paid to Holdings and (iii) shares of the same securities, other than common stock, issued in any private placements prior to the Business Combination equal in value to $5,000.

The Merger was consummated on April 7, 2020 upon stockholder approval and the fulfillment of certain other conditions as described in the Merger. The Company received $11,000 in cash at closing in which $10,000 was received directly by the Company and $1,000 was paid directly to Comerica Bank for the prepayment of interest of the Company’s Comerica Credit Agreement (Note 8) assumed by American Virtual as of April 7, 2020 upon consummation of the Merger.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (U.S. GAAP).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Stratos Management Systems, Inc. dba: Computex Technology Solutions (the Parent) and its wholly owned subsidiaries: Computex North, Computex South, eNET, and Stratos Ireland Limited (the Subsidiaries). All material intercompany transactions and balances have been eliminated in the preparation of the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates. Significant accounting estimates reflected in the Company’s consolidated financial statements include, but are not limited to, revenue recognition, allowance for doubtful accounts, deferred tax asset valuation allowance, income taxes, equity instruments, and the purchase price allocation associated with business combinations.

Revenue Recognition

The Company adopted ASU No. 2014-09, “Revenue from Contracts with Customers,” which created Financial Accounting Standards Board (FASB) Topic 606 (Topic 606) with a date of initial application of January 1, 2019. As a result, the Company changed their accounting policy for revenue recognition as detailed below.

The Company accounts for a contract when it has approval and commitment from both parties, the rights of the parties are identified, payment terms are established, the contract has commercial substance and collectability of consideration is probable. The Company evaluates the following indicators amongst others when determining whether it is acting as a principal in the transaction and recording revenue on a gross basis: (i) the Company is primarily responsible for fulfilling the promise to provide the specified goods or service, (ii) the Company has inventory risk before the specified good or service has been transferred to a customer or after transfer of control to the customer and (iii) the Company has discretion in establishing the price for the specified good or service. If the terms of a transaction do not indicate the Company is acting as a principal in the transaction, then the Company is acting as an agent in the transaction and the associated revenues are recognized on a net basis.

The Company recognizes revenue once control has passed to the customer. The following indicators are evaluated in determining when control has passed to the customer: (i) the Company has a right to payment for the product or service, (ii) the customer has legal title to the product, (iii) the Company has transferred physical possession of the product to the customer, (iv) the customer has the significant risk and rewards of ownership of the product and (v) the customer has accepted the product. The Company's products can be delivered to customers in a variety of ways, including (i) as physical product shipped from the Company's warehouse, (ii) via drop-shipment by the vendor or supplier or (iii) via electronic delivery of keys for software licenses. The Company's shipping terms typically allow for the Company to recognize revenue when the product reaches the customer's location.

Revenue Recognition for Hardware

Revenues from sales of hardware products are recognized on a gross basis as the Company is acting as a principal in these transactions, with the selling price to the customer recorded as Sales and the acquisition cost of the product recorded as Cost of Sales. The Company recognizes revenue from these transactions when control has passed to the customer, which is usually upon delivery of the product to the customer.

In some instances, the customer agrees to buy the product from the Company but requests delivery at a later date, commonly known as bill-and-hold arrangements. For these transactions, the Company deems that control passes to the customer when the product is ready for delivery. The Company views products ready for delivery when the customer has a signed agreement, significant risk and rewards for the products, the ability to direct the assets, the products have been set aside specifically for the customer and cannot be redirected to another customer.

The Company leverages drop-shipment arrangements with many of its vendors and suppliers to deliver products to its customers without having to physically hold the inventory at its warehouses. The Company is the principal in the transaction and recognizes revenue for drop-shipment arrangements on a gross basis.

Revenue Recognition for Software

Revenues from most software license sales are recognized as a single performance obligation on a net basis as the Company is acting as an agent in these transactions at the point the software license is delivered to the customer. Generally, software licenses are sold with accompanying third-party delivered software support, which is a product that allows customers to upgrade, at no additional cost, to the latest technology if new capabilities are introduced during the period that the software support is in effect. The Company evaluates whether the software support is a separate performance obligation by assessing if the third-party delivered software support is critical or essential to the core functionality of the software itself. This involves considering if the software provides its original intended functionality to the customer without the updates, if the customer would ascribe a higher value to the upgrades versus the up-front deliverable, if the customer would expect frequent intelligence updates to the software (such as updates that maintain the original functionality), and if the customer chooses to not delay or always install upgrades. If the Company determines that the accompanying third-party delivered software support is critical or essential to the core functionality of the software license, the software license and the accompanying third-party delivered software support are recognized as a single performance obligation. The value of the product is primarily the accompanying support delivered by a third-party and therefore the Company is acting as an agent in these transactions and recognizes them on a net basis at the point the associated software license is delivered to the customer.

Revenue Recognition for Third-Party Services

The Company is the agent in sales of third-party maintenance, software support and services as the third-party controls the service until it is transferred to the customer. The Company recognizes sales on a net basis equal to the selling price to the customer less the acquisition cost. The Company recognizes revenue from these sales when the customer and vendor accept the terms and conditions of the arrangement.

Revenue Recognition for Managed and Professional Services

The Company’s professional services offerings include assessments, project management, and staging, configuration, and integration. The managed service offerings range from monitoring and notification to a fully outsourced network management solution. In these arrangements, the Company satisfies the performance obligations and recognizes revenue over time.

The Company provides professional services under both time and materials and fixed price contracts. When services are provided on a time and materials basis, the Company recognizes revenues at agreed-upon billing rates as services are performed. When services are provided on a fixed fee basis, the Company recognizes revenues over time in proportion to the Company’s progress toward complete satisfaction of the performance obligation.

In arrangements for managed services, the Company’s arrangement is typically a single performance obligation comprised of a series of distinct services that are substantially the same and that have the same pattern of transfer (i.e., distinct days of service). The Company typically recognize revenues from these services on a straight-line basis over the period services are provided, which is consistent with the timing of services rendered.

Freight and Sales Tax

The Company presents freight billed to customers within Sales and the related freight charged to the Company within Cost of Sales. The Company presents sales tax collected from customers and remittances to governmental authorities on a net basis.

Contract Liabilities

The Company recognizes contract liabilities when cash payments are received or due in advance of the Company’s performance obligations.

Costs of Obtaining and Fulfilling a Contract

The Company capitalizes costs that are incremental to obtaining customer contracts, predominately sales commissions, and expenses them in proportion to each completed contract performance obligation. The costs are amortized to expense on a straight-line basis over the period during which the Company fulfills its performance obligation.

Costs associated with contracts where the Company has an obligation to perform services, are incurred specifically to assist the Company in rendering services to its customers and are recorded as deferred customer support contract costs at the time the costs are incurred. The costs are amortized to expense on a straight-line basis over the period during which the Company fulfills its performance obligation.

Cash

The Company maintains its cash in bank deposit accounts that, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts. The Company does not have any compensating balance requirements.

Accounts Receivable

The Company grants credit to customers in the normal course of business. Accounts receivable are unsecured and are presented net of an allowance for doubtful accounts. The allowance is based upon a number of factors, including the length of time trade accounts receivable are past due, the Company’s previous loss history, the customer’s current ability to pay its obligations to the Company, and the condition of the general economy and the industry as a whole. Payment is required 30 days after receipt of the invoice. Accounts more than 45 days past due are individually analyzed for collectability. When all collection efforts have been exhausted the accounts are written off. Historically, the Company has not suffered significant losses with respect to trade accounts receivable. The allowance for doubtful accounts was approximately $138 and $70 at December 31,2019 and 2018, respectively.

Inventory

Inventories are valued at lower of average cost (which approximates first-in, first-out method) or net realizable value. Inventory consists of purchased components for resale. Management evaluates the need for an inventory obsolescence reserve by identifying slow-moving or obsolete inventory. Management determined a reserve for slow-moving or obsolete inventory was not necessary at December 31, 2019 and 2018.

Property and Equipment

Property and equipment are carried at cost. Major additions and betterments are charged to the property accounts while maintenance and repairs which do not improve or extend the life of the respective assets are expensed currently. Depreciation is computed based on the cost of the asset, using straight-line methods over the estimated useful lives of the assets.

Definite Lived Intangible Assets

Definite-lived intangible assets arising from business combinations include customer relationships, trademarks and noncompetition agreements. These intangible assets are amortized over the estimated period during which the asset is expected to contribute directly or indirectly to future cash flows.

Impairment of Long-lived Assets

The Company reviews its long-lived assets for impairment whenever events or circumstances exist that indicate the carrying amount of an asset or asset group may not be recoverable. The recoverability of long-lived assets is measured by a comparison of the carrying amount of the asset or asset group to the future undiscounted cash flows expected to be generated by that asset group. If the asset or asset group is considered to be impaired, an impairment loss would be recorded to adjust the carrying amounts to the estimated fair value. Management has determined that no impairment of long-lived assets exists, and accordingly, no adjustments to the carrying amounts of the Company’s long-lived assets have been made for the years ended December 31, 2019, 2018 and 2017.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net identifiable assets acquired in a business combination. Goodwill is reviewed for impairment at least annually, in December, or more frequently if a triggering event occurs between impairment testing dates. The Company operates as a single operating segment and as a single reporting unit for the purpose of evaluating goodwill impairment. The Company's impairment assessment begins with a qualitative assessment to determine whether it is more likely than not that fair value of the reporting unit is less than its carrying value. The qualitative assessment includes comparing the overall financial performance of the Company against the planned results used in the last quantitative goodwill impairment test. Additionally, the Company's fair value is assessed in light of certain events and circumstances, including macroeconomic conditions, industry and market considerations, cost factors, and other relevant entity and Company specific events. The selection and assessment of qualitative factors used to determine whether it is more likely than not that the fair value of a reporting unit exceeds the carrying value involves significant judgment and estimates. If it is determined under the qualitative assessment that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then a two-step quantitative impairment test is performed. Under the first step, the estimated fair value of the Company would be compared with its carrying value (including goodwill). If the fair value of the Company exceeds its carrying value, step two does not need to be performed. If the estimated fair value of the Company is less than its carrying value, an indication of goodwill impairment exists for the Company and it would need to perform step two of the impairment test. Under step two, an impairment loss would be recognized for any excess of the carrying amount of the Company's goodwill over the implied fair value of that goodwill. Fair value of the Company under the two-step assessment is determined using a combination of both income and market-based approaches. There were no goodwill impairments identified for the years ended December 31, 2019, 2018 and 2017.

Debt Issuance Costs

Debt issuance costs represent costs that qualify for deferral associated with the issuance of new debt or the modification of existing debt facilities. The unamortized balance of debt issuance costs is presented as a reduction to the carrying value of long-term debt. Debt issuance costs are amortized and recognized on the consolidated statements of operations as interest expense.

Income Taxes

Income taxes are accounted for under the asset and liability method pursuant to GAAP. Under this method, deferred tax assets and liabilities are recognized for the expected future consequences attributable to the differences between the financial statement carrying amounts and the tax basis of assets and liabilities. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the period of the change. Further, deferred tax assets are recognized for the expected realization of available net operating loss and tax credit carryforwards. A valuation allowance is recorded on gross deferred tax assets when it is "more likely than not" that such asset will not be realized. When evaluating the realizability of deferred tax assets, all evidence, both positive and negative, is evaluated. Items considered in this analysis include the ability to carry back losses, the reversal of temporary differences, tax planning strategies, and expectations of future earnings. The Company reviews its deferred tax assets on a quarterly basis to determine if a valuation allowance is required based upon these factors. Changes in the Company's assessment of the need for a valuation allowance could give rise to a change in such allowance, potentially resulting in additional expense or benefit in the period of change.

The Company's income tax provision includes U.S. federal, state and local income taxes and is based on pre-tax income or loss. In determining the annual effective income tax rate, the Company analyzed various factors, including its annual earnings and taxing jurisdictions in which the earnings were generated, the impact of state and local income taxes, and its ability to use tax credits and net operating loss carryforwards.

Under GAAP, the amount of tax benefit to be recognized is the amount of benefit that is "more likely than not" to be sustained upon examination. The Company analyzes its tax filing positions in all of the U.S. federal, state, local, and foreign tax jurisdictions where it is required to file income tax returns, as well as for all open tax years in these jurisdictions. If, based on this analysis, the Company determines that uncertainties in tax positions exist, a liability is established in the consolidated financial statements. The Company recognizes accrued interest and penalties related to unrecognized tax positions in the provision for income taxes.

The Company’s income tax returns are subject to examination by federal and state authorities in accordance with prescribed statutes.

Deferred Rent

The Company leases real estate which calls for escalating rent payments. In accordance with accounting standards, the Company recognizes lease expense on a straight-line basis over the lease term. The differences between the cash payments called for under the lease arrangements and the rent expense recognized on a straight-line basis are recorded as deferred rent. The deferred rent will be reduced when the cash payments exceed the straight-line rent expense. Cumulative straight-line rent expense exceeded cash payments for rent by approximately $158 and $265 at December 31, 2019 and 2018, respectively.

Fair value

Fair value is the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact, and it considers assumptions that market participants would use when pricing the asset or liability.

Authoritative literature provides a fair value hierarchy, which prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The level in the hierarchy within which the fair value measurement in its entirety falls is based upon the lowest level of input that is significant to the fair value measurement as follows:

●	Level 1 — inputs are based upon unadjusted quoted prices for identical assets or liabilities traded in active markets.

●

Level 2 — inputs are based upon quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active and model-based valuation techniques for which all significant assumptions are observable in the market or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●

Level 3 — inputs are generally unobservable and typically reflect management’s estimates of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore determined using model-based techniques that include option pricing models, discounted cash flow models, and similar techniques.

Fair Value on a Non-Recurring Basis

Assets measured at fair value on a non-recurring basis include goodwill, tangible assets, and intangible assets. Such assets are reviewed annually for impairment indicators. If a triggering event has occurred, the assets are re-measured when the estimated fair value of the corresponding asset group is less than the carrying value. The fair value measurements, in such instances, are based on significant unobservable inputs (Level 3).

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include trade accounts receivable, deposits, accounts payable and accrued expenses and debt at floating interest rates, approximate their fair values at December 31, 2019 and 2018, respectively, principally due to the short-term nature, maturities or nature of interest rates of the above listed items.

Advertising

The Company expenses advertising costs as they are incurred. Advertising costs charged to operations for the years ended December 31,2019, 2018 and 2017 totaled approximately $189, $705 and $720, respectively.

Vendor Considerations

The Company receives payments and credits from vendors and distributors on a quarterly basis. Consideration received includes volume-based incentives and reimbursement for marketing expenses. Volume-based incentive payments are recorded as a reduction of cost of goods sold. Marketing-based incentive payments are recorded as a reduction to advertising expense in the period the program takes place.

Equity-Based Compensation

The parent of the Company, Stratos Management Systems Holdings, LLC, has issued Class A and B incentive common units of ownership of the Parent to certain management members of the Company. The incentive common units granted consist of time-based units and performance-based units. Time-based units vest based on the amount of time a management member serves at the Company, and performance-based units vest upon the sale of the Company or if certain common ownership valuation metrics are met. The Company performed an analysis and determined the units had a fair value that was immaterial at each respective date of grant and, accordingly, has not recorded any compensation expense.

Net Earnings (Loss) Per Common Share

Basic net earnings or loss per common share is computed by dividing net earnings or loss by the weighted average number of shares of common stock outstanding at the end of the reporting period. Diluted net earnings or loss per share is computed by dividing net earnings or loss by the fully dilutive common stock equivalent. The Company has no potentially dilutive shares for the years ended December 31, 2019, 2018 and 2017.

Business Concentrations

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and trade accounts receivable. The Company maintains its cash in bank accounts with balances regularly exceeding the federally insured limit. The Company did not have any cash deposits exceeding federally insured limits at December 31, 2019.

No one customer accounted for more than 10% of sales for the year ended December 31, 2019. One customer accounted for approximately 10% of sales for the year ended December 31, 2018. One customer accounted for approximately 13% of sales for the year ended December 31, 2017.

One customer accounted for approximately 11% of accounts receivable at December 31, 2019. Three customers accounted for approximately 34% of accounts receivable at December 31, 2018.

Segment Reporting

The Company reports operating results and financial data in one operating and reportable segment. The Company's Chief Executive Officer is the chief operating decision maker and manages the Company as a single profit center in order to promote collaboration, provide comprehensive service offerings across its entire customer base, and provide incentives to employees based on the success of the organization as a whole. Although certain information regarding selected products or services is discussed for purposes of promoting an understanding of the Company's complex business, the chief operating decision maker manages the Company and allocates resources at the consolidated level.

Foreign Operations

Operations outside the United States include a subsidiary in Ireland. Foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risks are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, and restrictions on currency exchange. Net assets of foreign operations are less than 10% of the Company’s total net assets.

Recently Issued Accounting Standards

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize the following for all leases (with the exception of short-term leases) at the commencement date: 1) A lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis; and 2) A right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The new lease guidance simplified the accounting for sale and leaseback transactions primarily because lessees must recognize lease assets and lease liabilities. Lessees will no longer be provided with a source of off-balance sheet financing. The amendments in this ASU are effective for private companies for fiscal years beginning after December 15, 2020, including interim periods within those years. The Company is evaluating this ASU and has not determined the effect of this standard on its ongoing financial reporting.

In July 2017, the FASB issued ASU 2017-11, Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480) and Derivatives and Hedging (Topic 815). The amendments in Part I of the Update change the reclassification analysis of certain equity-linked financial instruments (or embedded features) with down-round features. The amendments in Part II of this Update re-characterize the indefinite deferral of certain provisions of Topic 480 that now are presented as pending content in the Codification, to a scope exception. The amendments in Part I of this Update was effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019 for private companies. The amendments in Part II of this Update do not require any transition guidance because those amendments do not have an accounting effect. The Company does not believe the adoption of this ASU will have a material effect on the Company’s consolidated financial statements.

As a result of the Merger described in Note 1 above, on April 7, 2020, the Company became a wholly owned subsidiary of American Virtual Cloud Technologies, Inc., a public entity. American Virtual Cloud Technologies, Inc. qualifies as an emerging growth company pursuant to the provision of the Jumpstart Our Business Startups (“JOBS”) Act. Section 107 of the JOBS Act provides that an emerging growth company can delay the adoption of certain new accounting standards until those standards would otherwise apply to private companies. American Virtual Cloud Technologies, Inc. has elected to take advantage of the extended transition period provided by the JOBS Act for complying with new or revised accounting standards. As a result, the change in the Company from a non-public to a public entity will not result in any change to the ASU effective dates outlined above.

The Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated balance sheets, statements of changes in equity, statements of operations and statements of cash flows.

3.	RECENTLY ADOPTED ACCOUNTING PRONOUNCEMENTS

The Company adopted Topic 606 with a date of initial application of January 1, 2019. Topic 606 also includes Subtopic 340-40, “Other Assets and Deferred Costs – Contracts with Customers,” (Subtopic 340) which requires the deferral of incremental costs of obtaining a contract with a customer

The Company applied Topic 606 using the modified retrospective transition method. In adopting the new standard, the net cumulative effect from prior periods of applying the guidance in Topic 606 was recognized as a cumulative effect adjustment to the opening balance of accumulated deficit in the consolidated balance sheet as of January 1, 2019. Additionally, the Company has elected the option to only account for contracts that remained open as of the January 1, 2019 transition date in accordance with Topic 606. Revenue recognition for contracts for which substantially all of the revenue was recognized in accordance with the revenue guidance in effect before January 1, 2019 has not been changed. The comparative information as of December 31, 2018 and for the years ended December 31, 2018 and 2017 have not been adjusted and continue to be reported under the previously applicable accounting standards. The details of the significant changes and quantitative impact of the changes are set forth below.

●	For sales transactions for certain software products that are sold with integral third-party delivered software support, the Company changed its accounting policy to record both the software license and the accompanying software support on a net basis, as the agent in the arrangement, given the predominant nature of the goods and services provided to the customer. Under previous guidance, the Company bifurcated the sale of the software license from the sale of the support contract, recorded the sale of both the software product and software support on a gross sales recognition basis. This change has no effect on reported gross profit dollars associated with these transactions.

●	For sales transactions for maintenance, software support and services that are to be performed by a third- party, the Company changed its accounting policy to record these sales on a net basis equal to the selling price to the customer less the acquisition cost as the third-party controls the service as it is transferred to the customer. The Company recognizes revenue from these sales when the customer and vendor accept the terms and conditions of the arrangement. Under previous guidance, the Company recorded the sales of third-party maintenance, software support and services contracts on a gross sales recognition basis.

●	The accounting for sales commissions on contracts with performance periods that exceed one year changed such that the Company records such sales commissions as an asset and amortizes them to expense over the related contract performance period. Under previous guidance, certain sales commissions were expensed in the period the transaction was generated.

The total cumulative effect adjustment from prior periods that the Company recognized in the consolidated balance sheet as of January 1, 2019 as an adjustment to accumulated deficit was $99.

Balance Sheet at December 31, 2018:

	December 31, 2018		January 1, 2019
	As Reported	Adjustments	As Adjusted
ASSETS:
Trade Accounts Receivable, Net	$41,328	$-	$41,328
Other Current Assets	972	99	1,071
Deferred Contract Costs	9	-	9
TOTAL ASSETS	$42,309	$99	$42,408

LIABILITIES:
Accounts Payable	$38,694	$-	$38,694
Unearned Revenue	6,953	-	6,953
	$45,647	$-	$45,647

STOCKHOLDER'S EQUITY:
Accumulated Deficit	$(6,640)	$99	$(6,541)

The following tables summarize the effects of adopting Topic 606 on the Company’s consolidated statement of operations as of December 31, 2019 (in thousands, except for per share data):

Statement of Operations for the Year Ended December 31, 2019:

	For the Year Ended December 31, 2019
	As Reported	Without Adoption of Topic 606	Topic 606 Impact

Sales	$85,716	$121,053	$(35,337)

Cost of Sales	61,309	96,646	(35,337)

Gross Profit	24,407	24,407	-

Selling, General and Administrative Expenses	28,021	27,922	99

Loss From Operations	(3,614)	(3,515)	(99)

The adoption of Topic 606 increased net cash provided by operating activities by $99 for the year ended December 31, 2019.

The adoption of Topic 606 had no effect on the consolidated balance sheet or on net cash used in investing and financing activities for the year ended December 31, 2019.

Disaggregation of Revenue

In the following table, revenue is disaggregated by geographies as well as by major product offerings, by major client groups and by recognition on either a gross basis as a principal in the arrangement, or on a net basis as an agent, for the year ended December 31, 2019 (in thousands):

For the Year Ended December 31,
2019
Geography (1)
United States	$83,297
Rest of World	2,419
Total Net Sales	$85,716

Major Product and Services
Hardware	$53,035
Software and Maintenance	5,619
Services	26,463
Other (2)	599
Total Net Sales	$85,716

Sales by Channel
Healthcare	$21,008
Oil and Gas	19,544
Engineering and Construction	7,550
Manufacturing and Distribution	7,418
Technology and Consulting	4,896
Agriculture	4,096
Financial Services and Communications	3,983
Education	3,578
Hospitality and Government	2,690
Entertainment and Gaming	2,706
Real Estate	1,888
Other	6,359
Total Net Sales	$85,716

Timing of Revenue Recognition
Gross Revenue Recognition (Principal)	$80,097
Net Revenue Recognition (Agent)	5,619
$85,716

(1) Net sales by geography is generally based on the ship-to address with the exception of certain services that may be performed at, or on behalf of, multiple locations. Such service arrangements are categorized based on the bill-to address

(2) Includes items such as delivery charges to customers.

Contract Liabilities and Remaining Performance Obligations

The Company's contract liabilities consist of payments received from customers, or such consideration that is contractually due, in advance of providing the product or performing services. The Company's contract liabilities are reported in a net position on a contract-by-contract basis at the end of each reporting period. As of December 31, 2019 and December 31, 2018, the contract liability balance was $6,453 and $6,953, respectively. For the year ended December 31, 2019 and 2018, the Company recognized revenue of $10,451 and $6,276, respectively, related to its contract liabilities.

A contract's transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. For more information regarding the Company's performance obligations, see Note 2 (Summary of Significant Accounting Policies). The following table represents the total transaction price for the remaining performance obligations as of December 31, 2019 related to non-cancelable contracts longer than 12 months in duration that is expected to be recognized over future periods.

Year Ending December 31,	Amount
2020	$12,928
2021	8,248
2022	4,014
2023	1,392
2024	1,162
Total Remaining Performance Obligations	$27,744

4.	ACQUISITION

Synetra, Inc.

Prior to its acquisition by the Company on August 1, 2018, Synetra was a private company engaged in providing vital applications and devices with communications using user’s network as a platform, such as VoIP telephone service, audio and video conferencing, and voice mail. It also offers hosted voice and video solutions, data center, and cloud solutions. Additionally, Synetra provides network infrastructure and security services. With the acquisition, the Company acquired certain customer contracts and expanded its presence in the Texas market.

The acquisition price totaled $2,400 consisting of seller-financed notes of $1,450 and $950. Both of these notes are nonnegotiable unsecured subordinate promissory notes with due dates of August 1, 2020. The Company evaluated the intangible assets associated with the acquisition and goodwill of approximately $921 was recognized as part of the acquisition resulting from the purchase price exceeding the fair value of the net assets acquired.

The Company incurred approximately $330 in transaction costs in 2018 related to the Synetra acquisition which are recorded in selling, general and administrative expenses on the consolidated statement of operations.

The following table summarizes the fair values of the assets acquired and at the date of acquisition of Synetra, Inc.

Cash	$500
Property and Equipment	304
Customer Relationships	675
Goodwill	921
Total Assets Acquired	$2,400

The following unaudited proforma financial information presents the consolidated results of operations of the Company with Synetra Inc. for the years ended December 31, 2018 and 2017, as if the above discussed acquisition had occurred on January 1, 2017. The proforma information does not necessarily reflect the results of operations that would have occurred had the entities been a single company during those periods.

	Year	Year
	ended	ended
	December 31, 2018	December 31, 2017
Sales	$166,556	$155,667
Net Loss	(1,039)	(2,815)

5.	PROPERTY AND EQUIPMENT

Property and equipment were comprised of the following as of December 31, 2019 and December 31, 2018:

	Estimated
	Useful Lives (Years)	2019	2018
Furniture and Equipment	3 to 7	$24,632	$23,942
Vehicles	4	22	89
Leasehold Improvements	5 to 15	2,869	2,298
Total Property and Equipment		27,523	26,329
Less: Accumulated Depreciation		(17,915)	(14,088)
Property and Equipment, net		$9,608	$12,241

Depreciation expense amounted to $3,884, $4,121 and $3,917 for the years ended December 31, 2019, 2018 and 2017, respectively.

Capital Leases

The Company has entered into capital leases for equipment. The following is an analysis of leased equipment under capital leases as of December 31, 2019 and 2018:

	2019	2018
Equipment	$2,273	$1,973
Less: Accumulated Depreciation	(2,037)	(1,608)
Total Capital Leases	$236	$365

The following is a schedule of future minimum lease payments under capital leases as of December 2019:

Year Ending December 31,	Amount
2020	$142
2021	112
Less: Amount Representing Interest	(18)
Present Value of Future Minimum Lease Payments	236
Less: Current Maturities	(129)
Long-Term Capital Lease	$107

6.	INTANGIBLE ASSETS AND GOODWILL

The Company’s definite lived intangible assets as of December 31, 2019 and December 31, 2018 consist of the following:

	Estimated
	Lives (Years)	2019	2018
Noncompete Agreements	5	$6,380	$6,380
Trademark	2 to 3	2,110	2,110
Customer Relationships	9 to 10	9,355	9,355
Less: Accumulated Amortization		(15,441)	(14,454)
Definite Lived Intangible Assets, Net of Amortization		$2,404	$3,391

Amortization expense for definite lived intangible assets was $987, $947 and $1,849 for the years ended December 31, 2019, 2018 and 2017, respectively.

Expected amortization expense for definite-lived intangibles for the next five years is as follows:

Year Ending December 31,	Amount
2020	$984
2021	978
2022	91
2023	68
2024	68
Thereafter	215
Total	$2,404

At December 31, 2019, the weighted average remaining useful life of the Company’s definitely lived intangible assets is 2.5 years.

The following is a summary of goodwill as of December 31, 2019 and 2018:

			Net
	Gross	Accumulated	Carrying
	Amount	Impairment	Amount
Balance – December 31, 2017	$20,294	$-	$20,294
Acquisition	921	-	921
Balance – December 31, 2018	$21,215	$-	$21,215
Acquisition	-	-	-
Balance – December 31, 2019	$21,215	$-	$21,215

7.	ACCRUED EXPENSES

The following is a summary of accrued expenses as of December 31, 2019 and December 31, 2018:

	2019	2018
Accrued Bonuses	$600	$550
Accrued Wages and Commissions	1,247	1,816
Accrued Sales Tax	522	601
Accrued Interest	81	101
Other Accrued Expenses	282	377
Total Accrued Expenses	$2,732	$3,445

8.	REVOLVING CREDIT AND LONG-TERM DEBT

The Original agreement with Comerica Bank (the Comerica credit agreement) provides for a maximum credit facility of $25,000, consisting of a $15,000 revolving note payable and a $10,000 term note. Both the revolving credit and term note mature December 18, 2022. The balance on the revolving note was $6,051 and $7,793 at December 31, 2019 and December 31, 2018, respectively.

On August 1, 2018, the Company entered into a First Amendment of the Comerica credit agreement (the First amendment agreement) with Comerica Bank. The First Amendment agreement provided for an increase of the revolving credit note from $15,000 to $16,000. On June 27, 2019, the Company entered into a Second Amendment of the Comerica credit agreement (the Second amendment agreement) with Comerica Bank. The Second Amendment agreement increased the revolving credit note from $16,000 to $20,000.

All obligations outstanding under the credit agreement accrue interest at the one-month London Interbank Offered Rate (LIBOR) rate plus an additional margin. The additional margin is based upon the Company’s total leverage ratio, as defined in the credit agreement, and ranges from 3.0% to 3.75%. The effective rate for the revolver was 5.48% and 6.10% at December 31, 2019 and 2018, respectively. The effective rate of the term loan was 5.53% and 6.25% at December 31, 2019 and 2018, respectively

The credit agreement requires the Company to meet certain financial covenants including, but not limited to, a maximum senior leverage ratio, a maximum fixed charge coverage ratio, and a limit on the amount of annual capital expenditures (the “cover ratios”). As of December 31, 2019, the Company failed to maintain the maximum senior leverage and fixed charge cover ratio covenants, but obtained a waiver for the failed coverage ratio covenants as of that date on March 5, 2020.

As fully described on Note 1, the Company announced the completion of its Merger on April 7, 2020. As a result of the transaction, the Comerica Credit Agreement described above was assumed by American Virtual as of April 7, 2020 upon consummation of the Merger.

During 2018, the Company entered into an interest rate swap arrangement to partially mitigate the variability of cash flows due to changes in the Eurodollar rate, specifically related to interest payments on the term loan under the Comerica credit agreement. The interest rate swap has a notional amount of $4,464 and a maturity date of August 2, 2021. The fixed interest rate is 3.04% with a corresponding floating interest rate of 1-month LIBOR. The interest rate swap does not qualify for hedge accounting and the Company determined that the fair value of the related derivative liability was not material and accordingly, did not record the liability at December 31, 2019 or December 31, 2018.

Total long-term debt excluding the revolving note as of December 31, 2019 and December 31, 2018 consists of the following:

	2019	2018
Senior Debt - Term note payable to Comerica Bank; quarterly principal payments of $357 plus interest through maturity date December 18, 2022; interest rate variable with effective rate of 5.48% and 6.10% at December 31, 2019 and 2018, respectively	$7,143	$8,571
Subordinated Debt - Term note payable to Synetra Inc.; quarterly principal payments of $199 plus interest through maturity date August 1, 2020; interest rate variable with effective rate of 8.5% at December 31, 2019	573	1,282
Subordinated Debt - Term note payable to John Sorensen and Paul Sorenson; quarterly principal payments of $130 plus interest through maturity date August 1, 2020; interest rate variable with effective rate of 8.5% at December 31, 2019	375	840
Total Long-Term Debt	8,091	10,693
Less: Unamortized Debt Issuance Costs	(136)	(182)
Total Notes Payable, Net of Unamortized Debt Issuance Costs	7,955	10,511
Less: Current Maturities	(2,377)	(2,602)
Long-Term Debt, Net of Current Maturities and Unamortized Debt Issuance Costs	$5,578	$7,909

The Comerica credit agreement above is subject to a security agreement including substantially all assets of the Company, an equity pledge agreement, and a guarantee by the Company’s sole shareholder.

Scheduled principal payments for all long-term borrowings are as follows:

Year Ending December 31,	Amount
2020	2,377
2021	1,429
2022	1,429
2023	1,429
2024	1,427
Total	$8,091

Additional Prepayment Requirements under Comerica Credit Agreement

In addition to the above scheduled principal payments, the Company is required to prepay principal on the term note in an amount equal to 50% of the excess cash flow, as defined by the credit agreement, within 45 days after the end of each fiscal year. No prepayment shall be required for any year in which the combined value of all eligible accounts and all eligible inventory as evidenced by the borrowing base certificate is greater than the aggregate amount of the senior funded debt and the senior leverage ratio is less than 2.0 as of December 31 of such year. No excess cash flow payment was due for the years ended December 31, 2019 and 2018.

9.	RELATED PARTY TRANSACTIONS

The Company paid a management fee of $300 to a member of their sole shareholder’s ownership group for each of the years ended December 31, 2019, 2018 and 2017.

The Company leases office space under operating leases with ERD Enterprises, LLC (“ERD”) and PEBL Partnership LTD (“PEBL”). Both entities are related parties that are either partially or 100% owned by employees of the Company. For the years ended December 31, 2019, 2018 and 2017, the Company paid $695, $518 and $372, respectively, to the related parties included in rent expense.

10.	COMMITMENTS AND CONTINGENCIES

Operating Lease Obligations

The Company is party to operating leases under which they lease various facilities and equipment. The majority of the facility leases provide that the Company pays, in addition to the minimum rent, certain operating expenses. The leases expire at various dates through August 2024. With the purchase of Synetra, the Company acquired three additional operating leases which are located in Lubbock, Amarillo, and Odessa. The Company also has several month-to-month leases. Operating lease expense, noncontracted rent, and related common area maintenance for the years ended December 31, 2019, 2018 and 2017 totaled approximately $1,460, $1,418, $1,212, respectively.

The following is a schedule of future minimum rent payments, excluding operating expenses and month-to-month leases, required under noncancelable operating leases for the five years after December 31, 2019:

Year Ending December 31,	Amount
2020	$948
2021	577
2022	508
2023	124
2024	84
Total	$2,241

Contingencies

Legal Contingencies and Proceedings

From time to time, the Company may be involved in various legal proceedings and claims in the ordinary course of business. As of December 31, 2019, and through the filing date of this report, the Company does not believe the ultimate resolution of such actions or potential actions of which the Company is currently aware will have a material effect on its consolidated financial position or results of operations.

11.	RESTRUCTURING

During 2018, the Company initiated and completed certain business restructuring initiatives aimed at reducing its fixed cost structure and realigning its business. These initiatives included the reduction in hourly and salaried headcount of approximately 11 employees during 2018.

For the years ended December 31, 2019 and 2018, restructuring-related costs included in selling, general and administrative expenses in the consolidated statements of operations are as follows:

	2019	2018
Severance and related costs	$-	$1,356
Total	$-	$1,356

Activity related to accrued severance and related costs recorded in accrued expenses in the consolidated balance sheets is summarized as follows for the year ended December 31, 2019:

Beginning balance	$208
Cash payments and other	(208)
Ending balance	$-

12.	EMPLOYEE BENEFIT PLANS

The Company has a profit-sharing plan with 401(k) provisions (the “Plan”). The Plan covers substantially all employees. The plan allows employee contributions to be made on a salary reduction basis under Section 401(k) provisions, the Company does not make discretionary or matching contributions to employees’ 401(k).

13.	INCOME TAXES

The current and deferred component of the Company’s income tax provision consist of the following for the respective periods:

	Years Ended December 31,
	2019	2018	2017
Current:
Federal	$1	$(1)	$(59)
State	(34)	(95)	(124)
	(33)	(96)	(183)
Deferred
Federal	-	-	(685)
State	-	-	(17)
	-	-	(702)
Total Provision	$(33)	$(96)	$(885)

The principal components of the Company’s deferred tax assets as of December 31, 2019 and 2018 are as follows:

	2019	2018
Prepaid Expenses	$(50)	$(208)
Accrued Reserves	37	17
Deferred Revenue	460	1,029
Accrued Liabilities	202	161
Uniform Capitalization of Inventory for Tax	11	7
Contribution Carryover	17	12
Tax Depreciation in Excess of Book	(1,598)	(1,813)
Intangible Assets	(345)	(5)
Federal Income Tax Credits	-	61
Disallowed Interest	497	-
Net Operating Loss Carryforwards	4,318	1,636
Total	3,549	897
Less: Valuation Allowance	(3,549)	(897)
Net Deferred Tax Assets	$-	$-

The difference in the provision for income taxes and the amount computed by applying the statutory federal income tax rates consists of the following for the years ended December 31, 2019, 2018 and 2017:

	2019	2018	2017
Statutory Tax Rate	26.9%	21.0%	34.0%
State Income Taxes, Net of Federal Benefit	(0.3)	2.5	1.4
Permanent Differences	(1.5)	(4.3)	(25.9)
Rate Change	(6.0)	(2.9)	(66.8)
Prior Year Adjustments	41.1	0.4	3.5
Change in Valuation Allowance	(61.0)	(20.2)	(127.8)
State Tax Differences from Blended Rates	(0.6)	(2.0)	(30.4)
AMT Receivable	(1.4)	-	-
Other Differences	2.0	-	-
Provision for Income Taxes	(0.8)%	(5.5)%	(212.0)%

The Company’s effective income tax rate is lower than what would be expected if the federal statutory rate were applied to income before income taxes primarily because of certain expenses deductible for financial reporting purposes that are not deductible for tax purposes, research and development tax credits, operating loss carryforwards, and adjustments to previously recorded deferred tax assets and liabilities due to the enactment of the Tax Cuts and Jobs Act in 2017.

The Company has net operating loss carryforwards of approximately $11,900 that begin to expire in 2036.

The Company assesses available positive and negative evidence to estimate whether sufficient future taxable income will be generated to permit use of the existing deferred tax assets. A significant piece of objective negative evidence identified during management’s evaluation was the cumulative loss incurred over the three-year period ended December 31, 2019. Such objective evidence limits the ability to consider other subjective evidence, such as our forecasts of future taxable income and tax planning strategies. On the basis of this evaluation as of December 31, 2019 and 2018, the Company recognized a valuation allowance against its net deferred tax assets under the criteria of ASC 740 of $3,549 and $897, respectively.

The Company evaluated its tax positions and determined that no uncertain tax positions existed as of December 31, 2019 and 2018.

14.	SUBSEQUENT EVENTS

The Company evaluates subsequent events and transactions that occur after the balance sheet date up to the date that the consolidated financial statements were issued.

Except as described below, the Company did not identify subsequent events that would have required adjustment or disclosure in the consolidated financial statements other than the following.

In connection with the Business Combination (Note 1), American Virtual filed a Form 8-K statement with the SEC relating to the Business Combination on April 7, 2020.

In December 2019, a novel strain of coronavirus was reported in Wuhan, China. The World Health Organization has declared the outbreak to constitute a “Public Health Emergency of International Concern.” The COVID-19 outbreak is disrupting supply chains and affecting production and sales across a range of industries. The extent of the impact of COVID-19 on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on our customers, employees and vendors all of which are uncertain and cannot be predicted. At this point, the extent to which COVID-19 may impact our financial condition or results of operations is uncertain.